Exhibit 2.1

EXECUTED VERSION

PURCHASE AND SALE AGREEMENT

BY AND AMONG

AGIOS PHARMACEUTICALS, INC.,

SERVIER PHARMACEUTICALS, LLC,

AND,

SOLELY FOR PURPOSES OF SECTION 11.15,

SERVIER S.A.S.

Dated as of December 20, 2020

Section 11.13	Interpretation; Absence of Presumption	115
Section 11.14	Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege; Communications with Internal Counsel	117
Section 11.15	Purchaser Guaranty	118

EXHIBITS

Exhibit A	Form of Transition Services Agreement

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of December 20, 2020 (this “Agreement”), is by and among Agios Pharmaceuticals, Inc., a Delaware corporation (“Seller”), Servier Pharmaceuticals, LLC, a Delaware limited liability company (“Purchaser”), and solely for purposes of Section 11.15, Servier S.A.S., a French societe par actions simplifiee (“Purchaser Guarantor”). Purchaser, and solely for purposes of Section 11.15, Purchaser Guarantor, on the one hand, and Seller, on the other hand, are each referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Seller and certain of its Subsidiaries are engaged in, among other things, the Business;

WHEREAS, on the terms and subject to the conditions set forth herein, the Seller Entities shall sell, assign, transfer and convey to the Designated Purchasers, and the Designated Purchasers shall purchase and acquire from the Seller Entities, all of their right, title and interest in and to the Purchased Assets, and the Designated Purchasers shall assume the Assumed Liabilities (the “Transaction”); and

WHEREAS, the Board of Directors of Seller (the “Seller Board”) has (a) determined that the transactions contemplated by this Agreement, including the Transaction, are fair to and in the best interests of Seller and its stockholders, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transaction, (c) resolved to recommend that the holders of Seller Common Stock adopt this Agreement and (d) directed that the approval of the Transaction be submitted for consideration by Seller’s stockholders at a meeting thereof.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms have the meanings set forth below:

“Acquisition Proposal” means any proposal, indication of interest or offer from any Person or group of Persons, other than Purchaser or any of its Affiliates, relating to (a) any direct or indirect acquisition or purchase (whether in a single transaction or a series of related transactions) of assets of the Business constituting fifteen percent (15%) or more of the consolidated assets of the Business (excluding cash), or to which fifteen percent (15%) or more of the net income, revenues or earnings of the Business on a consolidated basis are attributable for the most recent fiscal year in which audited financial statements are then available; and (b) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of fifteen percent (15%) or more of any class of equity or voting securities of Seller (including by tender offer, exchange offer, merger, amalgamation, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction or series of related transactions); provided that, in the case of clause (b), such proposal, indication of interest or offer shall not be an Acquisition Proposal if either (i) the consummation of such acquisition or issuance is conditioned on the Seller Stockholder Approval having been obtained or (ii) if such Person or group of Persons would acquire such equity or voting securities of Seller prior to the time of the Seller Stockholders’ Meeting, such Person or group of Persons agrees to vote such equity or voting securities in favor of the transactions contemplated by this Agreement.

“Adjustment Amount” means (a) the Closing Working Capital minus (b) the Target Working Capital.

“Adverse Experience” means, with respect to a Product, (a) any report, including from any individual case safety reports from clinical trials/studies (including interventional investigator initiated trials), of a suspected adverse drug reaction which may arise from the use within the terms of the marketing authorisation or outside the terms of the marketing authorisation, including overdose, off-label use, misuse, abuse and medication errors, occupational exposure or complaints regarding Product quality or falsified Product, (b) any report of the following events or patterns of use, even those which do not result in an adverse drug reaction: intentional or accidental overdose, misuse, abuse, off-label use, medication errors, occupational exposure, failure of expected pharmacological action (lack of therapeutic efficacy), exposure during pregnancy or breast feeding, suspected transmission via a medicinal product of an infectious agent, or unintended therapeutic benefit, or (c) any information which does not fall within the definition of an individual case safety report but may, however, need to be collected for the interpretation of safety data or for the benefit risk evaluation of the Products.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this Agreement, Seller and the other Seller Entities and their respective Affiliates shall be deemed not to be Affiliates of Purchaser or, from and after the Closing, of the Business.

“Agios Name and Agios Marks” means the names or Marks of Seller or any of its Affiliates at any time prior to the Closing, or any variations or derivatives thereof, either alone or in combination with other words, including the names or Marks set forth in Section 1.1(a)(i) of the Seller Disclosure Schedules, but excluding in each case those names or Marks set forth in Section 1.1(a)(ii) of the Seller Disclosure Schedules.

“Antitrust Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws of any jurisdiction that are designed or intended to prohibit, restrict or regulate actions that may have the purpose or effect of creating a monopoly, lessening competition or restraining trade.

“Balance Sheet Date” means September 30, 2020.

“Business” means, subject to the following sentence, the worldwide oncology business, operations, activities and programs of Seller and its Subsidiaries as of immediately prior to the Closing with respect to the discovery, research, development, manufacture, registration, commercialization, importation, distribution, sale and marketing of chemical or biological entities, pharmaceutical products, medicines, therapies, compounds, programs, or in vitro diagnostic or other devices, in each case, for patients in the areas of hematologic malignancies, solid tumors and other malignant diseases (collectively, the “Business Field”), including (a) all activities of Seller and its Subsidiaries as of immediately prior to the Closing related to ivosidenib (TIBSOVO®), enasidenib (IDHIFA®), vorasidenib, AG-270 and AG-636 and the products listed in Section 1.1(b) of the Seller Disclosure Schedules (including as conducted through joint ventures, collaborations or similar arrangements) as of immediately prior to the Closing, and (b) any and all applications of such chemical or biological entities, pharmaceutical products, medicines, therapies, compounds, programs or in vitro diagnostic or other devices in any field, including any Retained Businesses Field. Seller and Purchaser acknowledge and agree that the “Business” shall include only the business described in the immediately prior sentence and not any other businesses, operations, activities, compounds or programs of Seller or any of its Subsidiaries (such other businesses, operations or activities, the “Retained Businesses”), it being understood, notwithstanding anything to the contrary in the first sentence of this definition of “Business”, the Retained Businesses shall include the businesses, operations and activities of Seller and its Subsidiaries with respect to the discovery, research, development, manufacture, registration, commercialization, importation, distribution, sale and marketing of chemical or biological entities, pharmaceutical products, medicines, therapies, compounds, programs, or in vitro diagnostic or other devices, in each case for patients with rare genetic diseases and any other non-malignant diseases (collectively, the “Retained Businesses Field”), including any chemical or biological entities, pharmaceutical products, medicines, therapies, compounds, programs or in vitro diagnostic or other devices in Seller’s rare genetic disease portfolio, including the products mitapivat and AG-946 and other PKR and PKM2 activators and inhibitors, together with (i) any other chemical or biological entities, pharmaceutical products, medicines, therapies, compounds, programs or in vitro diagnostic or other devices the medicines, therapies and programs relating to the Retained Businesses Field in pre-clinical development by Seller and its Subsidiaries and (ii) any and all applications of such items in any field, including the Business Field.

“Business Day” means any day, other than a Saturday, Sunday, or day on which commercial banks are required or authorized to be closed in Boston, Massachusetts or Paris, France.

“Business Employee” means any individual who is an employee of Seller or any of its Subsidiaries (a) who primarily provides services to the Business immediately prior to the Closing, including any such employee who is on an approved leave of absence, as set forth as of the date of this Agreement in Section 3.16(a) of the Seller Disclosure Schedules, or (b) who is otherwise mutually agreed by Seller and Purchaser after the date hereof to be included in the updated Section 3.16(a) of the Seller Disclosure Schedules described in clause (a), provided, however, that no employee who performs services outside of the United States or who primarily provides general and administrative services shall be a Business Employee unless mutually agreed by the Parties. Seller shall notify Purchaser as soon as reasonably practicable of any employee hired to fill a Business Employee vacancy between the date of this Agreement and the Closing Date, provided, however, any addition or subtraction of a role as a Business Employee role (whether vacant or occupied) shall be subject to the mutual agreement of the Parties no later than twenty (20) Business Days prior to the Closing Date.

“Business Material Adverse Effect” means any event, change, occurrence, development or effect that, individually or in the aggregate, (x) has a material adverse effect on the business, assets, financial condition or results of operations of the Business or condition of TIBSOVO’s performance, taken as a whole; provided, however, that no such event, change, occurrence, development or effect relating to, resulting or arising from or in connection with any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining the occurrence or existence of, such a Business Material Adverse Effect: (a) general changes, developments or conditions in the industries in which the Business operates, including competition in any of the geographic areas or product or services areas in which the Business operates; (b) general political, economic, business, monetary, financial or capital or credit market conditions or trends (including interest rates or the price of commodities or raw materials), including with respect to government spending, budgets and related matters; (c) changes in global, national or regional political conditions or trends, including the imposition of trade tariffs or other protective trade practices or any shutdown of any Governmental Entity, including the United States federal government, or any elections for office in any country or area (including the United States) (or the results thereof); (d) any act of civil unrest, riots, civil disobedience, war (whether or not declared) or terrorism (including by cyberattack or otherwise), including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country or jurisdiction of a national emergency, authorization to use military force or war (or the escalation or worsening of any such conditions or occurrences); (e) earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires, pandemics (including SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks (“COVID-19”)), epidemics or other outbreaks of diseases, weather developments or other natural or manmade disasters, or acts of God (or the escalation or worsening of any such events or occurrences); (f) any decline in the stock price of the shares of the Seller Common Stock, or the failure of the financial or operating performance of Seller, the Seller Entities or the Business to meet internal, Purchaser or analyst projections, forecasts or budgets for any period (provided that (i) the underlying facts causing such failure, to the extent not otherwise excluded by this definition, may be taken into account in determining whether a Business Material Adverse Effect has occurred and (ii) this clause (f) shall not be construed as implying that Seller is making any representation or warranty herein with respect to any internal, Purchaser or analyst projections, forecasts or budgets and no such representations or warranties are being made); (g) any action taken at the written request of Purchaser; (h) the execution, announcement, pendency, performance or consummation of this Agreement, the Transaction or the other transactions contemplated hereby, or the identity of Purchaser (including the impact on or any loss of Business Employees, customers, suppliers, partners or collaborators, relationships with Governmental Entities or other business relationships resulting from any of the foregoing, and including, for the avoidance of doubt, any event, change or effect resulting or arising from or in connection with any actions required to be taken pursuant to Section 5.1); (i) changes in any Law (including any proposed Law) or GAAP or other applicable accounting principles or standard or any interpretations of any of the foregoing, including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 (any such items in connection with or in response to COVID-19, “COVID-19 Measures”); and (j) any regulatory or clinical events, changes, occurrences, developments or effects relating to any Product other than TIBSOVO (including (A) any suspension, rejection, refusal of, request to refile or any delay in obtaining or making any regulatory application or filing relating to any Product, (B) any negative regulatory actions, requests, recommendations or decisions of any Governmental Entity relating to any Product, (C) any clinical studies, tests or results or announcements thereof with respect to any Product, and (D) any delay, hold or termination of any clinical trial or any delay, hold or termination of any planned application for marketing approval with respect to any Product, in each case other than with respect to TIBSOVO); provided that any adverse events, changes, occurrences, developments or effects resulting from the matters described in clauses (a), (b), (c), (d), (e) and (i) may be taken into account in determining whether there has been a Business Material Adverse Effect to the extent that they have a materially disproportionate effect on the Business relative to similarly situated businesses in the industries in which the Business operates (in which case only such incremental materially disproportionate effect may be taken into account in determining whether there has been a Business Material Adverse Effect), and (y) prohibits or prevents Seller or its Affiliates from performing their obligations required to be performed by them at or prior to the Closing under this Agreement by the Outside Date.

“Business Pipeline Product” means any product related to the Business that, as of the date of this Agreement, is not being sold or distributed by or on behalf of the Seller Entities, including those set forth in Section 1.1(b) of the Seller Disclosure Schedules.

“Cash Amounts” means, of any Person and as of any time, all cash and cash equivalents, bank and other depositary accounts and safe deposit boxes, demand accounts, certificates of deposit, time deposits, checks, negotiable instruments, marketable securities and securities and brokerage accounts, in each case of such Person as of such time.

“Closing Purchase Price” means (a) the Base Purchase Price, plus (b) the Estimated Adjustment Amount (which may be zero, or a positive or negative number), minus (c) an amount equal to 50% of the RWI Premium Amount.

“Closing Working Capital” means the Working Capital as of immediately prior to 9:00 a.m. Eastern Time on the Closing Date.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combination Product” means an Earn-Out Product that is comprised of or contains TIBSOVO or Vorasidenib together with one or more other active ingredients (other than TIBSOVO or Vorasidenib), whether in the same or different formulations, and is sold either as a fixed dose or as separate doses as one product.

“Commercially Reasonable Efforts” means, with respect to any Earn-Out Product, efforts of a Person to carry out its obligations in a diligent manner using such effort and employing such resources normally used by Purchaser and its Affiliates (taken together) relating to the research, development or commercialization of a product, that is of similar market potential at a similar stage in its development or product life, taking into account all scientific, commercial and other factors that Purchaser or its Affiliates would normally take into account, including issues of market exclusivity (including patent coverage, regulatory and other exclusivity), safety and efficacy, product profile, expected cost and time of development, the competitiveness of alternate products in the marketplace or under development, the launch or sales of a generic or biosimilar product, the regulatory structure involved (including likelihood of regulatory approval), and the profitability of the applicable product (including pricing and reimbursement status achieved). Subject to the foregoing, “Commercially Reasonable Efforts” shall not include the initiation of any clinical trials for Vorasidenib or TIBSOVO that are not ongoing as of the date of this Agreement or any development activities with respect to TIBSOVO outside of continuation of clinical trials ongoing as of the date of this Agreement. “Commercially Reasonable Efforts” shall include efforts by Purchaser and its Affiliates to apply for and secure any eligible extensions for the Earn-Out Patent Right, including patent term extensions.

“Contamination” means the emission, discharge or release of any Hazardous Material to, on, onto or into the environment.

“Contract” means any contract, agreement, lease, license, commitment, warranty, guaranty, loan or credit agreement or indenture or other similar instrument or obligation.

“Controlled” means, with respect to any Person and a Patent Right, the possession (whether by license or ownership) by such Person of the ability to grant to any other Person access and/or a license to such Patent Right.

“Covered Losses” means losses, Liabilities, claims, fines, deficiencies, assessments, damages, payments (including those arising out of any settlement or Judgment relating to any Proceeding), penalties and reasonable attorneys’ and accountants’ fees and disbursements, in each case that are due and payable; provided that Covered Losses shall not include any special, incidental, indirect, punitive or similar damages (including lost revenue or profits, diminution of value or damages calculation on multiple of revenue, earnings or other metrics) or other damages that are not a reasonably foreseeable consequence of the applicable breach, except to the extent such damages are awarded by a Judgment against, and paid by, an Indemnified Party pursuant to a Third Party Claim.

“Data” means all information or documentation contained in any Product Registration, including communications and memoranda with any Governmental Entity that is held by Seller or any of its Subsidiaries, including clinical data (including trial master files), case report forms, raw data (whether manufacturing, pre-clinical, clinical or nonclinical) and pharmacovigilance and quality information.

“Designated Purchaser” means Purchaser or any of the direct or indirect wholly owned Subsidiaries of Purchaser Guarantor listed on Section 1.1(a) of the Purchaser Disclosure Schedules, provided that Purchaser may amend Section 1.1(a) of the Purchaser Disclosure Schedules by giving written notice to Seller at any time prior to ten (10) Business Days prior to the Closing, so long as any such amendment does not adversely modify the obligation of Seller and its Subsidiaries to transfer and convey the Purchased Assets under the terms of this Agreement.

“Earn-Out Patent Right” means (a) in the case of TIBSOVO, the Patent Rights listed in Section 1.1(c)(i) of the Seller Disclosure Schedules, and (b) in the case of Vorasidenib, the Patent Rights listed in Section 1.1(c)(ii) of the Seller Disclosure Schedules.

“Earn-Out Product” means TIBSOVO or Vorasidenib, as applicable.

“Earn-Out Product Selling Entity” means Purchaser and its Affiliates, licensees and sublicensees with respect to rights to manufacture, develop, sell or commercialize an Earn-Out Product, and any direct or indirect transferee, successor or assignee (including through any change of control) of the rights to manufacture, develop, sell or commercialize such Earn-Out Product of any of the foregoing.

“Encumbrance” means any mortgage, lien, pledge, security interest or easement, other than any Permitted Lien.

“Environmental Laws” means, collectively, any and all Laws and Judgments relating to (a) protection of the environment, natural resources or public and worker health and safety, (b) exposure to, or the generation, management, manufacture, processing, use, registration, distribution, transportation, treatment, storage, recycling, reuse or disposal of, Hazardous Materials, or (c) Contamination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other Person that, together with Seller, would be treated as a single employer under Section 414 of the Code.

“Excluded Business Taxes” means, without duplication, any (a) Taxes imposed on Seller or any of its Affiliates for any taxable period, (b) Taxes imposed with respect to the Excluded Assets or the Retained Liabilities for any taxable period, and (c) Taxes of, related to or imposed with respect to the Purchased Assets, the Assumed Liabilities, or the Business to the extent allocable to a Pre-Closing Tax Period, in each case excluding Transfer Taxes.

“Exploit” means (a) with respect to any product, apparatus, device, composition, method, process, or service, to research, develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works and (b) to authorize, license, sublicense, contract, direct, instruct, or otherwise permit another Person to perform any of the acts in clause (a).

“FDA” means the U.S. Food and Drug Administration.

“FDCA” means the United States Federal Food, Drug, and Cosmetic Act, and the regulations promulgated thereunder, each as amended from time to time.

“Filings” means any registrations, applications, declarations, reports, submissions or other filings with, or any notices to, any Person (including any third party or Governmental Entity).

“First Commercial Sale” means, with respect to Vorasidenib, the first sale of Vorasidenib by any Earn-Out Product Selling Entity in the US Territory after receipt of any approval or approval for a New Drug Application (NDA) from the FDA (whichever occurs sooner), provided that the following shall not constitute a First Commercial Sale: (a) any sale of Vorasidenib to any Earn-Out Product Selling Entity, (b) any use of Vorasidenib in clinical trials (including investigator initiated trials), pre-clinical studies or other research or development activities, or (c) the disposal, donation or transfer of Vorasidenib as samples or for a charitable purpose, including for any compassionate use or as “named patient sales”.

“Fiscal Year” means each period of twelve (12) consecutive months ending on September 30.

“Former Business Employee” means each individual who was an employee of Seller or its Subsidiaries who terminated employment prior to the Closing and who Seller identifies as primarily providing services to the Business as of immediately prior to such individual’s last day of employment.

“Fraud” means actual fraud that is committed by making an intentionally or willfully deceptive misrepresentation of a material fact in respect of the representations and warranties set forth in this Agreement or any certificate delivered in connection herewith, as applicable, and upon which the Party claiming fraud has reasonably relied.

“Fundamental Representations” means the Seller Fundamental Representations and the Purchaser Fundamental Representations.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“GCP” means the current good clinical practices regulations applicable to the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials as promulgated by the FDA, published at 21 C.F.R. Part 11, 50, 54, 56, 312, and 314, including applicability to foreign Data and access to original subject files and raw data by Governmental Entities and any applicable guidance, or other applicable Laws, including Guidelines of the International Council on Harmonization (the “ICH”) (and Guideline E6(R2) thereof, as at Commission Directive 2005/28/EC, 2001/20/EC (insofar as currently effective)), 536/2014/EU, as stated in the World Medical Association Declaration of Helsinki Ethical Principles for Medical Research (Seoul) and all other applicable rules, regulations, orders, guidance, guidelines or standards (including those issued by the ICH or other Governmental Entities), as may be amended from time to time.

“GDP” means the current good distribution practice regulatory standards as may be applicable to manufacturers, distributors, repackagers, pharmacists or other retail purveyors of medicinal products or drug products intended for use in the United States, Great Britain or the European Union, and the current principles and guidelines relating to the labeling, product identification, verification, tracking, tracing, inspection, recordkeeping, reporting, data management, recall, warehousing, storage, transportation, security, physical distribution or other conditions of distribution, repackaging, relabeling, or sale of medicinal products or drugs as specified in the FDCA, enacted as part of the Drug Supply Chain and Security Act of 2013, in implementing regulations or guidance issued by FDA, Articles 76 to 85 of Directive 2001/83/EC of the European Parliament and of the Council of 6 November 2001, the guidelines for good distribution practice as promulgated in “Guidelines of 5 November 2013 on Good Distribution Practice of medicinal products for human use” (2013/C 343/01), all other applicable rules, regulations, orders, guidance, guidelines (including those issued by the ICH or other Governmental Entities), as may be amended from time to time.

“GLP” means the current good laboratory practice regulations applicable to nonclinical studies to assure the quality and integrity of data and the safety and treatment of animals as promulgated by the FDA, published at 21 C.F.R. § 58, rules issued by the United States Department of Agriculture or the European Medicines Agency (the “EMA”) the governing the use of animals and the quality and integrity of nonclinical data, all other applicable rules, regulations, orders, guidance, guidelines (including those issued by the ICH or other Governmental Entities), as may be amended from time to time.

“GMP” means current standards for the manufacture of pharmaceutical products, pursuant to (a) the FDCA, (b) relevant United States regulations in Title 21 of the United States Code of Federal Regulations (including Parts 11, 210, 211 and 600), (c) European Community Directives 2003/94 and 91/356/EC, (d) the European Community Guide to Good Manufacturing Practice for Medicinal Intermediate Products, (e) ICH Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients and all other quality guidelines issued by the ICH, (f) analogous applicable Laws of an applicable Governmental Entity at the time of manufacture of Products for nonclinical, clinical investigational or clinical trials, or marketing, and (g) all additional Governmental Entity documents or regulations that replace, amend, modify, supplant or complement any of the foregoing from time to time.

“Government Bid” means any bid, offer, proposal or response to solicitation which, if accepted or awarded, would result in the establishment of a Government Contract.

“Government Contract” means any Contract, including any subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, purchase order, delivery order, task order, grant, cooperative agreement, change order or other commitment with any Governmental Entity.

“Governmental Entity” means (a) any national, state, local, regional, provincial, supranational, international, multinational or foreign government, (b) any governmental or quasi-governmental authority or any nature (including any court of competent jurisdiction), or (c) any entity, agency, authority, commission or other body of any national, state, local, regional, provincial, supranational, international, multinational or foreign governmental authority or instrumentality.

“GVP” means the current good pharmacovigilance practices applicable to the conduct of pharmacovigilance in the European Union based upon Article 108a of Directive 2001/83/EC (until repealed in its entirety), 536/2014/EU, issued by the EMA, and all other applicable rules, regulations, orders, guidance, guidelines (including those issued by the ICH or other Governmental Entities) in the United States pursuant to the FDCA, and its implementing regulations, including such extraterritorial jurisdiction as may be applicable to adverse events or experience or medical device reports required to be reported to the FDA, the reporting and data management and storage requirements of the World Health Organization and the World Health Organization Collaborating Centre for International Drug Monitoring Centre located in Uppsala Sweden, as may be amended from time to time.

“Hazardous Material” means any substance, pollutant, contaminant, material or waste that is classified in any applicable Environmental Law as “hazardous,” “toxic,” “dangerous,” a “pollutant,” a “contaminant” or words of similar meaning, including asbestos, asbestos-containing materials, polychlorinated biphenyls, petroleum or petroleum products, radioactive materials and radon gas.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“IND” means Investigational New Drug Application.

“Indebtedness” means, with respect to any Person and as of any time, any of the following obligations of such Person as of such time: (a) the outstanding principal amount of any indebtedness for borrowed money; (b) the outstanding principal amount of all other obligations evidenced by bonds, debentures, notes or similar instruments of indebtedness, including all accrued but unpaid interest thereon; (c) all letters of credit, banker’s acceptances or performance bonds issued for the account of such Person; (d) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, whether or not matured, but excluding any milestone payments, royalty payments or similar payment arising under any Specified Business Contracts; (e) commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (f) indebtedness for borrowed money secured by a Lien on assets or properties of such Person; (g) obligations or commitments to repay deposits or other amounts advanced as of the Closing by and owing to third parties; (h) obligations under any interest rate, currency or other hedging agreement; (i) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (j) all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (i); and (k) all guarantees issued by such Person with respect to the obligations described in clauses (a) through (j) of another Person.

“Information Technology” means any tangible or digital computer systems (including computers, screens, servers, workstations, routers, hubs, switches, networks, data communications lines and hardware) and telecommunications systems.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction in the world, including such rights in and to: (a) Patent Rights, (b) Marks, (c) copyrightable works, copyrights, moral rights, mask work rights and design rights, in each case, other than software, whether or not Registered, and registrations and applications for registration thereof, (d) intellectual property rights arising from or in respect of Know-How, and (e) analogous rights to those set forth above.

“Interest Rate” means a rate per annum equal to the prime rate as published in The Wall Street Journal on the date the applicable payment was required to be made (or if no quotation for such prime rate is available for such date, on the next preceding date for which such quotation is available) plus 100 basis points.

“Intervening Event” means any material circumstance, event, change or occurrence (other than an Acquisition Proposal) that (a) was not known on the date of this Agreement (or if known, the consequences of which were not known or the magnitude of which was not known to the Seller Board on the date of this Agreement), which material circumstance, event, change or occurrence becomes known to the Seller Board prior to the receipt of the Seller Stockholder Approval, and (b) does not relate to an Acquisition Proposal.

“Judgment” means any judgment, injunction, writ, order, decree, ruling or arbitration award of any Governmental Entity or arbitrator.

“Know-How” means all inventions and invention disclosures, discoveries, processes or procedures, results (including physical, chemical, biological, toxicological, pharmacological, safety, and pre-clinical and clinical data, dosage regimens, control assays, and product specifications), methods, designs, formulae, technical information, data, specifications, know-how, drawings, blueprints, designs, quality assurance and control procedures, design tools, simulation capability, manuals, technical information provided to employees, customers, suppliers, agents or licensees, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, non-public and proprietary information, including trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common Law), and other know-how, whether or not protected or protectable by patent or copyright Law.

“Knowledge” means, (a) with respect to Seller, the knowledge of any Person listed in Section 1.1(d) of the Seller Disclosure Schedules after reasonable inquiry of his or her direct reports, and (b) with respect to Purchaser, the knowledge of any Person listed in Section 1.1(d) of the Purchaser Disclosure Schedules after reasonable inquiry of his or her direct reports.

“Law” means any federal, national, state, local, supranational, international, multinational or foreign law (including common law), statute, code, Judgment, ordinance, rule, regulation, constitution, binding case law or treaty (including any Tax treaty), in each case promulgated by a Governmental Entity, as well as any industry standard, including GMPs, GLPs, GCPs, GDPs, GVPs and good drug development practices (as such may be understood as binding), third party certification, technical or scientific standard, in each case to which adherence is required by any Governmental Entity, rules or policies of non-governmental accreditation, standards, certification, or oversight bodies and rules, regulations or policies applicable to holders of Product Registrations, including pharmacovigilance and required annual or expedited reporting needed to maintain such Product Registrations.

“Liabilities” means all debts, liabilities, Taxes, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“Licensed Business Intellectual Property” means all Business Intellectual Property licensed to the Seller Entities under the Specified Business Contracts.

“Lien” means any mortgage, lien, pledge, security interest, charge, easement, claim, covenant, equitable interest, license or other encumbrance or restriction of any kind.

“Loss of Exclusivity” means, with respect to any Earn-Out Product, the later of (a) the last to expire of any Valid Claim of any Earn-Out Patent Right covering such Earn-Out Product (as such Earn-Out Patent Right may be extended by any eligible extension, including a patent term extension) and (b) expiration of Regulatory Exclusivity of such Earn-Out Product (in each case, excluding any pediatric extension).

“Marks” means any trademark, service mark, design, composite mark, certification mark, trade dress, trade name, corporate name, business name, brand name, slogan, logo, domain name or online or other electronic identifier, social media name, tag or handle, service name, or other similar designation of source of origin, whether or not Registered, together with all common law rights in any of the foregoing, all registrations and applications for registration of any of the foregoing, all reissues, extensions and renewals of any of the foregoing and all goodwill associated with the use of and symbolized by any of the foregoing.

“NASDAQ” means the Nasdaq Global Select Market.

“Net Sales” means, with respect to an Earn-Out Product and a Net Sales Measurement Period for such Earn-Out Product, (a) the gross amount invoiced by the Earn-Out Product Selling Entities for the sale or other commercial disposition of such Earn-Out Product anywhere within the US Territory during such Net Sales Measurement Period (which shall be in accordance with GAAP) minus (b) Permitted Deductions with respect to such sales, in each case as determined in accordance with the applicable Earn-Out Product Selling Entity’s usual and customary accounting methods consistent with the treatment of other branded prescription products commercialized by such Earn-Out Product Selling Entity; provided, that (i) in the case of any sale of such Earn-Out Product between or among Earn-Out Product Selling Entities for resale, Net Sales shall be calculated only on the value charged or invoiced on the first arm’s length sale thereafter to a third party and (ii) if such Earn-Out Product is sold or otherwise commercially disposed of for consideration other than cash or in a transaction that is not at arm’s length between the buyer of such Earn-Out Product and the applicable Earn-Out Product Selling Entity for such Earn-Out Product, then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been received had the transaction been conducted at arm’s length and for cash (where such amount shall be determined, wherever possible, by reference to the average selling price of such Earn-Out Product in arm’s length transactions in the US Territory). Net Sales shall not include transfers or dispositions for charitable, promotional or sampling, pre-clinical, clinical, regulatory, or governmental purposes. If an Earn-Out Product is sold in the US Territory in the form of a Combination Product, then the Net Sales for such Combination Product in the US Territory shall be calculated as follows:

(1) If the Earn-Out Product Selling Entity separately sells in the US Territory, (A) TIBSOVO or Vorasidenib (the “Mono Product”) and (B) products containing as their sole active ingredients the other active ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where: “A” is the Earn-Out Product Selling Entity’s average Net Sales price during the period to which the Net Sales calculation applies for the Mono Product in the US Territory and “B” is the Earn-Out Product Selling Entity’s average Net Sales price during the period to which the Net Sales calculation applies in the US Territory, for products that contain as their sole active ingredients the other active ingredients in such Combination Product.

(2) If the Earn-Out Product Selling Entity separately sells in the US Territory the Mono Product but does not separately sell in the US Territory products containing as their sole active ingredients the other active ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying the Net Sales of such Combination Product by the fraction A/C where: “A” is the Earn-Out Product Selling Entity’s average Net Sales price during the period to which the Net Sales calculation applies for the Mono Product in the US Territory, and “C” is Earn-Out Product Selling Entity’s average Net Sales price in the US Territory during the period to which the Net Sales calculation applies for such Combination Product.

(3) If the Earn-Out Product Selling Entity does not separately sell in the US Territory the Mono Product but does separately sell products containing as their sole active ingredients the other active ingredients contained in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying the Net Sales of such Combination Product by the fraction (D-E)/D where: “D” is the average Net Sales price during the period to which the Net Sales calculation applies for such Combination Product in the US Territory and “E” is the average Net Sales price during the period to which the Net Sales calculation applies for products that contain as their sole active ingredients the other active ingredients in such Combination Product.

(4) If the Earn-Out Product Selling Entity does not separately sell in the US Territory both the Mono Product and the other active ingredient or ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be mutually agreed by the Parties acting in good faith based on the relative fair market value of such Mono Product and such other active ingredient or ingredients.

“Net Sales Measurement Period” means, with respect to an Earn-Out Product, each three (3) -month period beginning on January 1st, April 1st, July 1st and October 1st of each year during the Net Sales Term of such Earn-Out Product; provided that (a) first Net Sales Measurement Period shall begin on the Closing Date (in the case of TIBSOVO) or upon the First Commercial Sale (in the case of Vorasidenib) and shall end on the earliest to occur of March 30, June 30, September 30 or December 31 of the year in which the Closing Date or the First Commercial Sale, as the case may be, occurs.

“Net Sales Statement” means, with respect to an Earn-Out Product and a Net Sales Measurement Period or Fiscal Year (as applicable) for such Earn-Out Product, a written statement of Purchaser setting forth in reasonable detail (a) the Net Sales for each Earn-Out Product during such Net Sales Measurement Period or Fiscal Year (as applicable), (b) the number of units of each Earn-Out Product sold during such Net Sales Measurement Period or Fiscal Year (as applicable), (c) the calculation of the Earn-Out Payment with respect to such Earn-Out Product in such Net Sales Measurement Period or Fiscal Year (as applicable), and (d) Permitted Deductions for each Earn-Out Product during such Net Sales Measurement Period or Fiscal Year (as applicable) summarized in reasonable detail as aggregate distribution channel costs and aggregate patient access costs.

“Net Sales Term” means, with respect to any Earn-Out Product, the period commencing on the Closing Date (in the case of TIBSOVO) or upon the First Commercial Sale (in the case of Vorasidenib) and ending on the date of Loss of Exclusivity of such Earn-Out Product.

“ODD” means Orphan Drug Designation.

“Overhead and Shared Services” means any ancillary or corporate shared services that are furnished by or on behalf of Seller or any of its Subsidiaries to both the Business and the Retained Business, including financial reporting, tax, treasury, insurance, accounts payable, patient support services, medical information services, corporate development and investor relations, internal audit, travel, human resources, ethics, payroll, global mobility, executive compensation, benefits, information technology and application support services.

“Owned Business Intellectual Property” means all Business Intellectual Property owned by one or more of the Seller Entities.

“Packaging Materials” means any information (including prescription information such as labeling and package inserts, indications and safety instructions), packaging (including any boxes or other containers) and similar materials in each case relating to the packaging of the Products and including any material that is printed and employed in the packaging of the Products.

“Patent Rights” means (a) patents and patent applications anywhere in the world, (b) all divisionals, continuations, continuations in-part thereof or any other patent application claiming priority, or entitled to claim priority, directly or indirectly to (i) any such patents or patent applications or (ii) any patent or patent application from which such patents or patent applications claim, or is entitled to claim, direct or indirect priority (including expired and abandoned applications), and (c) all patents issuing on any of the foregoing anywhere in the world, together with all registrations, reissues, re-examinations, patents of addition, renewals, supplemental protection certificates, or extensions of any of the foregoing anywhere in the world.

“Permits” means Product Registrations, regulatory filings, clearances (including regulatory clearances), permits, approvals (including pricing and reimbursement approvals), authorizations (including marketing authorizations), consents, regulatory applications, licenses (including biologics license applications), listings, certificates, exemptions or registrations issued by or made to or with any Governmental Entity.

“Permitted Deductions” means, without duplication and to the extent not already deducted from Net Sales:

(a)	trade, cash, quantity, prompt settlement and other discounts incurred;

(b)

amounts repaid or credited by reasons of defects, rejections, recalls, returns, rebates or allowances of goods or because of retroactive price reductions or billing corrections, including rebates or wholesaler charge backs;

(c)	price reductions or deductions, retroactive or otherwise, imposed by, negotiated with or otherwise incurred with respect to Governmental Entities or other payees;

(d)	chargebacks, rebates and other amounts paid or incurred on sale of the applicable Earn-Out Product, including such payments mandated by programs of any Governmental Entity;

(e)

rebates and administrative fees paid or incurred to wholesalers, specialty distributors, distributors, medical healthcare organizations, group purchasing organizations, specialty pharmacies, pharmaceutical benefit managers, Medicare Prescription Drug Plans or trade customers;

(f)	tariffs, customs, duties, withholding, excise, sales, value-added and other Taxes (other than Taxes based on net income and franchises Taxes of any kind) and charges of any Governmental Entity;

(g)

deductions for uncollectible amounts on previously sold products (which adjustment shall be based on actual bad debts incurred and written off as uncollectible by the applicable Earn-Out Product Selling Entity in a fiscal period);

(h)	discounts pursuant to indigent patient programs and patient discount programs and coupon discounts;

(i)

that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended) and reasonably allocable to sales of such Earn-Out Product;

(j)	transportation, freight, postage, importation, shipping insurance and other handling expenses;

(k)	distribution commissions and fees payable to any third party providing distribution services to the applicable Earn-Out Product Selling Entity; and

(l)

to the extent agreed by the Parties in writing acting in good faith, any other specifically identifiable appropriate allowances or deductions that were actually credited and that are similar to those deductions listed in clauses (a) through (k) above.

“Permitted Liens” means any of the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested by appropriate Proceedings, that may thereafter be paid without penalty or for which an adequate reserve has been established and reflected in the Business Financial Information; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law in the ordinary course of business; (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; and (d) Liens set forth in the governing documents of any Person.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Personal Data” mean (a) any information that identifies, or could reasonably be used to identify, any particular individual and (b) any other information, including genetic material, that is protected by Privacy Obligations.

“Pre-Closing Tax Period” means (a) any taxable period ending on or before the Closing Date, and (b) with respect to a Straddle Tax Period, the portion of such taxable period ending on (and including) the Closing Date.

“Privacy Obligations” means, as to any Person, all applicable Laws (including HIPAA), publicly-facing statements or privacy policies of such Person, self-regulatory bodies to which such Person submits, industry codes of conduct, or contractual and fiduciary obligations of such Person to third parties (including such Person’s employees), access, rectification, portability, deletion, restriction, automated decision making or objection of any Person regarding Personal Data and all other valid and lawful requests related to data subject rights, in each case, concerning the privacy, integrity, accuracy, protection, management, sharing, exchange or other Handling of Personal Data.

“Proceeding” means any judicial, administrative or arbitral action, suit, litigation, arbitration, claim, dispute, appeal, bid protest, examination, investigation, or other proceeding by or before any Governmental Entity or arbitrator.

“Product Registrations” means, with respect to the Products anywhere in the world, (a) any approvals, clearances, registrations, licenses, biologics license applications, listings, permits, investigational new drug exemptions, INDs, new drug applications, ODDs, breakthrough therapy designations, fast track designations, clinical trial authorizations or marketing authorizations, including FDA drug listings, marketing authorization approvals and other national or regional marketing authorizations or permits and CE marks, together with any supplements or amendments thereto (collectively, “Registration Approvals”), whether pending or issued, to Seller or any of its Subsidiaries by the relevant Governmental Entity solely related to the research, development, manufacture, importation, distribution, marketing or sale of the Products over which such Governmental Entity has authority, (b) any rights that Seller or an Affiliate of Seller has in any Registration Approval under any agreement pursuant to which any such Registration Approval is held in the name of a third party and (c) pricing and reimbursement approval (if applicable or available) and all national drug code numbers (if any) assigned to the Products.

“Products” means the Business Pipeline Products and the products related to the Business which have been researched, developed, manufactured, registered, marketed, commercialized, distributed and/or sold by Seller and its Subsidiaries and set forth on Section 1.1(e) of the Seller Disclosure Schedule.

“Promotional Materials” means, collectively, any materials, including any sales, promotional and marketing materials or aids, advertising and display materials (including journal and broadcast advertisements), websites and other social media and internet platforms, Product literature, stationary, training materials and similar materials (including leave behind items, reprints, direct mailings, internet postings and sites), in each case, in whatever medium (other than Packaging Materials) relating to the marketing, promotion and commercialization of the Products.

“Property Taxes” means real, personal, and intangible ad valorem property Taxes.

“Purchaser Accounting Standards” means International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

“Purchaser Audited Financial Statements” means the audited financial statements of Purchaser, prepared by Purchaser’s independent auditor in accordance with the Purchaser Accounting Standards.

“Purchaser Disclosure Schedules” means those certain Purchaser Disclosure Schedules dated as of the date of this Agreement, provided by Purchaser to Seller.

“Purchaser Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Standing), Section 4.2 (Authority; Enforceability), Section 4.3(a) (No Conflict) and Section 4.8 (Brokers).

“Purchaser Material Adverse Effect” means any event, change or effect that, individually or in the aggregate, materially impairs, hinders or delays the ability of Purchaser or its Affiliates to perform their obligations under this Agreement and the other Transaction Documents or to consummate the transactions contemplated hereby and thereby.

“Purchaser Regulatory Letters” means the letters from Purchaser to be delivered by Purchaser or certain of its Affiliates, as identified therein, to the applicable Governmental Entities assuming responsibility for the Product Registrations included in the Purchased Assets, in a form reasonably satisfactory to Seller and Purchaser and in accordance with applicable Law.

“Registered” means, with respect to Intellectual Property, that such Intellectual Property is the subject of registrations or applications for registration with any official entity responsible for accepting or examining applications for Intellectual Property protection and/or granting or maintaining issued Intellectual Property rights in any jurisdiction in the world.

“Regulatory Approvals” means the expiration or termination of any waiting period applicable to the Transaction under the HSR Act and all Approvals from Governmental Entities that are required under applicable Law (including pursuant to any Antitrust Law) to permit the consummation of the Transaction and the other transactions contemplated by this Agreement.

“Regulatory Approval Milestone” means the occurrence of both of the following (a) Vorasidenib being granted approval for a New Drug Application (NDA) from the FDA for the United States and with an approved label that specifically permits Vorasidenib’s use as a single agent for the adjuvant treatment of patients with Grade 2 glioma that have an IDH1 or IDH2 mutation; and (b) if, and only if, the approval for a New Drug Application (NDA) referred to in clause (a) requires the approval of a Vorasidenib Companion Diagnostic Test, then the Vorasidenib Companion Diagnostic Test being granted a Premarket Approval from the FDA for the United States; provided that any accelerated approval by the FDA of Vorasidenib or the Vorasidenib Companion Diagnostic Test shall not be deemed to satisfy clause (a) or (b), as applicable.

“Regulatory Documentation” means all (a) applications (including all INDs and Drug Approval Applications and other major regulatory flings), registrations, licenses, authorizations, and approvals, (b) correspondence and reports submitted to or received from Governmental Entities (including minutes and official contact reports relating to any communications with any Governmental Entity) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files, and (c) clinical data and data contained or relied upon in any of the foregoing, in each case ((a), (b), and (c)) relating to an Earn-Out Product.

“Regulatory Exclusivity” means, with respect to an Earn-Out Product in the US Territory, an additional market protection, other than patent protection or patent-related exclusivity, granted by a Governmental Entity in the US Territory which confers an exclusive commercialization period either (a) during which any Earn-Out Product Selling Entity has the exclusive right to market and sell such Earn-Out Product, or (b) that prevents a third party from referencing the Regulatory Documentation for or relying on Product Registration of such Earn-Out Product for the benefit of any Product Registration for a Generic Product without the prior written consent of the holder of the Product Registration for such Earn-Out Product, such that in each case ((a) and (b)), any unauthorized third party is prevented from marketing or selling a Generic Product of such Earn-Out Product during such period in the US Territory.

“Representatives” of a Person means such Person’s Affiliates and any officer, director or employee of such Person or its Affiliates or any investment banker, attorney, accountant or other advisor, agent or representative of such Person or its Affiliates.

“Retained Claim” means any claim, cause of action, defense, right of offset or counterclaim, or settlement agreement (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) to the extent related to the Excluded Assets, the Retained Liabilities or the Retained Businesses.

“RWI Policy” means, collectively, the representation and warranty insurance policy to be issued by BlueChip Underwriting Services LLC and all excess coverage policies to be issued by any other insurers to Purchaser in connection with the transactions contemplated by this Agreement, the form of which policies, in binder format, have been provided by Purchaser to Seller prior to the execution of this Agreement.

“RWI Premium Amount” means an amount set forth in Section 1.1(f) of the Seller Disclosure Schedules.

“Sale Process” means all matters relating to the sale or separation of the Business and the review of strategic alternatives with respect to the Business, and all activities in connection therewith, including matters relating to (a) the solicitation of proposals from and negotiations with third parties in connection with the sale of the Business or Excluded Assets or (b) the drafting, negotiation or interpretation of any of the provisions of this Agreement or the other Transaction Documents, or the determination of the allocation of any assets or Liabilities pursuant to the foregoing agreements or the transactions contemplated thereby.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Benefit Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and any employee compensation, bonus, stock incentive, stock purchase, incentive, deferred compensation, retiree health or life insurance, supplemental retirement, superannuation, gratuity, jubilee, provident fund, employment, severance, retention, termination, change in control, welfare, post-employment, profit-sharing, disability, health, vacation, sick leave benefits, fringe benefits or other benefit plan, program or arrangement, that is sponsored, maintained, contributed to or required to be maintained or contributed to by Seller or any of its Affiliates, in each case providing benefits to any Business Employee or Former Business Employee regardless of whether it is mandated under local Law, voluntary, private, funded, unfunded, financed by the purchase of insurance, contributory or noncontributory; provided that any governmental plan or program, and any other arrangement maintained by a Governmental Entity, requiring the mandatory payment of social insurance taxes or similar contributions with respect to a Business Employee or Former Business Employee will not be considered a “Seller Benefit Plan” for these purposes.

“Seller Common Stock” means common stock, par value $0.001 per share, of Seller.

“Seller Disclosure Schedules” means those certain Seller Disclosure Schedules dated as of the date of this Agreement, provided by Seller to Purchaser.

“Seller Entities” means Seller and all of its direct or indirect Subsidiaries that transfer Purchased Assets and/or Assumed Liabilities pursuant to this Agreement.

“Seller Fundamental Representations” means the representations and warranties contained in the first sentence of each of Section 3.1(a) and Section 3.1(b) (Organization and Standing) and contained in Section 3.2 (Authority; Enforceability), Section 3.3(a) (No Conflict), Section 3.8(a) (Sufficiency of Assets), and Section 3.8(b) (Retained Oncology Programs).

“Seller Regulatory Letters” means the letters to be delivered by Seller or certain of its Affiliates, as identified therein, to the applicable Governmental Entities transferring to Purchaser the rights to the Product Registrations included in the Purchased Assets, in a form reasonably satisfactory to Purchaser and Seller and in accordance with applicable Law.

“Special Covered Losses” means losses, Liabilities, claims, fines, deficiencies, assessments, damages, payments (including those arising out of any settlement or Judgment relating to any Proceeding), penalties and reasonable attorneys’ and accountants’ fees and disbursements, in each case that are due and payable; provided that Special Covered Losses shall not include any punitive or similar damages, except to the extent such damages are awarded by a Judgment against, and paid by, an Indemnified Party pursuant to a Third Party Claim.

“Specified Insurance Policies” means all insurance policies of Seller and its Affiliates relating to product liability, product defects, product recalls and personal injury as of the date of this Agreement, including policies providing excess coverage thereto.

“Straddle Tax Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, of which such first Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions.

“Superior Proposal” means any bona fide, written Acquisition Proposal made after the date of this Agreement (with all references to “fifteen percent (15%)” in the definition of Acquisition Proposal being deemed to be references to “seventy-five percent (75%)”), other than this Agreement and the transactions contemplated by this Agreement, on terms that the Seller Board determines in good faith, after consultation with Seller’s outside financial advisors and outside legal counsel, taking into account the timing, likelihood of consummation, legal, financial, regulatory and other aspects of such proposal or offer, including the financing terms thereof, and such other factors as the Seller Board considers to be appropriate, to be more favorable to Seller or the Seller’s stockholders from a financial point of view than the transactions contemplated by this Agreement (taking into account any revisions pursuant to Section 5.3(f)).

“Tangible Personal Property” means machinery, equipment, hardware, furniture, fixtures, tools, Information Technology and all other tangible personal property, it being understood that Tangible Personal Property shall not include any Intellectual Property.

“Target Working Capital” means $15,800,000.

“Tax” means any and all federal, state, local or foreign taxes imposed by any Taxing Authority, including all net income, franchise, gross receipts, capital, sales, use, ad valorem, value added, goods and services, profits, license, withholding, payroll, employment, unemployment, excise, premium, property, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative or add-on minimum, and occupation, taxes, together with all interest, penalties and additions to tax imposed by any Governmental Entity with respect to such amounts.

“Tax Proceeding” means any audit, examination, contest, litigation or other Proceeding with or against any Taxing Authority.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement required to be filed with any Taxing Authority with respect to Taxes, including any amendment thereof.

“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.

“Third Party License Payments” means, with respect to any Earn-Out Product, an amount equal to: (a) any upfront, milestone, royalty and other amounts payable by Purchaser or its Affiliates to any third party pursuant to any license agreement entered into after the Closing in order to obtain Patent Rights for such Earn-Out Product that are necessary for the manufacture, distribution, sale, marketing or other commercialization of such Earn-Out Product in the US Territory (it being understood that Third Party License Payments shall not include any amounts payable pursuant to any agreement in effect as of the Closing), minus (b) any amount that would be a covered loss or coverable loss under the RWI Policy (it being agreed that any loss below the deductible and above the aggregate limit will not be deemed covered loss or coverable loss) as a result of the failure to have such Patent Rights for such Earn-Out Product (including any breach of Section 3.9 of this Agreement).

“TIBSOVO” means any product containing or comprising ivosidenib, NDC 71334-100.

“Transaction Documents” means this Agreement, the Transition Services Agreement, the Transition Distribution Services Agreement, the Assignment Agreement and Bill of Sale, the IP Assignments, the PV Agreement (if applicable) and the Clinical Study Transfer Agreement (if applicable).

“US Territory” means the United States of America, including its territories, possessions and Puerto Rico.

“Valid Claim” means (a) a claim of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or Governmental Entity of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) a patent application or subject matter of a claim thereof filed by a Person in good faith that has not been cancelled, withdrawn, abandoned or finally rejected, nor been pending for more than six (6) years from the earliest filing date to which such patent application or claim is entitled.

“Vorasidenib” means an isocitrate dehydrogenase-1 & 2 (IDH1 & 2) inhibitor that has the compound AG-881 as its active ingredient.

“Vorasidenib Companion Diagnostic Test” means the companion diagnostic test used in connection with Vorasidenib that identifies IDH1 and IDH2 mutations in glioma patient samples.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended or any similar Law in the United States or other applicable jurisdiction.

“Working Capital” means, as of any time, to the extent included in the Purchased Assets or Assumed Liabilities, (a) all current assets of the Business included in the Business Financial Information and listed in the Working Capital Determination Schedule minus (b) all current liabilities of the Business included in the Business Financial Information and listed in the Working Capital Determination Schedule, in each case calculated in a manner consistent with GAAP; for the avoidance of doubt, any new current assets that constitute Purchased Assets or liabilities that constitute Assumed Liabilities that will arise between September 30, 2020 and Closing Date will be considered in the Working Capital calculation, in a manner consistent with GAAP; provided, however, that in no event shall Working Capital include (i) any Excluded Assets or Retained Liabilities, (ii) any Liabilities to be repaid by Seller or its Subsidiaries or extinguished pursuant to this Agreement in connection with the Closing, or (iii) any deferred asset or deferred liability in respect of Taxes. For the avoidance of doubt, no asset that is not a Purchased Asset, and no liability that is not an Assumed Liability, shall be included in the calculation of Working Capital.

Section 1.2 Other Defined Terms. In addition, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement:

Term	Section
Acceptable Confidentiality Agreement	5.3	(c)
Agreement	Preamble
Allocation Dispute Resolution Period	2.10	(b)
Annual Net Sales Statement	2.13	(a)(iv)
Anti-Corruption Laws	3.12	(b)
Applicable Earn-Out Payment Date	2.13	(j)
Approvals	2.11	(a)
Assignment Agreement and Bill of Sale	2.8	(a)(iv)
Assumed Liabilities	2.6
Base Purchase Price	2.2
Business Current Assets	2.4	(d)
Business Field	1.1
Business Financial Information	3.6	(a)
Business Intellectual Property	2.4	(b)
Business Permits	3.13	(d)
Clearance Date	5.4	(a)
Clinical Study Transfer Agreement	5.23
Closing	2.3
Closing Date	2.3
Closing Statement	2.9	(b)
COBRA	6.2	(d)(i)

Competing Acquisition Agreement	5.3	(e)
Confidential Business Information	5.3	(b)
Confidentiality Agreement	5.5	(a)
Contributor	3.9	(f)
Controlling Party	10.4	(d)
COVID-19	1.1
COVID-19 Measures	1.1
Current Representation	11.14	(a)
Data Room	11.13
Designated Person	11.14	(a)
Dispute Notice	2.9	(d)
Dispute Resolution Period	2.9	(d)
Disputed Amount	2.13	(j)
Earn-Out Payment	2.13	(a)(i)
Earn-Out Product Transaction	2.13	(g)
EMA	1.1
Equity Plan	6.4
Estimated Adjustment Amount	2.9	(b)
Exchange Act	3.4
Excluded Assets	2.5
FCPA	3.12	(b)
Final Allocation	2.10	(b)
Final Purchase Price	2.9	(f)
Guaranteed Obligations	11.15	(a)
Guarantees	5.11
Handling	3.20
ICH	1.1
Indemnified Party	10.4	(a)
Indemnifying Party	10.4	(a)
Independent Accounting Firm	2.9	(d)
INDs	5.18	(b)
IP Assignments	2.8	(b)(vi)
Material Contracts	3.10	(a)
Material Customers	3.10	(a)(i)
Material Supplier	3.10	(a)(ii)
Mono Product	1.1
New Plans	6.2	(c)
Non-Controlling Party	10.4	(d)
ODD	5.18	(b)
OFAC	3.12	(l)
Old Plans	6.2	(c)
Outside Date	9.1	(d)
Parties	Preamble
Post-Closing Representation	11.15	(a)
Post-Closing Statement	2.9	(c)
Preliminary Jurisdictional Allocation	2.10	(a)

Privileged Communications	11.14	(b)
Protected Period	6.2	(a)
Proxy Statement	3.22
Purchased Assets	2.4
Purchaser	Preamble
Purchaser Covered Person	5.16	(b)
Purchaser DC Plans	6.3	(a)
Purchaser FSA Plan	6.2	(e)
Purchaser Guarantor	Preamble
Purchaser Indemnified Parties	10.2	(a)
Purchaser Taxes	10.4	(d)
Quarterly Net Sales Statement	2.13	(a)(iii)
Registration Approvals	1.1
Released Earn-Out Amount	2.13	(j)
Restricted Parties	3.12	(l)
Retained Businesses	1.1
Retained Businesses Field	1.1
Retained Business Intellectual Property	5.29
Retained IP License	2.11	(e)
Retained Liabilities	2.7
Sale Process NDA	5.3	(b)
Sanctioned Countries	3.12	(l)
Security Breach	3.20
Seller	Preamble
Seller Adverse Recommendation Change	5.3	(e)
Seller Board	Recitals
Seller Collection Fees and Expenses	9.4	(c)
Seller Covered Person	5.16	(a)
Seller DC Plans	6.3	(a)
Seller FSA Plan	6.2	(e)
Seller Indemnified Parties	10.3	(a)
Seller Recommendation	3.2	(a)
Seller Severance Policy	6.2	(a)
Seller Stockholder Approval	3.2	(a)
Seller Stockholders’ Meeting	5.4	(b)
Seller Taxes	10.4	(d)
Shared Contract	2.11	(c)
Specified Business Contracts	2.4	(a)(ii)
Specified Indemnity Claim	2.13	(j)
Tax Claim	10.4	(d)
Termination Fee	9.4	(a)
Third Party Claim	10.4	(a)
Transaction	Recitals
Transaction Accounting Principles	2.9	(a)
Transfer Taxes	7.3
Transferred FSA Balances	6.2	(e)

Transferred Inventory	2.4	(e)
Transferred Tangible Personal Property	2.4	(c)
Transition Distribution Services Agreement	5.26
Transition Services Agreement	2.8	(a)(iii)
Working Capital Determination Schedule	2.9	(a)

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall, and shall cause the other Seller Entities to, sell, assign, transfer and convey to the Designated Purchasers, and the Designated Purchasers shall purchase and acquire from Seller and the other Seller Entities, all of Seller’s and the other Seller Entities’ right, title and interest as of the Closing in and to the Purchased Assets.

Section 2.2 Purchase Price. In consideration for the Purchased Assets and the other obligations of Seller pursuant to this Agreement, Purchaser shall (a) pay to Seller the Final Purchase Price, comprised of One Billion and Eight Hundred Million Dollars ($1,800,000,000) in cash (the “Base Purchase Price”), as adjusted in accordance with Section 2.9 and paid in the manner set forth in Section 2.8 and Section 2.9; (b) pay to Seller the amounts contemplated by Section 2.13, if and when payable; and (c) assume the Assumed Liabilities.

Section 2.3 Closing Date. The closing of the Transaction (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz located at 51 West 52nd Street, New York, New York 10019 at 9:00 a.m. New York City time on the third (3rd) Business Day following the date on which the last of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the Party entitled to the benefits thereof) or at such other place, time and date as may be agreed in writing between Seller and Purchaser. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Parties further agree to discuss in good faith holding the Closing on the last Business Day of the calendar month in which the last of the conditions set forth in Article VIII have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing).

Section 2.4 Purchased Assets. Subject to the terms and conditions of this Agreement, on the Closing Date and at the Closing, Seller shall, and shall cause the other Seller Entities to, sell, assign, transfer and convey to the Designated Purchasers, and the Designated Purchasers shall purchase, acquire and accept from the Seller Entities, free and clear of all Encumbrances, all of the Seller Entities’ right, title and interest as of the Closing in the following (the “Purchased Assets”):

(a) (i) Each Contract to which Seller or any other Seller Entity is a party that is exclusively related to the Business (other than the Contracts set forth on Section 2.5(b) of the Seller Disclosure Schedules) or set forth on Section 2.4(a)(i) of the Seller Disclosure Schedules and (ii) subject to Section 2.11, those portions, and only those portions (and preserving the meaning thereof), of any Shared Contract to which Seller or any other Seller Entity is a party to the extent related to the Business (collectively, such Contracts or portion of such Contracts, as the case may be, the “Specified Business Contracts”);

(b) Any and all Intellectual Property (i) primarily used, or held primarily for use, in the operation of the Business or (ii) set forth on Section 2.4(b)(ii) of the Seller Disclosure Schedules (the “Business Intellectual Property”), in each case other than the names and Marks identified on Section 1.1(a)(i) and Section 2.5(d) of the Seller Disclosure Schedules;

(c) Any and all Tangible Personal Property primarily used, or held primarily for use, in the operation of the Business (the “Transferred Tangible Personal Property”);

(d) Any and all accounts receivable and other current assets (including prepaid expenses) of the Business as of immediately prior to the Closing, other than Cash Amounts (the “Business Current Assets”);

(e) Any and all raw materials (including all bulk active pharmaceutical ingredients, constituent substances, materials, biomaterials (including study tissues, plasma, serum, and slides, drug substance and drug product, chemical compounds synthetized in relevant medicinal chemistry series and related records, reagents, cell lines, and standards), stores and supplies, as well as any trade and sample inventory), works-in-process, finished Products and other finished goods, supplies, Packaging Materials, operating supplies and inventory on consignment, in transit or deposited in a warehouse, and other inventories in each case primarily used, or held primarily for use, by the Business (collectively, the “Transferred Inventory”);

(f) Any and all Permits, including Product Registrations, primarily related to or used for the Business or otherwise primarily related to research or development of the Products;

(g) (i) All Data to the extent related to any Product Registrations included in the Purchased Assets, (ii) all pre-clinical data and information, completed clinical and nonclinical reports (together with raw data sets associated with such reports) to the extent related to clinical trials of the Business of which Seller or its Subsidiaries is a sponsor, (iii) all trial master files from sponsors and contract research organizations to the extent related to clinical trials of the Business which Seller or its Subsidiaries is a sponsor, (iv) the clinical database and associated protocol of transfer for each clinical trial of the Business which Seller or its Subsidiaries is a sponsor, including statistical database, biobanking database and any samplings database from vendors, (v) copies of the approved label components with respect to the Products, (vi) all labeling decision documents with respect to the Products, (vii) the safety database for each Product, (viii) all reports and raw data pertaining to any Adverse Experience, (ix) any other written notices, communications or other correspondence between Seller or any of its Affiliates, on the one hand, and any Governmental Entity, on the other hand, to the extent relating to the Products, (x) all dossiers submitted by any Seller Entity to any Governmental Entities relating to in vitro diagnostics or other devices, including Premarket Approval (PMA) Breakthrough Device Programs and Investigational Device Exemptions, to the extent related to the Products, and (xi) all Data, dossiers, and approvals to the extent relating to pediatric development submitted to any Governmental Entities for the Products, including Pediatric Investigation Plans (PIP), Pediatric Study Plans (PSP) and Proposed Pediatric Study Requests (PPSR); in the case of clauses (i) through (xi), in the format submitted to the applicable Governmental Entity (if applicable) or any other format agreed upon by the Parties in the Transition Services Agreement, in each case that would not pose undue burden or expense for Purchaser to access and transfer to Purchaser’s systems; provided, however, with respect to any such Data, information or other materials that are Purchased Assets pursuant to this clause (g) (A) the Seller Entities shall be permitted to keep (1) copies of Data, information or other materials to the extent required to demonstrate compliance with applicable Law or pursuant to internal compliance procedures, (2) copies of such Data, information or other materials to the extent they are relevant to any Excluded Assets, Retained Liabilities or the Retained Businesses and (3) such Data, information or other materials in the form of back-up or archival copies in the ordinary course of business; (B) the Seller Entities shall be permitted to redact those portions of such Data, information or other materials that pertain to Excluded Assets, Retained Liabilities or Retained Businesses, or, at Seller’s election, deliver copies of such Data, information or other materials unredacted; and (C) notwithstanding anything in this Agreement to the contrary, the Seller Entities shall not be required to deliver to Purchaser any of the foregoing Data, information or other materials to the extent such items cannot be accessed or retrieved by the Seller or its Subsidiaries, or separated from other Data, information or materials of Seller and its Subsidiaries that do not constitute Purchased Assets, in each case without considerable or undue burden, expense or effort (and, in such case, as promptly as reasonably practicable after the Closing (but subject to Section 5.18), Seller and Purchaser shall cooperate in good faith to implement an alternative arrangement to provide the Designated Purchasers access to such Data, information or materials, in a format and through a mechanism reasonably acceptable to the Parties, without charging any amount to any Designated Purchaser for such access);

(h) Any and all Promotional Materials that are primarily related to, primarily used in or primarily held for use in the Business, including those set forth in Section 2.4(h) of the Seller Disclosure Schedule, and any and all medical affairs, education or other similar non-promotional materials primarily related to, primarily used in or primarily held for use in the Business;

(i) All data and databases of Personal Data related to the Business; provided, however, the Seller Entities shall (A) not be required to assign, convey or otherwise transfer any such data and databases of Personal Data if such assignment, conveyance or transfer is not permitted by applicable Law and (B) be permitted to keep copies of any such data and databases of Personal Data to the extent required to demonstrate compliance with applicable Law or pursuant to internal compliance procedures;

(j) All rights under all confidentiality agreements with prospective purchasers of the Business or any portion thereof, in each case to the extent related to the Business;

(k) Any and all claims, warranty rights, deposit rights, prepaid expense rights, claims for refunds, indemnity rights, defenses, causes of actions (including rights to remedies and damages) and rights of set-off against third parties to the extent relating to or arising out of the Purchased Assets or the Assumed Liabilities (other than any Retained Claim and any claims or defenses to the extent relating to any assets identified as Excluded Assets in Section 2.5), including with respect to past, present and future violation, misappropriation or infringement of the Business Intellectual Property and rights to damages and other remedies therefor;

(l) Any rights under insurance programs and policies maintained by third party providers with respect to clinical trials and related services primarily related to the Business;

(m) Any and all documents, instruments, papers, books, records (including Tax Returns and other books and records exclusively related to Taxes of the Purchased Assets, the Assumed Liabilities or the Business, but excluding any and all Tax Returns and other books and records relating to Taxes of Seller, the Seller Entities or any of their respective Affiliates), books of account, financial and accounting records, personnel and employee benefits records (subject to clause (ii) below), research and development files, laboratory books, Intellectual Property disclosures and records, operating guides and manuals, product specifications, litigation files, product warranty records, customer and supplier lists, repair and performance records, purchase orders and invoices, production data, manufacturing records and quality control records, CMC records (including the information set forth in Section 2.4(m) of the Seller Disclosure Schedules), and files and data relating to marketing, sales, operations, commercial analytics, medical affairs, market access, early access programs, pricing (including government pricing data), Information Technology, catalogs, brochures, sales literature, Specified Business Contracts, and other documents, in each case, to the extent related to the Business and in the possession or control of the Seller Entities or any of their Subsidiaries, other than (i) any books, records or other materials that the Seller Entities are required by Law to retain (copies of which, to the extent permitted by Law, will be provided to Purchaser at or promptly following the Closing) and (ii) personnel and employment records for employees and former employees who are not Transferred Employees and for Transferred Employees if prohibited by Law; provided that, with respect to any such books, records or other materials that are Purchased Assets pursuant to this clause (m), (A) the Seller Entities shall be permitted to keep (1) copies of such books, records or other materials to the extent required to demonstrate compliance with applicable Law or pursuant to internal compliance procedures, (2) copies of such books, records or other materials to the extent they are relevant to any Excluded Assets or the Retained Businesses and (3) such books, records or other materials in the form of back-up or archival copies in the ordinary course of business; (B) the Seller Entities shall be permitted to redact those portions of such books, records or other materials that pertain to Excluded Assets, Retained Liabilities or Retained Businesses, or, at Seller’s election, deliver copies of such books, records and other materials unredacted; and (C) notwithstanding anything in this Agreement to the contrary, the Seller Entities shall not be required to deliver or convey to Purchaser any such books, records or other materials to the extent such books records and other materials cannot be accessed or retrieved by the Seller Entities without considerable or undue burden, expense or effort (and, in such case, as promptly as reasonably practicable after the Closing (but subject to Section 5.18), Seller and Purchaser shall cooperate in good faith to implement an alternative arrangement to provide to the Designated Purchasers access to such books, records or other materials, in a format and through a mechanism reasonably acceptable to the Parties, without charging any amount to any Designated Purchaser for such access);

(n) All attorney work-product protections, attorney-client privileges and other legal protections related to the Business, the Purchased Assets or the Assumed Liabilities; provided, however, the Seller Entities shall not be required to assign, convey or otherwise transfer any such protections or privileges if such assignment, conveyance or transfer would materially impair or prejudice any such material protections or privileges with respect to the Retained Businesses, the Excluded Assets or the Retained Liabilities;

(o) All goodwill of the Business as a going concern; and

(p) Any other assets exclusively used, or held exclusively for use, in the operation of the Business (other than any assets identified as Excluded Assets in Section 2.5).

The Parties acknowledge and agree that a single asset may fall within more than one of the subsections of this Section 2.4; such fact does not imply that (i) such asset shall be transferred more than once or (ii) any duplication of such asset is required.

Section 2.5 Excluded Assets. Notwithstanding anything in this Agreement to the contrary, Purchaser expressly understands and agrees that the following assets and properties of the Seller Entities (the “Excluded Assets”) shall be retained by the Seller Entities and their Affiliates, and shall be excluded from the Purchased Assets:

(a) Any and all legal and beneficial interest in the share capital or equity interest of any Person;

(b) Any and all Contracts and portions of Contracts, including the Contracts set forth on Section 2.5(b) of the Seller Disclosure Schedules, other than the Specified Business Contracts;

(c) Any and all owned and leased real property and other interests in real property;

(d) Any and all Intellectual Property, other than the Business Intellectual Property;

(e) Any and all Tangible Personal Property, other than the Transferred Tangible Personal Property;

(f) Any and all raw materials, work-in-process, finished goods, supplies and other inventories, other than the Transferred Inventory;

(g) Any and all accounts receivable and other current assets (including prepaid expenses), other than the Business Current Assets;

(h) Any and all Cash Amounts;

(i) Any and all Permits, other than those specifically identified as Purchased Assets in Section 2.4;

(j) Any and all claims and defenses (including any Retained Claim), other than the claims and defenses specifically identified as Purchased Assets in Section 2.4;

(k) Any and all documents, instruments, papers, books, records, books of account, files and data, catalogs, brochures, sales literature, promotional materials, certificates and other documents not specifically identified as Purchased Assets in Section 2.4;

(l) Any and all loans and advances, if any, by the Seller Entities to any of their Affiliates or otherwise to the Business;

(m) Any and all refunds or credits of or against Excluded Business Taxes, including any such refund or credit of or against Excluded Business Taxes that is attributable to any net operating loss or Tax credit;

(n) Any and all Tax Returns and other books and records related to Taxes of, paid or payable by Seller, the Seller Entities or any of their respective Affiliates, other than any such Tax Returns and books and records that are exclusively related to the Purchased Assets, the Assumed Liabilities, or the Business;

(o) Any and all insurance policies and binders and interests in insurance pools and programs and self-insurance arrangements whether or not related to the Business, for all periods before, through and after the Closing, including any and all refunds and credits due or to become due thereunder and any and all claims, rights to make claims and rights to proceeds on any such insurance policies, binders and interests for all periods before, through and after the Closing;

(p) Except for those assets expressly identified as Purchased Assets in the subsections of Section 2.4, any and all assets, business lines, properties, rights, Contracts and claims of Seller or any of its Subsidiaries not exclusively used, or held exclusively for use, in the operation of the Business (including all assets, business lines, properties, rights, Contracts and claims constituting ownership interests in, or that are exclusively used or exclusively held for use in or exclusively related to, the Retained Businesses), wherever located, whether tangible or intangible, real, personal or mixed;

(q) The Specified Insurance Policies; and

(r) The assets set forth on Section 2.5(r) of the Seller Disclosure Schedules.

The Parties acknowledge and agree that neither Purchaser nor any of its Subsidiaries will acquire any direct or indirect right, title and interest in any Excluded Assets.

Section 2.6 Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, the Designated Purchasers shall assume and agree to pay, satisfy, discharge and perform all of the Liabilities of the Seller Entities and their Affiliates related to or arising out of the Purchased Assets or the Business, other than the Liabilities identified as Retained Liabilities in clauses (a) through (k) of Section 2.7 (the “Assumed Liabilities”), in each case, whether accruing or arising prior to, on or after Closing, including the following:

(a) Any and all Liabilities relating to or arising out of the ownership, use or conduct of the Business or the Purchased Assets, whether accruing or arising before, on or after the Closing Date, whether known or unknown, fixed or contingent, asserted or unasserted, and not satisfied or extinguished as of the Closing Date, including any and all Liabilities in respect of any Proceedings related thereto, other than the Liabilities identified as Retained Liabilities in Section 2.7;

(b) Any and all Liabilities relating to or arising out of the Specified Business Contracts;

(c) Any and all Liabilities relating to or arising out of the design, manufacture, testing, marketing, distribution, use or sale of Products;

(d) Except for the Liabilities set forth in Section 2.7(i), any and all Liabilities for product liability, product warranty, product recall, product defect and personal injury from Products or clinical trials related to the Business;

(e) Any and all Liabilities with respect to any return, repair, warranty or similar Liabilities relating to products, projects and services of the Business that were designed, planned, managed, constructed, supervised, manufactured or sold on, prior to or after the Closing Date;

(f) Any and all Liabilities for (i) Taxes for which Purchaser is responsible pursuant to Section 7.3 and (ii) Taxes of, relating to or imposed with respect to the Purchased Assets, the Assumed Liabilities or the Business, in each case, other than Excluded Business Taxes;

(g) Any and all Liabilities in respect of or relating to Transferred Employees, other than (i) with respect to workers compensation claims being paid as of the Closing Date, (ii) claims for unpaid wages by Seller or its Affiliates to Transferred Employees prior to the Closing Date, and (iii) as set forth in Section 2.7(d);

(h) Any and all Liabilities for which Purchaser or its Affiliates expressly has responsibility pursuant to this Agreement, including pursuant to Section 5.11; and

(i) Any and all accounts payable and other current Liabilities included in the calculation of the Closing Working Capital. The Parties acknowledge and agree that a single Liability may fall within more than one subsection in this Section 2.6; such fact does not imply that (A) such Liability shall be transferred more than once or (B) any duplication of such Liability is required.

Section 2.7 Retained Liabilities. The Seller Entities or their Affiliates shall retain and be responsible for, and Purchaser shall not assume, the following Liabilities of the Seller Entities or their Affiliates (the “Retained Liabilities”):

(a) Any Indebtedness of the Seller Entities or their respective Subsidiaries as of the Closing;

(b) Any Liabilities for which any Seller Entity expressly has responsibility pursuant to this Agreement;

(c) All Liabilities to the extent arising out of or related to the Excluded Assets (other than any Liabilities for which Purchaser or any of its Affiliates expressly has responsibility pursuant to the terms of this Agreement or any Transaction Document, and other than Liabilities that are separately allocated pursuant to any other agreement or transaction related to such Excluded Assets between Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, including any commercial or other agreements unrelated to this Agreement, as applicable);

(d) Except as set forth in Section 6.2(b) and Section 6.2(e), all Liabilities relating to or arising out of any Seller Benefit Plan and all Liabilities arising under or in connection with an employee benefit plan, program, policy or arrangement sponsored, maintained or contributed to by any ERISA Affiliates;

(e) All Liabilities related to (i) any Former Business Employee or (ii) any Business Employee not assumed by Purchaser pursuant to Section 2.6(g);

(f) All Liabilities for Excluded Business Taxes;

(g) All Liabilities for Transfer Taxes for which Seller is responsible pursuant to Section 7.3;

(h) All financial obligations of Seller under the Royalty Purchase Agreement, dated June 11, 2020, by and between Seller and RPI 2019 Intermediate Finance Trust;

(i) All Liabilities for claims made prior to the Closing for product liability, product warranty, product recall, product defect and personal injury from Products or clinical trials related to the Business, to the extent constituting covered losses or coverable losses under the Specified Insurance Policies (regardless of whether actually paid by the insurer and regardless of whether included in any deductible) and not in excess of the aggregate limit of such Specified Insurance Policies;

(j) All criminal Liabilities and obligations and all civil penalties of Seller and its Affiliates arising from criminal Proceedings or breaches by Seller or its Affiliates of criminal Laws, but solely to the extent such Liabilities and obligations are excluded from coverage under the terms of the RWI Policy; and

(k) Fees and expenses of brokers, finders, outside counsel, financial advisors, accountants, consultants and other professional advisors incurred by Seller or any of its Affiliates specifically in connection with the Sale Process and the negotiation, execution and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby and any other similar processes which occurred with any other Person.

Section 2.8 Closing Deliveries and Actions.

(a) At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller (or one or more other Seller Entities designated by Seller) the following:

(i) an amount in immediately available funds equal to the Closing Purchase Price, by one or more wire transfer(s) to one or more bank accounts designated in writing by Seller (such designation to be made by Seller at least five (5) Business Days prior to the Closing Date); provided that if any portion of the Closing Purchase Price is required under applicable Law to be paid to a specific Seller Entity, then the applicable amount (as determined pursuant to Section 2.10(a)) shall be paid by the applicable Designated Purchaser to the applicable Seller Entity in lieu of the payment of such portion of the Closing Purchase Price to Seller;

(ii) the certificate to be delivered pursuant to Section 8.3(c);

(iii) a counterpart of the Transition Services Agreement, in substantially the form attached as Exhibit A hereto (the “Transition Services Agreement”), and with the services and pricing schedules to be agreed pursuant to Section 5.26, duly executed by Purchaser;

(iv) a counterpart of the Transition Distribution Services Agreement, to be agreed pursuant to Section 5.26, duly executed by Purchaser;

(v) a counterpart of one (or, to the extent reasonably necessary with respect to any transfer of Purchased Assets or Assumed Liabilities outside of the United States, more than one) Assignment and Assumption Agreement and Bill of Sale providing for the transfer of the Seller Entities’ right, title and interest as of the Closing in and to the Purchased Assets and the assumption by the applicable Designated Purchasers of the Assumed Liabilities in accordance with and subject to this Agreement, by and between the applicable Seller Entities and the applicable Designated Purchasers, in customary form (each, an “Assignment Agreement and Bill of Sale”), duly executed by the applicable Designated Purchasers;

(vi) a counterpart of one (or, to the extent reasonably necessary with respect to any transfer of Purchased Assets or Assumed Liabilities outside of the United States, more than one) assignment agreement in respect of any Business Intellectual Property providing for the transfer of the Seller Entities’ right, title and interest as of the Closing in and to any Business Intellectual Property and the assumption by the applicable Designated Purchasers of the Assumed Liabilities relating thereto in accordance with and subject to this Agreement, by and between the applicable Seller Entities and the applicable Designated Purchasers, in customary form (each, an “IP Assignment”), duly executed by the applicable Designated Purchasers;

(vii) any other instruments necessary and appropriate to evidence Purchaser’s assumption of the Assumed Liabilities pursuant to and in accordance with this Agreement, in each case duly executed by Purchaser, to the extent applicable.

(b) At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

(i) the certificate to be delivered pursuant to Section 8.2(c);

(ii) a counterpart of the Transition Services Agreement, duly executed by the Seller Entity named as a party thereto;

(iii) a counterpart of the Transition Distribution Services Agreement, duly executed by the Seller Entity named as a party thereto;

(iv) a completed certification of non-foreign status, in form and substance prescribed by Treasury Regulations Section 1.1445-2(b)(2)(iv), duly executed by each Seller Entity (other than a Seller Entity that is a foreign person within the meaning of Section 1445 of the Code), except that in the case of such a Seller Entity that is a disregarded entity for U.S. federal income tax purposes, such certification shall be completed with respect to and duly executed by the regarded owner of such Seller Entity;

(v) a counterpart of one (or, to the extent reasonably necessary with respect to any transfer of Purchased Assets or Assumed Liabilities outside of the United States, more than one) Assignment Agreement and Bill of Sale, duly executed by each Seller Entity named as a party thereto;

(vi) a counterpart of one (or, to the extent reasonably necessary with respect to any transfer of Purchased Assets or Assumed Liabilities outside of the United States, more than one) IP Assignment, duly executed by the applicable Seller Entities; and

(vii) any other instruments of transfer necessary and appropriate to evidence the transfer of the Seller Entities’ right, title and interest in the Purchased Assets pursuant to and in accordance with this Agreement duly executed by each Seller Entity named as a party thereto, to the extent applicable.

(c) At the written request of the Purchaser delivered no later than twenty (20) Business Days prior to the Closing Date, Seller shall, and shall cause its Subsidiaries to, conduct a physical count of the inventory of finished product of the Seller Entities, as of a date that is within ten (10) Business Days prior to the Closing Date. Such inventory count shall be observed by Representatives of Purchaser and Seller (subject to Section 5.6) and conducted in a manner reasonably acceptable to the Purchaser and Seller; provided that in no event will Purchaser have any right to terminate this Agreement or delay or prevent the Closing based on the results of, or any failure to complete, such inventory count. The Parties acknowledge and agree that the results of such inventory count shall be taken into account in the calculation of Closing Working Capital in accordance with GAAP.

Section 2.9 Adjustment to Base Purchase Price.

(a) Section 2.9(a) of the Seller Disclosure Schedules sets forth a calculation of the Working Capital of the Business as of September 30, 2020 (the “Working Capital Determination Schedule”), including the asset and liability line items included in the calculation thereof. The Working Capital Determination Schedule was prepared in accordance with GAAP.

(b) At least five (5) Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Purchaser a closing statement (the “Closing Statement”) setting forth a good-faith estimate of the Adjustment Amount (such estimate, the “Estimated Adjustment Amount”). The Closing Statement shall set forth the calculations of the Adjustment Amount and shall be prepared in accordance with GAAP, including, to the extent applicable, the use of the same line items and line item entries set forth on and used in the preparation of the Working Capital Determination Schedule. The Estimated Adjustment Amount shall be used to calculate the Closing Purchase Price to be paid by Purchaser to Seller at the Closing. If Purchaser raises any reasonable objections to the Closing Statement, Seller will consider in good faith such objections prior to the Closing and make such revisions to such disputed items as may be mutually agreed between the Parties; provided that in no event will Purchaser have any right to delay or prevent the Closing based on objections raised to the Closing Statement (or Seller’s failure to make any revisions in respect of any disputed items). Purchaser raising or not raising any objection or dispute pursuant to this Section 2.9(a) shall not in any way prejudice Purchaser’s right to raise any matter after the Closing pursuant to the other provisions of this Section 2.9.

(c) As promptly as reasonably possible and in any event within ninety (90) days after the Closing Date, Purchaser shall prepare or cause to be prepared, and will provide to Seller, a written statement (the “Post-Closing Statement”) setting forth a good-faith calculation of the Adjustment Amount. The Post-Closing Statement shall set forth in reasonable detail Purchaser’s calculations of the Adjustment Amount and shall be prepared in accordance with GAAP, including, to the extent applicable, the use of the same line items and line item entries set forth on and used in the preparation of the Working Capital Determination Schedule. If Purchaser fails to timely deliver the Post-Closing Statement in accordance with this Section 2.9(c) (provided that if Seller has not provided all information, records, data and working papers pursuant to Section 2.9(e) at least twenty (20) days prior to the end of such ninety (90)-day period (to the extent requested pursuant to Section 2.9(e) at least thirty (30) days prior to such date), then the ninety (90)-day period for preparation of the Post-Closing Statement shall be extended by an additional twenty (20) days), then, at the election of Seller in its sole discretion and without prejudice to any and all other rights and remedies available to Seller, either (x) the Adjustment Amount shall be deemed to equal the Estimated Adjustment Amount or (y) Seller shall retain the Independent Accounting Firm (the fees and expenses of which shall be borne equally by Seller and Purchaser) to provide an audit or other review of Seller’s and its Subsidiaries’ books and records, perform the calculation of the Post-Closing Statement consistent with the provisions of this Section 2.9, and the determination of such accounting firm shall be conclusive and binding on the Parties absent manifest error.

(d) Within forty-five (45) days following receipt by Seller of the Post-Closing Statement, Seller shall deliver written notice to Purchaser of any dispute Seller has with respect to the calculation, preparation or content of the Post-Closing Statement (the “Dispute Notice”); provided, however, that if Seller does not deliver any Dispute Notice to Purchaser within such forty-five (45)-day period, the Post-Closing Statement will be final, conclusive and binding on the Parties. For purposes of this Section 2.9(d), Seller may only deliver a Dispute Notice on the basis that Purchaser’s calculation, preparation or content of the Adjustment Amount was not in accordance with the terms of this Agreement or contains mathematical errors on its face. The Dispute Notice, if any, shall set forth in reasonable detail (i) any item on the Post-Closing Statement that Seller disputes, (ii) the rationale for such dispute, and (iii) the proposed correct amount of such item and the proposed calculation thereof. Upon receipt by Purchaser of a Dispute Notice, Purchaser and Seller shall negotiate in good faith to resolve any dispute set forth therein. If Purchaser and Seller fail to resolve any such dispute within thirty (30) days after delivery of the Dispute Notice (the “Dispute Resolution Period”), then Purchaser and Seller jointly shall engage, within ten (10) Business Days following the expiration of the Dispute Resolution Period, Grant Thornton LLP or, if Grant Thornton LLP is unavailable or conflicted, another internationally recognized independent accounting firm selected jointly by Seller and Purchaser (the “Independent Accounting Firm”) to resolve any such dispute; provided that, if Seller and Purchaser are unable to agree on the Independent Accounting Firm, then each of Seller and Purchaser shall select an internationally recognized independent accounting firm, and the two (2) firms will mutually select a third (3rd) internationally recognized independent accounting firm to serve as the Independent Accounting Firm, provided, further, that if either Purchaser, on the one hand, or Seller, on the other hand, fails to so select such independent accounting firm within ten (10) days following notice of a Party that it is unable to agree with the other Party on a substitute Independent Accounting Firm, then the Parties agree that the independent accounting firm selected by the other Party shall be deemed to be the Independent Accounting Firm. As promptly as practicable, and in any event not more than fifteen (15) days following the engagement of the Independent Accounting Firm, Purchaser and Seller shall each prepare and submit a presentation detailing such Party’s complete statement of proposed resolution of each issue still in dispute to the Independent Accounting Firm (and such presentation, and all other communications with the Independent Accounting Firm, will be simultaneously made or delivered to the other Party). Purchaser and Seller shall instruct the Independent Accounting Firm to, as soon as practicable after the submission of the presentations described in the immediately preceding sentence and in any event not more than twenty (20) days following such presentations, make a final determination of the appropriate amount of each of the items that remain in dispute as indicated in the Dispute Notice (and that have not been thereafter resolved by written agreement of the Parties); provided that the failure of the Independent Accounting Firm to strictly conform to or comply with any deadlines or time periods specified in this Section 2.9(d) shall not render the determination of the Independent Accounting Firm invalid or form the basis for which any Party may dispute or otherwise reject any final determination made by the Independent Accounting Firm hereunder. With respect to each disputed item, such determination, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller or Purchaser, as applicable, in the Dispute Notice and the Post-Closing Statement, respectively. Notwithstanding the foregoing, the scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to those items that remain in dispute as indicated in the Dispute Notice (and that have not been thereafter resolved by written agreement of the Parties) and whether any disputed determination of the Adjustment Amount was properly calculated in accordance with GAAP and this Agreement. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm pursuant to this Section 2.9(d) shall be allocated between the Seller and Purchaser in the same proportion that the aggregate dollar amount of items unsuccessfully disputed or defended, as the case may be, by each such Party (as finally determined by the Independent Accounting Firm) bears to the total dollar amount of disputed items presented by both Parties. All determinations made by the Independent Accounting Firm, and the Post-Closing Statement, as modified by the Independent Accounting Firm and to reflect any items resolved by written agreement of the Parties, will be final, conclusive and binding on the Parties absent manifest error.

(e) For purposes of complying with the terms set forth in this Section 2.9, each of Seller and Purchaser shall reasonably cooperate with and make available to each other, the Independent Accounting Firm and each of their respective Representatives all information, records, data and working papers, in each case to the extent related to the Purchased Assets, Assumed Liabilities or Business, and shall permit access to its and their facilities and personnel, as may be reasonably required in connection with the preparation, analysis and review of the Post-Closing Statement and the resolution of any disputes thereunder.

(f) The “Final Purchase Price” means the Base Purchase Price, plus the Adjustment Amount (which may be zero, or a positive or negative number), as finally determined pursuant to Section 2.9(d), minus (c) fifty percent (50%) of the RWI Premium Amount.

(g) If the Closing Purchase Price shall exceed the Final Purchase Price, then Seller shall pay or cause to be paid an amount in cash equal to such excess to Purchaser by wire transfer of immediately available funds to an account or accounts designated in writing by Purchaser to Seller; or if the Final Purchase Price shall exceed the Closing Purchase Price, then Purchaser shall pay or cause to be paid an amount in cash equal to such excess to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Purchaser. Any such payment is to be made within five (5) Business Days of the date on which the Adjustment Amount is finally determined pursuant to this Section 2.9.

(h) The process set forth in this Section 2.9 (and Section 2.10) shall be the sole and exclusive remedy of any of the Parties and their respective Affiliates for any disputes related to the Closing Working Capital, the Adjustment Amount, the Closing Purchase Price, the Final Purchase Price and the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith.

Section 2.10 Purchase Price Allocation.

(a) To the extent necessary to prepare bills of sale, transfer agreements, or otherwise to timely comply with the requirements of applicable Law in respect of the sale of any of the Purchased Assets, at least twenty (20) days prior to the Closing Date, Purchaser shall deliver to Seller an allocation statement (the “Preliminary Jurisdictional Allocation”), which sets forth the amount of the Base Purchase Price (and any other items that are reasonably anticipated to be treated as additional consideration for Tax purposes) allocable to each of the Seller Entities. If Seller disagrees with the Preliminary Jurisdictional Allocation, Seller may, within ten (10) days after delivery of such Preliminary Jurisdictional Allocation, deliver a notice to Purchaser to such effect, specifying those items as to which Seller disagrees. Seller and Purchaser shall, during the ten (10) days following such delivery, cooperate in good faith to resolve such dispute prior to the Closing. In the event Seller and Purchaser are unable to agree on a Preliminary Jurisdictional Allocation prior to the Closing, Purchaser’s proposed Preliminary Jurisdictional Allocation shall be used to prepare bills of sale, transfer agreements, and other documents that are required under applicable Law to effect the Transaction at Closing.

(b) Within ninety (90) days following the determination of the Final Purchase Price, Purchaser shall prepare and deliver to the Seller for its prompt review and comment, an allocation statement (the “Final Allocation”), which sets forth (i) the amount of the Final Purchase Price (and any additional amounts treated as consideration for applicable Tax purposes) allocable to each Seller Entity, (ii) the amount of the Final Purchase Price (and any additional amounts treated as consideration for applicable Tax purposes) allocable among the Purchased Assets in respect of any transfer that is an “applicable asset acquisition” within the meaning of Section 1060 of the Code, and (iii) the identity of any Seller Entities to which the payments contemplated by Section 2.13 are allocable. The Final Allocation shall be prepared in accordance with Section 1060 of the Code and, to the extent Seller and Purchaser agreed to a Preliminary Jurisdictional Allocation prior to Closing, in a manner consistent with such Preliminary Jurisdictional Allocation. Seller shall notify Purchaser in writing of any objections to the Final Allocation within fifteen (15) days after Seller receives the Final Allocation. If Seller does not notify Purchaser of any objections to the Final Allocation, within that fifteen (15)-day period, the Final Allocation shall be construed as final. If Seller notifies Purchaser of an objection to the Final Allocation by the end of the fifteen (15)-day period, Purchaser and Seller shall attempt in good faith to resolve the dispute, and if Purchaser and Seller are unable to resolve their differences within fifteen (15) days thereafter (“Allocation Dispute Resolution Period”), then the disputed items on the Final Allocation shall be submitted to the Independent Accounting Firm within five (5) days after the end of the Allocation Dispute Resolution Period for resolution with the costs paid 50% by Seller and 50% by Purchaser, and the Independent Accounting Firm shall be instructed to deliver a finalized Final Allocation as soon as possible.

(c) Except as otherwise required by applicable Law or as specifically required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Law), the Parties and their Affiliates shall report and file Tax Returns (including IRS Forms 8594) in all respects and for all purposes in a manner consistent with the Final Allocation, and shall not take any position before any Taxing Authority that is in any way inconsistent with the Final Allocation. Any adjustments made to the Final Purchase Price shall be allocated among the Purchased Assets in a manner consistent with the Final Allocation. Each of Purchaser and Seller shall notify the other Party to the extent a Taxing Authority makes a claim with respect to such Party that is inconsistent with the Final Allocation.

Section 2.11 Non-Assignment; Consents.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer or convey any Purchased Asset or any assumption of Assumed Liabilities relating to such Purchased Asset if an attempted sale, assignment, transfer, conveyance or assumption thereof in connection with the Transaction or the other transactions contemplated by this Agreement would be prohibited by Law or would, without the approval, authorization or consent of, Filing with, or granting or issuance of any license, order, waiver or permit by, any third party or Governmental Entity (collectively, “Approvals”), (i) constitute a breach or other contravention in respect thereof, (ii) be ineffective, void or voidable, or (iii) adversely affect the rights thereunder of Purchaser or any of its officers, directors, agents or Affiliates (unless waived by Purchaser), unless and until such Approval is obtained, it being understood that the Parties’ obligations to effect the Transaction and the other transactions contemplated by this Agreement, including Purchaser’s obligation to pay the Closing Purchase Price (and any adjustments thereto in accordance with this Agreement) are not conditioned upon the receipt of such Approvals, other than the Regulatory Approvals that are conditions to the Closing pursuant to Section 8.1(a).

(b) Seller and Purchaser shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to obtain, or cause to be obtained, prior to the Closing or as promptly as practicable thereafter and at no cost to Seller or Purchaser or any of their Affiliates, any Approval (other than Regulatory Approvals, which shall be governed by Section 5.1) required to sell, assign or transfer any Specified Business Contract or other material Purchased Asset (including to assign or transfer any Shared Contract pursuant to Section 2.11(c)) and obtain the unconditional release of Seller and its Affiliates so that Purchaser and its Affiliates shall be solely responsible for the Assumed Liabilities. If any such Approval is not obtained prior to Closing (or if such Approval is denied by the applicable third party or Governmental Entity prior to or after the Closing), from the Closing until the earliest of (i) such time as such Approval is obtained, (ii) twenty-four (24) months following the Closing Date and (iii) with respect to a Specified Business Contract, the earlier of the expiration of the term of such Specified Business Contract or the execution of a replacement Contract by Purchaser or its Affiliate, the Parties will cooperate and use commercially reasonable efforts to implement, at no cost to Seller or Purchaser or any of their Affiliates, any arrangement reasonably acceptable to Purchaser and Seller intended to both (A) provide Purchaser, to the fullest extent practicable, the claims, rights and benefits of the applicable Purchased Asset and (B) cause Purchaser to bear, from and after the Closing, all costs and burdens of such Purchased Asset to the extent constituting Assumed Liabilities (including by means of any subcontracting, sublicensing or subleasing arrangement). When the requisite Approval is obtained, the applicable Purchased Asset will be deemed to have been automatically assigned and transferred to Purchaser on the terms set forth in this Agreement for no additional consideration and without the requirement of any further action by any Person, as of the Closing, except to the extent that the date of such Approval is deemed by applicable Law to have occurred on another date, in which case, as of such date.

(c) Any Contract entered into prior to the Closing with a third party to which Seller or any of its Subsidiaries is a party that does not exclusively relate to the Business (and is not otherwise set forth on Section 2.4(a)(i) of the Seller Disclosure Schedules) but relates to both the Business and the Retained Businesses, other than any enterprise-wide Contracts, Contracts with respect to off-the-shelf software and Contracts with any Taxing Authority (each, a “Shared Contract”) shall constitute a Purchased Asset and be assigned, transferred and conveyed subject to the terms and conditions of this Agreement (including the other provisions of this Section 2.11) only with respect to (and preserving the meaning of) those parts that relate to the Business, to either Purchaser or its applicable Affiliate, if so assignable, transferrable or conveyable, or appropriately amended prior to, on or after the Closing, so that Purchaser shall be entitled to the rights and benefits of those parts of the Shared Contract that relate to the Business and shall assume the related portion of any Assumed Liabilities; provided, however, that (i) in no event shall any Person be required to assign (in whole or in part) or amend any Shared Contract that is not so assignable (or cannot be amended) by its terms without obtaining one or more Approvals, (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended, without such Approval or Approvals, until the earlier of (A) such time as such Approval or Approvals are obtained, (B) twenty-four (24) months following the Closing Date or (C) the earlier of the expiration of the term of such Shared Contract or the execution of a replacement Contract by Purchaser or its Affiliate, the Parties will cooperate and use commercially reasonable efforts to implement, at no cost to Seller or Purchaser or any of their Affiliates, any arrangement reasonably acceptable to Seller and Purchaser intended to both (1) provide Purchaser, to the fullest extent practicable, the claims, rights and benefits of those parts of the applicable Shared Contract that relate to the Business and (2) cause Purchaser to bear, from and after the Closing, all costs and burdens of such Shared Contract to the extent constituting Assumed Liabilities (including by means of any subcontracting, sublicensing or subleasing arrangement).

(d) Notwithstanding anything in this Agreement to the contrary, any transfer or assignment to Purchaser of any Purchased Asset or any part of a Shared Contract that shall require an Approval as described above in this Section 2.11 shall be made subject to such Approval being obtained, and neither Seller, Purchaser nor any of their Affiliates shall be required to agree to any arrangement or take any action in connection with the matters contemplated by this Section 2.11 that would (w) constitute a breach or other contravention in respect of any Purchased Assets or Shared Contract, (x) be ineffective, void or voidable, (y) adversely affect the rights thereunder of Purchaser, Seller, the Seller Entities or any of their respective officers, directors, agents or Affiliates, or (z) require Purchaser, Seller or any of their respective Affiliates to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees).

(e) If any Specified Business Contract, including any Shared Contract, contains a license or sublicense of Licensed Business Intellectual Property and is not assigned to Purchaser or one of its Affiliates effective as of the Closing (each such Specified Business Contract, a “Retained IP License”) due to the absence of any required Approval, Seller and its Affiliates shall grant, as promptly as practicable following the Closing, and to the extent permissible under (and subject to the terms and conditions of) the applicable Retained IP License, to Purchaser and its Affiliates, a perpetual, irrevocable, fully paid-up, assignable, worldwide, non-exclusive right and sublicense to the Business Intellectual Property that is the subject of such Retained IP License.

Section 2.12 Withholding. Purchaser, Seller and their respective Affiliates acknowledge and expressly agree that under applicable Law as of the date hereof, if Seller (and each other Seller Entity that is a United States person as determined for U.S. federal income tax purposes) delivers at Closing the certificate required by Section 2.8(b)(iii), Purchaser will not withhold or deduct any amounts in respect of U.S. federal Tax in connection with or as a result of any payment to be made pursuant to this Agreement that is allocable to Seller (or any Seller Entity that is a United States person as determined for U.S. federal income tax purposes) under the Preliminary Jurisdictional Allocation (in the case of any such payment to be made prior to the existence of a Final Allocation) or under the Final Allocation (in the case of any such payment to be made after the existence of a Final Allocation). Purchaser, Seller, and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable in connection with this Agreement, such amounts as it is required to deduct and withhold under any provision of applicable Tax Law; provided, however, that if Purchaser determines that any amount is required by Law to be deducted or withheld from a payment to be made pursuant to this Agreement, or that any Tax forms are necessary to establish that no such deduction or withholding is required, Purchaser shall notify Seller of this determination no fewer than ten (10) days prior to the Closing Date. To the extent amounts are so withheld, such withheld amounts will be treated for all purposes as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.13 Earnout Payments.

(a) Net Sales Payments.

(i) As further consideration under this Agreement, Purchaser shall pay to Seller contingent consideration based on Net Sales (as adjusted pursuant to Section 2.13(a)(ii), the “Earn-Out Payment”) equal to (A) five percent (5%) of the Net Sales of TIBSOVO during each Net Sales Measurement Period and (B) fifteen percent (15%) of Net Sales of Vorasidenib during each Net Sales Measurement Period. For clarity, the Earn-Out Payments shall be payable with respect to each Earn-Out Product solely during the applicable Net Sales Term.

(ii) If at any time between the Closing Date and the end of the Net Sales Term, Purchaser makes Third Party License Payments with respect to an Earn-Out Product, Purchaser may credit the amount equal to fifty percent (50%) of such Third Party License Payments against the amounts payable to Seller pursuant to Section 2.13(a)(i) in relation to such Earn-Out Product.

(iii) No later than forty-five (45) days after end of each Net Sales Measurement Period with respect to an Earn-Out Product, Purchaser shall (A) deliver to Seller a preliminary Net Sales Statement (a “Quarterly Net Sales Statement”) with respect to such Earn-Out Product for such Net Sales Measurement Period; and (B) pay or cause to be paid to Seller the Earn-Out Payment for such Net Sales Measurement Period by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Purchaser.

(iv) With respect to each Fiscal Year during the Net Sales Term, no later than forty-five (45) days following completion of the Purchaser Audited Financial Statements for such Fiscal Year, Purchaser shall (A) prepare and deliver to Seller a final Net Sales Statement with respect to each Earn-Out Product for such Fiscal Year (an “Annual Net Sales Statement”), with each Annual Net Sales Statement consistent with the Purchaser Audited Financial Statements; and (B) if aggregate Net Sales, as set forth in the Annual Net Sales Statement, exceed aggregate Net Sales, as set forth in the Quarterly Net Sales Statements for the applicable Fiscal Year, then pay or cause to be paid to Seller an amount in cash equal to such difference by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Purchaser. If aggregate Net Sales, as set forth in the Annual Net Sales Statement, are less than aggregate Net Sales, as set forth in the Quarterly Net Sales Statements for the applicable Fiscal Year, then, at the option of Purchaser, (A) Seller shall pay or cause to be paid to Purchaser an amount in cash equal to such difference within thirty (30) days following receipt of an invoice from Purchaser after the final determination thereof (which invoice shall be issued by Purchaser within sixty (60) days after issuance of the Annual Net Sales Statement), by wire transfer of immediately available funds to an account or accounts designated in writing by Purchaser to Seller, or (B) Purchaser shall have the right to offset an amount equal to such difference against any future Earn-Out Payments payable under this Section 2.13(a).

(b) Regulatory Approval Milestone Payment. If and only if the Closing shall have occurred, if the Regulatory Approval Milestone occurs in full on or before January 1, 2027 (it being understood that the Regulatory Approval Milestone may be satisfied in parts on multiple dates), then Purchaser shall pay or cause to be paid to Seller Two Hundred Million Dollars ($200,000,000) in cash, by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Purchaser. Such payment shall be made no later than forty-five (45) days after the date the Regulatory Approval Milestone occurs. For clarity, such milestone payment shall not be due if the Regulatory Approval Milestone is achieved after January 1, 2027. The Regulatory Approval Milestone shall be payable only once.

(c) Commercially Reasonable Efforts. From and after the Closing, Purchaser shall, and shall cause its Affiliates to, use Commercially Reasonable Efforts to achieve the Regulatory Approval Milestone. During the applicable Net Sales Term for each Product, Purchaser shall, and shall cause its Affiliates to, and shall instruct any other Earn-Out Product Selling Entity to, use Commercially Reasonable Efforts to commercialize, sell and market TIBSOVO and Vorasidenib in the US Territory. Nothing in this Section 2.13(c) shall be deemed to (i) require Purchaser to set the Earn-Out Product prices during the Net Sales Term in a manner that is inconsistent with Purchaser’s long-term business plan and objectives for the Earn-Out Products, or (ii) prohibit Purchaser or any of its Affiliates from researching, developing, or commercializing any product that competes with any Earn-Out Product.

(d) Books and Records. Purchaser shall keep, and shall cause its Affiliates to keep, and shall instruct the other Earn-Out Product Selling Entities to keep, true, complete and accurate books and records relating to each Earn-Out Product, including books and records in sufficient detail to enable the amounts payable to Seller pursuant to this Section 2.13 to be determined for a period of at least five (5) years following the end of any calendar year to which such books and records pertain.

(e) Audits. At the written request of Seller, Purchaser shall, and shall cause its Affiliates to, permit the Independent Accounting Firm to review and/or audit any Annual Net Sales Statement pursuant to the procedure described in Section 2.9(d) as if Section 2.9(d) applied to a dispute regarding such Annual Net Sales Statement instead of the Post-Closing Statement (but subject to the other provisions of this Section 2.13(e)). Such examinations may not be (i) conducted for any Fiscal Year more than two (2) years after the end of such Fiscal Year, (ii) conducted more than once in any twelve (12) month period or (iii) repeated for any Fiscal Year. The Independent Accounting Firm shall identify discrepancies between the Annual Net Sales Statements and the amount of Net Sales or Permitted Deductions for each Earn-Out Product (including the amounts of any underpayments or overpayments and the nature of the underpayments and overpayment), and determine whether the calculation of the Earn-Out Payment with respect to each Earn-Out Product during the applicable period was accurate. The Independent Accounting Firm shall as promptly as practicable provide a summary of its preliminary conclusions with respect to the foregoing, and Purchaser and Seller shall have the opportunity (not to exceed thirty (30) days after the delivery of such preliminary conclusions) to review and comment on the Independent Accounting Firm’s preliminary conclusions before they are finalized by the Independent Accounting Firm. After such period, the Independent Accounting Firm shall as promptly as practicable deliver to Seller and Purchaser the final conclusions of the Independent Accounting Firm, which conclusions shall be binding on the Parties, absent fraud or manifest error. If Net Sales for any Fiscal Year, as finally determined pursuant to this Section 2.13(e), exceed Net Sales as set forth in the applicable Annual Net Sales Statement, then Seller shall furnish to Purchaser an invoice for an amount equal to such difference no later than sixty (60) days after the final determination thereof, and Purchaser shall pay or cause to be paid to Seller an amount in cash equal to such difference, within thirty (30) days following receipt of such invoice by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Purchaser. If Net Sales for any Fiscal Year, as finally determined pursuant to this Section 2.13(e), are less than Net Sales as set forth in the applicable Annual Net Sales Statement, then, at the option of Purchaser, (A) Seller shall pay or cause to be paid to Purchaser an amount in cash equal to such difference within thirty (30) days following receipt of an invoice from Purchaser after the final determination thereof (which invoice shall be issued by Purchaser within sixty (60) days after such final determination), by wire transfer of immediately available funds to an account or accounts designated in writing by Purchaser to Seller, or (B) Purchaser shall have the right to offset an amount equal to such difference against any future Earn-Out Payments payable pursuant to Section 2.13(a). All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm pursuant to this Section 2.13(e) shall be allocated between Seller and Purchaser in the same proportion that the aggregate dollar amount of items unsuccessfully disputed or defended, as the case may be, by each such Party (as finally determined by the Independent Accounting Firm) bears to the total dollar amount of disputed items presented by both Parties.

(f) Confidentiality. All Net Sales Statements and related information, records, data and working papers made available to Seller or its Representatives shall be deemed Confidential Business Information and subject to Section 5.5(b), except that (i) the thirty-six (36) month non-disclosure period shall be deemed to commence as of the date they are provided to Seller or its Representatives hereunder rather than the Closing Date, (ii) each Party shall be permitted to disclose such information to the Independent Accounting Firm in connection with the procedures set forth in Section 2.13(f) and (iii) Seller shall be permitted to disclose the amounts of any Earn-Out Payment to the extent required by Law (including its financial reports and filings with the SEC).

(g) Earn-Out Product Transfer. From the Closing Date until the Loss of Exclusivity with respect to each Earn-Out Product, Purchaser and its Affiliates may not, directly or indirectly, by a sale or swap of assets, merger, reorganization, joint venture, lease, license or any other similar transaction or arrangement, sell, transfer, convey or otherwise dispose of their respective rights in and to such Earn-Out Product to a third party (other than Purchaser or its Affiliates) (each such transaction or arrangement, an “Earn-Out Product Transaction”), unless the agreement providing for such Earn-Out Product Transaction (which Purchaser shall take all reasonable actions necessary to enforce) shall require the transferee to comply with this Section 2.13, including to use Commercially Reasonable Efforts as set forth in Section 2.13(c), and assume the Purchaser’s obligations under this Agreement with respect to such Earn-Out Product; provided that no Earn-Out Product Transaction shall relieve Purchaser of its obligations under this Section 2.13 with respect to an Earn-Out Product without the prior written consent of Seller unless (i) such third party acquires all or substantially all of the assets of the oncology business of Purchaser or (ii) such third party is reasonably creditworthy in relation to the ability to satisfy the payment and other obligations with respect to such Earn-Out Product under this Agreement. Purchaser shall have no liability under this Section 2.13 with respect to such Earn-Out Product after any such Earn-Out Product Transaction that satisfies either clause (i) or (ii) in the immediately preceding sentence. This Section 2.13(g) shall not apply to licensing arrangements between Purchaser and its Affiliates, on the one hand, and third party licensees, distributors and contract manufacturers, on the other hand, entered into in the ordinary course of business for purposes of developing, manufacturing, distributing or selling Earn-Out Products and for which the gross amounts invoiced for sales of Earn-Out Products by the applicable third party licensee, distributor or contract manufacturer will be reflected in Net Sales of such Earn-Out Products in accordance with the terms of this Section 2.13.

(h) Tax Matters. Any amounts payable by a Party to the other Party pursuant to this Section 2.13 shall not be reduced on account of any Taxes unless required by Law.

(i) Late Payments. Purchaser shall pay interest to Seller on the aggregate amount of any payments that are not paid on or before the date that such payments are due under this at a rate per annum equal to the Interest Rate, calculated on the number of days between the date that such payments are due and the date that such payments are actually paid.

(j) Disputed Amounts. If any Purchaser Indemnified Party has provided any notice of any Specified Indemnity Claim prior to the due date of any payment pursuant to this Section 2.13 (such date, the “Applicable Earn-Out Payment Date”) and there has not been a final resolution of all Specified Indemnity Claims underlying all such notices pursuant to this Agreement prior to the Applicable Earn-Out Payment Date, then only the Released Earn-Out Amount (if any) will be paid by Purchaser to Seller by the Applicable Earn-Out Payment Date. For purposes of this Section 2.13(j), the “Released Earn-Out Amount” means that portion of any amount payable under this Section 2.13 that is in excess of the aggregate amounts claimed in all unresolved or unsatisfied Specified Indemnity Claims (such aggregate amounts so claimed, collectively, the “Disputed Amount”), and “Specified Indemnity Claim” means a claim pursuant to Section 10.2(a)(ii) with respect to the Retained Liabilities described in Section 2.7(h). The Disputed Amount (if any) will be retained by Purchaser from the Applicable Earn-Out Payment Date until the applicable unresolved or unsatisfied Specified Indemnity Claims are settled or resolved in accordance with this Agreement, in which case the Disputed Amount (or any applicable part thereof) will be, as applicable, paid to Seller in accordance with this Section 2.13 or used to satisfy the indemnification obligations of Seller, as so settled or resolved, under Article X.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in, or qualified by any matter set forth in, the Seller Disclosure Schedules (it being agreed that the disclosure of any matter in any section or subsection in the Seller Disclosure Schedules shall be deemed to be disclosed in any other relevant section or subsection in the Seller Disclosure Schedules as long as the relevance of such disclosure to such other section or subsection is reasonably apparent on its face), Seller hereby represents and warrants to Purchaser as follows:

Section 3.1 Organization and Standing.

(a) Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where the failure to be in good standing or have such requisite power would not reasonably be expected to be material to the Business, taken as a whole. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification or licensure necessary, except where the failure to so qualify would not reasonably be expected to be material to the Business, taken as a whole.

(b) Each Seller Entity (other than Seller) is a corporation, partnership or other legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization, and has all requisite corporate, partnership or other similar power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where the failure to be in good standing or have such requisite power would not reasonably be expected to be material to the Business, taken as a whole. Each Seller Entity (other than Seller) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification or licensure necessary, except where the failure to so qualify has not had and would not reasonably be expected to be material to the Business, taken as a whole.

Section 3.2 Authority; Enforceability.

(a) Seller has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it will be a party and, subject to the approval of the Transaction by holders of at least a majority of the outstanding shares of Seller Common Stock entitled to vote thereon (the “Seller Stockholder Approval”), to perform its obligations hereunder and thereunder. Subject to the receipt of the Seller Stockholder Approval, the execution and delivery by Seller of this Agreement and each such Transaction Document, and the performance by Seller of its obligations hereunder and thereunder, have been, or will have been as of the Closing, duly authorized by all requisite corporate action. Each other Seller Entity has, or in respect of any Transaction Documents or other deliverables to be executed or delivered after the date hereof by any Seller Entity, will have as of the Closing, all requisite corporate or other similar applicable power and authority to execute and deliver each Transaction Document to which it will be a party and to perform its obligations thereunder. The execution and delivery by each other Seller Entity of each Transaction Document to which it will be a party, if applicable, and, subject to receipt of the Seller Stockholder Approval, the performance by it of its obligations thereunder, have been, or will have been as of the Closing, duly authorized by all requisite corporate or other similar applicable action.

(b) The Seller Board has (i) determined that the transactions contemplated by this Agreement, including the Transaction, are fair to and in the best interests of Seller and its stockholders, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transaction, (iii) resolved to recommend that the holders of Seller Common Stock approve the sale of the Purchased Assets as contemplated by this Agreement (the “Seller Recommendation”) and (iv) directed that the approval of the Transaction be submitted for consideration by Seller’s stockholders at a meeting thereof.

(c) This Agreement has been duly executed and delivered by Seller and, assuming this Agreement has been duly executed and delivered by Purchaser, constitutes a valid and binding obligation of Seller, and each other Transaction Document will be as of the Closing duly executed and delivered by each Seller Entity that will be a party thereto and will, assuming such Transaction Document has been duly executed and delivered by Purchaser and each Affiliate of Purchaser party thereto, constitute a valid and binding obligation of such Seller Entity, in each case enforceable against such Seller Entity in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a Proceeding in equity or law).

Section 3.3 No Conflicts; Consents. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and the other Seller Entities party thereto and the consummation of the transactions contemplated hereby or thereby by any Seller Entity do not and will not, directly or indirectly, (a) violate, breach or conflict with any provision of the certificate of incorporation or bylaws of Seller or the comparable organizational documents of any of the other Seller Entities, (b) subject to obtaining the consents set forth in Section 3.3(b) of the Seller Disclosure Schedules, conflict with, constitute a default under, or result in the breach or violation of, or give rise to any right of termination, cancellation, modification or acceleration (with or without the giving of notice or the lapse of time or both) of any right or obligation of the Seller Entities under, or result in a loss of any benefit of the Business under, any Material Contract, and (c) assuming compliance with, and the obtaining of all necessary Approvals with respect to, the matters set forth in Section 3.4 and Section 4.4, and subject to the receipt of the Seller Stockholder Approval, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Entity to which any Seller Entity is subject, except, with respect to clauses (b) and (c), as would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole.

Section 3.4 Governmental Authorization. The execution, delivery and performance of this Agreement by Seller does not require any Approval of, or Filing with, any Governmental Entity, except for (a) the expiration or early termination of the applicable waiting period under the HSR Act, (b) compliance with any applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the NASDAQ, (c) the Approvals and Filings set forth in Section 3.4 of the Seller Disclosure Schedules, and (d) Approvals and Filings which if not obtained or made would not reasonably be expected to be material to the Business, taken as a whole.

Section 3.5 Proceedings.

(a) There is no Proceeding pending or, to the Knowledge of Seller, threatened by or against the Seller Entities relating to the Business before any Governmental Entity or arbitration tribunal other than Proceedings which would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole. There is no Proceeding pending or, to the Knowledge of Seller, threatened that challenges or that is reasonably expected to have the effect of preventing, delaying or making illegal any of the transactions contemplated by this Agreement. Section 3.5(a) of the Seller Disclosure Schedules sets forth a complete and correct list and description of all material Proceedings made, filed or otherwise initiated by or against any Seller Entity with respect to the Business that are pending or have been resolved since January 1, 2018.

(b) No Seller Entity is subject to any outstanding Judgment of any Governmental Entity or arbitration tribunal relating to the Business other than Judgments which would not reasonably be expected to be material to the Business, taken as a whole.

Section 3.6 Business Financial Information.

(a) Section 3.6(a) of the Seller Disclosure Schedules sets forth copies of (i) unaudited abbreviated statement of revenues and expenses of the Business for the fiscal year ended December 31, 2019 and the nine (9)-month period ended September 30, 2020, and (ii) unaudited balance sheet information of the Business as of September 30, 2020 (collectively, the “Business Financial Information”).

(b) The Business Financial Information (i) has been derived from the books and records of the Seller Entities which have been prepared in accordance with GAAP, and (ii) fairly presents in all material respects (A) the assets, liabilities, revenues, and expenses of the Business (other than general and administrative costs that will not be included in the Transaction) as of the dates therein specified and (B) the results of operations of the Business for the periods indicated; provided that the Business Financial Information (1) does not include any liability items related to the Royalty Purchase Agreement, dated June 11, 2020, by and between Seller and RPI 2019 Intermediate Finance Trust, (2) does not comply with specific elements of carve-out financial statements as prepared in accordance with SEC guidance, (3) does not purport to reflect the assets, liabilities, revenues, and expenses that would have resulted if the Business had been a separate, stand-alone business during the periods presented as stand-alone financial statements have not been historically prepared for the Business, and (4) includes estimated allocations to the Business that are not necessarily indicative of the statement of revenues and expenses or balance sheet of the Business had it been a standalone entity. Both (i) the unaudited abbreviated statement of revenues and expenses of the Business for the nine (9)-month period ended September 30, 2020 and (ii) the unaudited abbreviated statement of revenues and expenses of the Business for the fiscal year ended December 31, 2019 included in the Business Financial Information have been prepared on a consistent basis.

(c) Neither the Seller Entities nor its independent auditors have identified or been made aware of (i) any “significant deficiency” or “material weakness” in the internal accounting controls utilized by the Seller Entities, (ii) any fraud, whether or not material, that involves the Seller Entities’ management or any other current or former employee, consultant, contractor or director of the Seller Entities who has a significant role in the preparation of financial statements or the internal accounting controls utilized by the Seller Entities, or (iii) any claim or allegation regarding any of the foregoing. The Seller Entities have made and kept books, records and accounts in a manner which accurately and fairly reflect the transactions and dispositions of the assets and liabilities of the Business. The Seller Entities maintain a system of internal accounting controls over financial reporting, including finance and accounting policies and procedures, sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. These controls are maintained at the Seller level and not necessarily specific to the transaction.

(d) The Business does not have any Liabilities that would be required under GAAP to be reflected on a balance sheet of the Business, other than (i) Liabilities provided for or reserved against in accordance with GAAP in the Business Financial Information, (ii) Liabilities incurred in the ordinary course of business after the Balance Sheet Date which are similar in nature and amount to those which arose during the comparable period of time in the immediately preceding fiscal period, (iii) Liabilities under the executory portion of any Contract which was entered into in the ordinary course of business, (iv) Retained Liabilities or (v) Liabilities that would not materially alter the amount of Liabilities set forth on the balance sheet included in the Business Financial Information.

Section 3.7 Absence of Changes or Events.

(a) Since the Balance Sheet Date through the date of this Agreement, (i) the Business has been conducted in all material respects in the ordinary course of business and (ii) the Seller and its Subsidiaries have not taken any action that, if taken after the date of this Agreement, would constitute a breach of clauses (ii), (iii), (iv), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiii) or, solely in respect of such clauses, (xv), of Section 5.2(b).

(b) Since the Balance Sheet Date, there has not been any Business Material Adverse Effect that is continuing.

Section 3.8 Sufficiency of Assets; Title to Assets.

(a) Except (i) as set forth in Section 3.8(a) of the Seller Disclosure Schedules, and (ii) for any Overhead and Shared Services, the Purchased Assets (assuming all Business Employees transfer to Purchaser or its Subsidiaries as of the Closing and assuming all Approvals as may be required in connection with the consummation of the transactions contemplated hereby are obtained), together with the rights and benefits to be provided pursuant to the Transaction Documents, shall constitute all of the assets and properties necessary and sufficient for Purchaser and its Subsidiaries to conduct the Business immediately following the Closing in all material respects as conducted as of immediately prior to Closing.

(b) Except as set forth in Section 3.8(b) of the Seller Disclosure Schedules, the Products represent all of Seller’s products or programs in research or development as of the date of this Agreement and as of the Closing Date that primarily target indications in the Business Field.

(c) Except as would not reasonably be expected to be material to the Business, taken as a whole, the Seller Entities have good and valid title to all Purchased Assets free and clear of any Lien other than Permitted Liens.

(d) Nothing in this Section 3.8 is intended to or shall be treated as a representation of non-infringement with respect to Intellectual Property, which is addressed exclusively in Section 3.9.

Section 3.9 Intellectual Property.

(a) Section 3.9(a)(i) of the Seller Disclosure Schedules sets forth a true and complete list of all Registered Owned Business Intellectual Property and Registered Licensed Business Intellectual Property as of the date of this Agreement. Except as would not reasonably be expected to be material to the Business, taken as a whole, or as set forth in Section 3.9(a) of the Seller Disclosure Schedules, to the Knowledge of Seller, none of the Seller Entities have misrepresented or failed to disclose any facts or circumstances in any application for any Registered Owned Business Intellectual Property or in the prosecution of such application that would constitute fraud or a misrepresentation with respect to such application or that would otherwise negatively affect the enforceability of any Registered Owned Business Intellectual Property. To the Knowledge of Seller, no Person has misrepresented or failed to disclose any facts or circumstances in any application for any Registered Business Intellectual Property or in the prosecution of such application that would constitute fraud or a misrepresentation with respect to such application or that would otherwise negatively affect the enforceability of any Registered Business Intellectual Property. No later than January 8, 2021, Seller has provided a schedule, as of any date or dates that is or are between the date hereof and January 1, 2021, containing any annuity fees and maintenance fees that must be paid to any patent and trademark offices between March 1, 2021 and June 30, 2021 by any Seller Entity with respect to any item of Registered Owned Business Intellectual Property.

(b) Except as disclosed in Section 3.9(b) of the Seller Disclosure Schedules or as would not reasonably be expected to be material to the Business, taken as a whole: (i) none of the Registered Owned Business Intellectual Property and, to the Knowledge of Seller, none of the Licensed Business Intellectual Property is subject to any Judgment adversely affecting the use thereof or rights thereto by Seller and its Subsidiaries or any Lien (other than Permitted Liens); (ii) as of the date of this Agreement, (A) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents have been filed with United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world, as the case may be, for the purposes of maintaining the Registered Owned Business Intellectual Property and, to the Knowledge of Seller, for the purposes of maintaining the Licensed Business Intellectual Property, (B) each item of Registered Owned Business Intellectual Property is currently in compliance with formal applicable legal requirements (including payment of filing, examination and maintenance fees) and, to the Knowledge of Seller, each item of Licensed Business Intellectual Property is currently in compliance with formal applicable legal requirements (including payment of filing, examination and maintenance fees), (C) each item of Registered Owned Business Intellectual Property is valid and enforceable and, to the Knowledge of Seller, each item of Licensed Business Intellectual Property is valid and enforceable, and (D) each item of Registered Owned Business Intellectual Property is not subject to any unpaid maintenance fees and, to the Knowledge of Seller, each item of Licensed Business Intellectual Property is not subject to any unpaid maintenance fees; (iii) as of the date of this Agreement, each of the Registered Patents Rights and Marks included in the Business Intellectual Property is in good standing except those disclosed on Section 3.9(b) of the Seller Disclosure Schedule as being abandoned or expired; (iv) there is no opposition or cancellation Proceeding pending as of the date of this Agreement, or to the Knowledge of Seller, threatened against any Seller or any of its Subsidiaries as of the date of this Agreement concerning the ownership, validity, enforceability or infringement of any Business Intellectual Property; (v) to the Knowledge of Seller, there is no infringement or misappropriation, or other violation of any Business Intellectual Property by any other Person; and (vi) since January 1, 2016, the operation of the Business, and the design, development, use, import, promotion, marketing, manufacture, sale, offer for sale, provision, publication, display, making available, distribution and licensing out of any Product, has not infringed, and, when conducted in substantially the same manner by Purchaser or any of its Affiliates after the Closing, will not infringe, any Intellectual Property of any Person filed as of the date of this Agreement, and neither Seller nor any of its Subsidiaries since January 1, 2016 have received any written notice alleging that any of the Products, Business Intellectual Property or current or proposed operations or activities of the Business infringes, misappropriates or violates the Intellectual Property of any other Person.

(c) Except (i) as set forth in Section 3.9(c) of the Seller Disclosure Schedules and (ii) for any Overhead and Shared Services, all Business Intellectual Property, together with the Licensed Business Intellectual Property (assuming all Approvals as may be required in connection with the consummation of the transactions contemplated hereby have been obtained), together with the rights and benefits to be provided pursuant to the Transaction Documents and any assets that are the subject of any of the Specified Business Contracts, shall, in the aggregate, constitute all of the Intellectual Property necessary for Purchaser and its Subsidiaries to conduct the Business immediately following the Closing in all material respects as conducted as of immediately prior to the Closing. The Business Intellectual Property does not include any software except off-the-shelf software. Except as would not be material to the Business, taken as a whole, the Business Intellectual Property owned or purported to be owned by Seller and its Subsidiaries is, and after the Closing will be fully transferable, alienable and licensable by Seller and its Subsidiaries, or Purchaser and its Affiliates, as applicable, without restriction and without payment of any kind to any Person.

(d) Except as disclosed in Section 3.9(d) of the Seller Disclosure Schedules or as would not reasonably be expected to be material to the Business, taken as a whole, with respect to Owned Business Intellectual Property: (i) Seller or one of its Subsidiaries is the sole and exclusive owner of each item of Owned Business Intellectual Property, free and clear of any Liens (other than Permitted Liens), (ii) Seller or one of its Subsidiaries has the sole and exclusive right to bring a Proceeding against a third party for past, present, or future infringement of the Owned Business Intellectual Property and to retain for itself any damages recovered in any such Proceeding; (iii) Seller and its Subsidiaries have not transferred ownership of, or granted any exclusive license with respect to, any Owned Business Intellectual Property to any other Person; and (iv) Seller and its Subsidiaries have not taken any action to cause the rights of Seller or its Subsidiaries with respect to any trade secrets or confidential Know-How included in the Business Intellectual Property to enter into the public domain. Except as disclosed in Section 3.9(d) of the Seller Disclosure Schedules or as would not reasonably be expected to be material to the Business, taken as a whole, no third Person that licenses or provides Business Intellectual Property to Seller or its Subsidiaries has retained ownership of or license rights to any modifications, improvements or derivative works in respect of such Business Intellectual Property made solely or jointly by Seller or its Subsidiaries.

(e) Except as disclosed in Section 3.9(e) of the Seller Disclosure Schedules, or as would not reasonably be expected to be material to the Business, taken as a whole, neither this Agreement nor the any of the transactions contemplated by the Agreement will require Seller or any of its Subsidiaries or, to the Knowledge of Seller, Purchaser or any of its Subsidiaries, to (i) grant to any third party any right to any Business Intellectual Property owned by or licensed to any of them, (ii) be bound by or subject to any non-compete, non-solicit or other restriction on the operation or scope of their respective businesses, or (iii) be obligated to pay any royalties or other fees or consideration with respect to Business Intellectual Property of any third party in excess of those payable by Seller or its Subsidiaries pursuant to a Material Contract in the absence of this Agreement or the transactions contemplated by this Agreement.

(f) Except where the failure to do so would not reasonably be expected to be material to the Business, taken as a whole, Seller and its Subsidiaries have taken reasonable steps to protect the confidentiality of its Know-How related to the Business and of any trade secrets provided by any third party to Seller and its Subsidiaries related to the Business, including requiring each Person, including partners and advisors, with access to such Know-How to execute a binding confidentiality agreement to the extent such Persons are not otherwise bound by substantially similar confidentiality obligations by virtue of their role or status. Except where the failure to do so would not reasonably be expected to be material to the Business, taken as a whole, each (i) current or former employee of Seller or its Subsidiaries, (ii) current or former advisor, partner, consultant or contractor of Seller or its Subsidiaries, and (iii) any other individual (to the extent such individual has been involved in the creation, invention or development of Owned Business Intellectual Property for or on behalf of Seller) (each Person described in (i), (ii) or (iii) a “Contributor”), has executed and delivered to Seller or its applicable Subsidiary (and to the Knowledge of Seller is in compliance with) a binding written agreement assigning and transferring all right, title and interest to Seller or its applicable Subsidiary that such Contributor may have in any Owned Business Intellectual Property, or confirming Seller’s or its applicable Subsidiary’s ownership of all right, title and interest to any Owned Business Intellectual Property. Without limiting the foregoing, (i) no Contributor owns or has any right, claim, interest or option, including the right to further remuneration or consideration or to assert any moral rights (to the extent permitted by Law), with respect to any Owned Business Intellectual Property, (ii) to the Knowledge of Seller, no Contributor has made any assertions with respect to any alleged ownership or any such right, claim, interest or option, nor threatened any such assertion and (iii) neither this Agreement nor any of the transactions contemplated by this Agreement, including the assignment to Purchaser by operation of law or otherwise of any Contracts to which Seller is a party, will provide any Contributor with any such right, claim interest or option.

(g) Except as disclosed in Section 3.9(g) of the Seller Disclosure Schedules, Seller and its Subsidiaries have not accepted or received any material grants of funds from any Governmental Entity, university, college, other educational institution, multi-national, bi-national or international organization or research center pursuant to which such Governmental Entity, university, college, other educational institution, multi-national, bi-national or international organization or research center has claim or right (including license rights) to, or has provided or is providing funding (including tax incentives or relief), facilities or resources used in the development of, any Business Intellectual Property.

Section 3.10 Contracts.

(a) Except as set forth in Section 3.10(a) of the Seller Disclosure Schedules, as of the date hereof, no Seller Entity is a party to or bound by any of the following that apply to the operation of or otherwise relate to the Business (other than sales or purchase orders, statements of work (it being understood that the terms of any statements of work shall be taken into account in determining whether the Contract to which it relates is a Material Contract), standard terms and conditions and similar instruments entered into or used in the ordinary course of business) (the “Material Contracts”):

(i) any Contracts with distributors or other customers of the Business that (A) resulted in aggregate payments relating to the Business to Seller and its Subsidiaries in excess of $700,000 for the fiscal year ended December 31, 2019, or (B) resulted in aggregate payments relating to the Business to Seller and its Subsidiaries in excess of $700,000 for the period from January 1, 2020 to the date of this Agreement (each such distributor or other customer, a “Material Customer”);

(ii) any commercial supply Contracts for the supply of products, inventory or materials incorporated into Products for use in the Business that (A) resulted in aggregate payments relating to the Business by Seller and its Subsidiaries in excess of $1,000,000 for the fiscal year ended December 31, 2019, or (B) resulted in aggregate payments relating to the Business by Seller and its Subsidiaries in excess of $1,000,000 for the period from January 1, 2020 to the date of this Agreement (the supplier party to each such Contract, a “Material Supplier”);

(iii) any Contract with a third party manufacturer (A) pursuant to which Seller or its Subsidiaries authorize such third party to manufacture any Product (including any component thereof) for distribution for use in humans or (B) under which the aggregate payments for the remainder of the term thereof are reasonably expected to exceed $1,000,000;

(iv) any Contract relating to the acquisition or disposition by the Business of any business (whether by merger, sale of stock, sale of assets or otherwise) for an aggregate purchase price in excess of $1,000,000;

(v) any Contract relating to the Business concerning a joint venture, material collaboration agreement with profit sharing obligations, strategic alliance or co-promotion or joint development with cost sharing obligations with a third party;

(vi) any Contract requiring future capital expenditure obligations relating to the Business in excess of $1,000,000;

(vii) any Contract (A) pursuant to which Seller or any of its Subsidiaries paid milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events, which payments, in the aggregate, exceeded $1,000,000 in the fiscal year ending December 31, 2019 or in the portion of the fiscal year ending December 31, 2020 that occurred prior to the date of this Agreement or have potential liabilities to pay such milestones in excess of $1,000,000 in the aggregate or have such royalties or such other contingent payments reasonably expected to exceed $1,000,000 in the aggregate after the date of this Agreement, or (B) under which Seller or any of its Subsidiaries grants to any third party any right of first refusal, right of first negotiation, option to purchase or option to license with respect to any material Business Intellectual Property (excluding licenses entered into in the ordinary course for research tools, models, cell lines and similar items with clinical or pre-clinical applications or for the use of clinical or research data generated by third parties);

(viii) any licenses or other Contract under which (A) any Seller Entity has licensed or otherwise granted rights in any Business Intellectual Property to any third party, (B) any third party has licensed or sublicensed any Intellectual Property to, or otherwise authorized use of any Intellectual Property by, any Seller Entity, or (C) any Seller Entity is an obligor or beneficiary of any covenant not to sue; provided that, for clarity, the foregoing clauses (A) through (B) shall exclude any licenses for off-the-shelf software and all non-disclosure agreements and invention assignment agreements entered into in the ordinary course of business and any non-exclusive licenses granted or received in the ordinary course of business (it being agreed that, for purposes of this clause (viii)(B), any licenses granted by third parties requiring payments in excess of $1,000,000 in the aggregate after the date hereof shall not be deemed in the ordinary course of business);

(ix) any Contract that by its express terms (A) limits or impairs the ability of the Seller Entities to compete in any line of business or with any Person or in any geographic area that relates to and affects the Business, (B) is of the type described in clause (v) and contains any “non-solicitation” or “no-hire” provision, (C) “most favored nation” provision or exclusive dealing arrangement that restricts the Business, (D) grants rights of first refusal, rights of first negotiation or similar rights with respect to any material Purchased Asset, or (E) requires any Seller Entity to purchase its total requirements, or purchase a minimum quantity, of any product or service in any annual period that are used in the Business from any Person;

(x) any Government Contract or Government Bid (other than (i) any Contract set forth on Section 2.5(b) of the Seller Disclosure Schedules or (ii) pre-clinical research agreements and clinical trial agreements with any Governmental Entity, including state-chartered colleges, universities or similar quasi-governmental institutions); and

(xi) any collective bargaining agreement or other collective agreement which covers, or purports to cover, any Business Employee.

(b) Except as set forth in Section 3.10(b) of the Seller Disclosure Schedules and except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, (i) each Material Contract is valid and binding on the Seller Entity that is a party thereto and, to the Knowledge of Seller, each other party thereto, and is in full force and effect, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a Proceeding in equity or law), and (ii) neither the Seller Entities nor, to the Knowledge of Seller, any other party thereto, is in breach of, or default under, any such Material Contract, except for such breaches or defaults as would not reasonably be expected to be material to the Business, taken as a whole. As of the date of this Agreement, no Seller Entity that is party thereto nor, to the Knowledge of Seller, any other party to any Material Contract has exercised any termination rights or provided written notice of such Person’s intent to terminate such Material Contract, in each case other than termination at the end of such Material Contract’s term in accordance with its terms. As of the date of this Agreement, no written demand for any renegotiation of any Material Contract has been made. Seller has made available to Purchaser true and complete copies of all Material Contracts.

(c) Section 3.10(c) of the Seller Disclosure Schedules sets forth a true, correct and complete list of all active discovery, research and development programs conducted and all options exercised under each Contract between any Seller Entity, on the one hand, and Celgene Corporation or any of its Affiliates, on the other hand, in each case at any time during the term of such Contract.

Section 3.11 Product Registrations; Regulatory Compliance; Product Liability and Recalls.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole:

(i) The Seller Entities own, possess or validly have the right to use all Permits required to research, develop, manufacture, market, commercialize, distribute and sell the Products;

(ii) All Products (including any raw materials used in the manufacture thereof) are and have been researched, developed, manufactured and marketed in accordance with applicable specifications, Permits and applicable Laws, including GMPs, GLPs, GCPs, GDPs and GVPs;

(iii) Since January 1, 2015, and except as set forth in Section 3.11(a) of the Seller Disclosure Schedules, to the Knowledge of Seller, (A) no Product or manufacturing site relating to the Business has shut down, been subject to any import or export prohibition, received any FDA Form 483 or other Governmental Entity notice of inspectional observations, “warning letters,” “untitled letters” or requests or requirements to make changes to a Product or any manufacturing operations for a Product and (B) no manufacturing site relating to the Business has received any correspondence or notice from the FDA or another Governmental Entity alleging or asserting noncompliance with any Law, Permits or any requests or requirements of a Governmental Entity; and

(iv) Except as set forth in Section 3.11(a)(iv) of the Seller Disclosure Schedule, a Seller Entity is the sole and exclusive owner of each Product Registration.

(b) Except as set forth in Section 3.11(b) of the Seller Disclosure Schedules, Seller has made available to Purchaser true, complete and correct copies of any and all (i) Product Registrations and (ii) material results and findings, material regulatory documents and material clinical documents related to the CLARIDHY and AGILE studies. Since January 1, 2018, the Seller Entities have performed audits of all manufacturing sites that supply regulatory starting materials, drug substances, drug product intermediates, drug products or finished products to the Business to the extent permitted by any Contract relating to such manufacturing site or required by applicable Law, except where the failure to perform such audits would not reasonably be expected to be material to the Business, taken as a whole. Seller has made available to Purchaser complete and accurate copies of all reports from all manufacturing audits or inspections conducted since January 1, 2018 by the Seller Entities or, to the extent in the possession or control of the Seller Entities, by their Representatives or any Governmental Entities. Section 3.11(b) of the Seller Disclosure Schedules set forth a description of (A) all critical or major findings which the Seller Entities or, to the Knowledge of Seller, their Representatives, any Governmental Entities or any other Persons have identified as a result of such audits or inspections by Seller since January 1, 2018, and (B) all remediation plans entered with respect thereto. To the Knowledge of Seller, any such manufacturing site has materially performed all tasks required by such remediation plans.

(c) No Seller Entity is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Entity relating to the Business.

(d) Except as set forth in Section 3.11(d) of the Seller Disclosure Schedule, there is no Proceeding pending, or to the Knowledge of Seller threatened (i) relating to any injury to person or property or as a result of ownership, possession, provision or use of any of the Products or (ii) relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to the Products, except in the case of each of the foregoing clauses (i) and (ii), for Proceedings which would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole. The Seller Entities do not have any material Liability (and no event, occurrence or development has occurred or circumstance exists that could reasonably be expected to give rise to any Proceeding, claim or demand against any of them giving rise to any material Liability) arising out of any injury as a result of the use of any Product.

(e) Except as set forth in Section 3.11(e) of the Seller Disclosure Schedule or as would not reasonably be expected to be material to the Business, taken as a whole, to the Knowledge of Seller, since January 1, 2015, there have been no recalls, field notifications, field corrections, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Products (collectively, “Safety Notices”) and, to the Knowledge of Seller, no facts or circumstances exist that would reasonably be expected to result in any Safety Notice with respect to Products. Section 3.11(e) of the Seller Disclosure Schedule sets forth a list of the dates such Safety Notices, if any, were resolved or closed, and to the Knowledge of Seller, any material complaints with respect to the Products that are currently unresolved. Any material complaints with respect to the Products have been resolved.

(f) The Specified Insurance Policies set forth on Section 3.11(f) of the Seller Disclosure Schedule set forth as of the date hereof all of the insurance policies of Seller or its Subsidiaries covering product liability, product warranty, product recall, product defect and personal injury related to the Products.

Section 3.12 Compliance with Applicable Laws; Permits.

(a) The Seller Entities are not, and since the date of the introduction of the Products to human populations have not been, in violation of any applicable Law with respect to the Business, including (i) the FDCA and applicable binding implementing regulations issued by the FDA and (ii) the applicable Laws of any other jurisdiction in which the Business conducts research, markets, commercializes, distributes and sells Products, except, in the case of each of the foregoing clauses (i) and (ii), for violations that would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole. Except as would not reasonably be expected to be material to the Business, taken as a whole, since January 1, 2016, none of the Seller Entities has received any notice, warning letter, or similar communications that (A) alleges a violation of, or asserts a failure to comply with, any applicable Law, or (B) imposes an obligation to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, in each case with respect to the Business.

(b) All pre-clinical and clinical investigations in respect of a Product, Product candidate or in vitro diagnostic device conducted or sponsored by Seller or any of its Subsidiaries are being and, since the date of introduction of the Products to human populations, have been, conducted in compliance with all applicable Laws, including (i) FDA regulations for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations, and (ii) any applicable federal, state and provincial applicable Laws restricting the collection, use and disclosure of individually identifiable health information and personal information, except, in each case, for such noncompliance that, individually or in the aggregate, would not reasonably be expected to be material to the Business, taken as a whole.

(c) Except as would not reasonably be expected to be material to the Business, taken as a whole, with respect to the Business, including the development, registration (including the Product Registrations), manufacturing, packaging (including the Packaging Materials), promotion (including the Promotional Materials), distribution, marketing, use and sale of the Products, neither Seller nor any of its Subsidiaries has received since January 1, 2018, any notice of observations, untitled letter, warning letter, notice of enforcement action or other correspondence or communication from the FDA or any other analogous Governmental Entity in which the FDA or such other analogous Governmental Entity asserted that the registration (including the Product Registrations), manufacturing, packaging, promotion (including the Promotional Materials), distribution, marketing, use and sale of the Products was not in compliance with applicable Law.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole: (i) since January 1, 2016, neither the Seller Entities nor, to the Knowledge of Seller, any of their respective officers, directors or employees, in each case, with respect to the Business, has made or accepted any gift, bribe, payoff or kickback to from any person in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, France’s Sapin II, or any comparable applicable Laws in other jurisdictions (collectively, “Anti-Corruption Laws”), (ii) to the Knowledge of Seller, none of the Seller Entities, with respect to the Business, is under Governmental Entity investigation for, or has received any written notice from a Governmental Entity regarding, any violation of any Anti-Corruption Laws, and (iii) none of the Seller Entities, with respect to the Business, or any of their respective officers, directors or employees has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Entity with respect to any alleged act or omission arising under the Anti-Corruption Laws.

(e) Since January 1, 2016, with respect to the Business, none of the Seller Entities nor any of their Affiliates or, to the Knowledge of Seller, Representatives or any Person acting on behalf of any of the foregoing, has taken any corrupt action with respect to any Person, intending to improperly obtain or retain business, or an advantage in the conduct of business, for Seller, that would have breached Section 3.12(d) if that Person were a public official.

(f) Since January 1, 2016, with respect to the Business, no Seller Entity nor, to the Knowledge of Seller, any of their respective Representatives or Affiliates or any Person acting on behalf of any of the foregoing, has received any notice of, or is the subject of, any investigation, inquiry, audit, request for information, review, subpoena or inspection by any government or quasi-governmental organization.

(g) The Seller Entities hold all material Permits necessary for the conduct of the Business, including all such Permits under the FDCA, the Public Health Service Act, as amended, and the regulations promulgated thereunder (the “Business Permits”). Each such Business Permit is in full force and effect. The Seller Entities are in compliance in all material respects with the terms of the Business Permits. There are no Proceedings pending or to the Knowledge of Seller, threatened, which would reasonably be expected to result in the cancelation, termination, limitation or non-renewal of any Business Permit.

(h) Except as would not reasonably be expected to be material to the Business, taken as a whole, all applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Product Registration or other Permit from the FDA or an analogous Governmental Entity by any Seller Entity in respect of the Business were true, complete and accurate in all material respects as of the date of submission and any required or material updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other analogous Governmental Entity to the extent required by applicable Law.

(i) Except as would not reasonably be expected to be material to the Business, taken as a whole, with respect to the Business, none of the Seller Entities, nor to the Knowledge of Seller, any of their directors, officers or employees, has been excluded, suspended or debarred from participation in any state or federal or foreign health care program or, to the Knowledge of Seller, is subject to an inquiry, investigation, Proceeding or other similar matter that could reasonably be expected to subject the Seller Entities’ employees, officers, or directors to exclusion, suspension or debarment.

(j) Except as would not reasonably be expected to be material to the Business, taken as a whole, to the Knowledge of Seller, (i) none of the executive officers of Seller or any of its Subsidiaries, in respect of the Business, have been disqualified or debarred by any Governmental Entity for any purpose, or have been charged with or convicted under any applicable Law for conduct relating to the development or approval or otherwise relating to the regulation of any drug product under any applicable Law, and (ii) neither Seller nor any of its Subsidiaries, in respect of the Business, is the subject of any pending investigation in respect to the Business or the Products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46,191 (September 10, 1991) and any amendments thereto or comparable policies in any other jurisdictions.

(k) No Seller Entity nor, to the Knowledge of Seller, any Person acting on behalf of any of them, has directly or indirectly through a third party intermediary entered into any Contract with respect to the Business that remains in effect and that contains provisions reflecting participation in or cooperation with the Arab League boycott of Israel.

(l) Except as would not reasonably be expected to be material to the Business, taken as a whole, no Seller Entity, with respect to the Business, has at any time since January 1, 2016 (i) engaged in the sale, purchase, import, export, re-export or transfer of products or services, either directly or indirectly, to or from (A) Cuba, Crimea, Iran, North Korea, or Syria (collectively, the “Sanctioned Countries”) or (B) any Person targeted by United States, United Nations, United Kingdom or European Union economic sanctions or export controls, including Persons who are owned or controlled by the government of a Sanctioned Country, Persons designated on the US Treasury Department’s Office of Foreign Assets Control (“OFAC”) List of Specially Designated Nationals and Blocked Persons or who are 50% or more owned by such Persons, Persons identified on any other sanctions-related list maintained by OFAC or any sanctions-related list maintained by the US Department of State, or Persons identified on the US Commerce Department’s Entity List, Denied Persons List, or Unverified List (collectively, “Restricted Parties”), or (ii) been a party to or express third party beneficiary of, or had any interest in, any franchise, license, management or other Contract with any Person, either public or private, in the Sanctioned Countries or with any Restricted Parties, or been a party to any investment, deposit, loan, borrowing or credit arrangement or involved in any other financial dealings, directly or indirectly, with any Person, either public or private, in the Sanctioned Countries or who is a Restricted Party. No Seller Entity nor any present directors, executive officers or employees thereof are Restricted Parties.

(m) Except as would not reasonably be expected to be material to the Business, taken as a whole, since January 1, 2016, all exports, re-exports, imports, sales or transfers of products or services of the Business have been effected in accordance with all applicable Laws. All products shipped by the Business have been accurately marked, labeled and transported in all respects in accordance with applicable Laws.

(n) Except as would not reasonably be expected to be material to the Business, taken as a whole, since January 1, 2016, the Seller Entities, in each case in respect of the Business, have complied in all material respects with Laws to which they are subject with respect to healthcare regulatory matters, including (i) 42 U.S.C. §§ 1320a-7, 7(a) and 7(b) (criminal penalties for acts involving Federal health care programs), commonly referred to as the “Federal Anti-Kickback Statute”, (ii) 42 U.S.C. § 1395nn (limitation on certain physician referrals), commonly referred to as the “Stark Law”, (iii) the statute commonly referred to as the “Federal False Claims Act”, (iv) HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, (v) all other applicable Laws of the United States relative to healthcare regulatory matters and the regulations promulgated to implement the foregoing Laws described in clauses (i) – (iv), as well as any comparable state Laws and regulations, and (vi) the comparable applicable Laws and regulations of any domestic or foreign jurisdiction other than the United States federal government or any state, county, municipal or other political subdivision within the United States.

(o) Except as would not reasonably be expected to be material to the Business, taken as a whole, all filings required to be made by any Seller Entity, including any filings to the FDA or any other Governmental Entity, including the Center for Medicare and Medicaid Services, with respect to the Products and the Business, including any filings and disclosures required under the Federal Physician Payments “Sunshine” Act, 42 USC §1320a-7h, and any applicable state Laws and Laws of any other Governmental Entity where the Products and the Business are developed, researched, manufactured, commercialized or sold, have been made in a timely manner and were true and correct at the time of such filing.

Section 3.13 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, (a) the Seller Entities are in compliance with all applicable Environmental Laws applicable to the conduct of the Business as presently conducted, (b) the Seller Entities have obtained and are in compliance with all Permits pursuant to Environmental Laws required for the operation of the Business as presently conducted, (c) there are no Proceedings pending against the Seller Entities alleging a violation of Environmental Laws with respect to the Business, and (d) since January 1, 2016, with respect to the Business, no written notice, order, request for information, complaint or penalty has been received by any Seller Entity that alleges a violation of any Environmental Law.

Section 3.14 Taxes. Except with respect to (x) income Taxes of any of the Seller Entities or (y) any Tax Return of any consolidated, combined, affiliated or unitary group that includes Seller or any of its Affiliates:

(a) All material Tax Returns required to be filed with respect to the Purchased Assets, the Assumed Liabilities, and the Business have been timely filed (taking into account extensions) and all such Tax Returns are correct and complete. All Taxes shown to be due on such Tax Returns, and all other material Taxes relating to the Purchased Assets, the Assumed Liabilities, or the Business, have been timely paid.

(b) All material Taxes arising in connection with or relating to the Purchased Assets, the Assumed Liabilities, or the Business, that Seller or its Affiliates are required by Law to withhold or collect, in each case have been duly withheld or collected, including sales and use Taxes and amounts required to be withheld or collected in connection with any amount paid or owing to any employee, independent contractor, creditor, stockholder, or other Person. All such amounts have been paid over to the proper Taxing Authority or, to the extent not yet due and payable, are held in separate bank accounts for such purpose.

(c) No Governmental Entity has assessed any material additional Taxes in connection with or relating to the Purchased Assets, the Assumed Liabilities, or the Business, for any period for which Tax Returns have been filed. No federal, state, local or foreign audits or other Tax Proceedings in respect of a material amount of Taxes are pending or being conducted in connection with or relating to the Purchased Assets, the Assumed Liabilities, or the Business. Neither Seller nor any of its Affiliates has received any notice from any Taxing Authority that any such audit or other Tax Proceeding is pending, threatened or contemplated.

(d) None of the Purchased Assets is (i) a “United States real property interest,” as defined in Section 897(c) of the Code, (ii) treated as any equity interest in any person for Tax purposes, (iii) tax-exempt use property or tax-exempt bond financed property within the meaning of Section 168 of the Code, or (iv) subject to a lease or other arrangement as a result of which neither the Seller nor a Seller Entity is treated as the owner of such Purchased Asset for U.S. federal income Tax purposes.

(e) There are no Liens for Taxes upon any of the Purchased Assets, other than Permitted Liens.

Section 3.15 Benefit Plans.

(a) Section 3.15(a) of the Seller Disclosure Schedules sets forth a list, as of the date of this Agreement, of each material Seller Benefit Plan.

(b) With respect to each material Seller Benefit Plan, Seller has made available to Purchaser copies of (i) the complete written document evidencing each Seller Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, and all amendments or material supplements to any Seller Benefit Plan, (ii) the most recent summary plan description, and all summaries of material modifications related thereto, distributed to participants in such Seller Benefit Plan (iii) the Form 5500 filed in each of the most recent plan years with respect to each Seller Benefit Plan, including all schedules thereto, financial statements and the opinions of independent accountants, (iv) all material notices that were given by and Governmental Entity to Seller or any ERISA Affiliate within the three years preceding the date of this Agreement, and (v) with respect to any Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination letter or opinion letter issued by the Internal Revenue Service for each such Seller Benefit Plan.

(c) Neither any Seller nor any ERISA Affiliate currently maintains or contributes to, or otherwise has any Liability with respect to, any (i) multiemployer plan as defined in section 3(37)(A) of ERISA or (ii) a plan subject to Title IV of ERISA. No Seller Benefit Plan is a defined benefit pension plan or other arrangement that provides benefits on a defined benefit basis in the event of retirement or redundancy.

(d) Except as required by applicable Law, no Seller Benefit Plan provides health or welfare benefits for any Former Business Employee, or their beneficiaries or dependents, nor is any Seller Benefit Plan obligated to provide health or welfare benefits to any active Business Employee following such employee’s retirement or other termination of service. Neither the Seller nor any ERISA Affiliate has any Liability material to the Business, taken as a whole, direct or indirect (by indemnification or otherwise) for any Taxes, penalties or fees imposed under Sections 4980B, 4980H or 9815 of the Code or the Patient Protection and Affordable Care Act.

(e) Each Seller Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service that it is qualified under Section 401(a) of the Code and that its related trust is exempt from federal income Tax under Section 501(a) of the Code and no event has occurred or circumstance exists that could reasonably be expected to give rise to disqualification or loss of Tax-exempt status of any such Seller Benefit Plan or trust and each other Seller Benefit Plan that is intended to qualify for Tax-preferential treatment under applicable Law so qualifies and has received, where required, approval from the applicable Governmental Entity that it is so qualified and no event has occurred or circumstance exists that would reasonably be expected to give rise to disqualification or loss of Tax-preferential treatment.

(f) Each Seller Benefit Plan is and at all times has been maintained, funded, operated and administered, and Seller and its Affiliates have performed all of their obligations under each Seller Benefit Plan, in each case in material compliance with the terms of such Seller Benefit Plan and in material compliance with all applicable Laws (including, without limitation, timely making all contributions, premiums and expenses required to be made by Law or by the terms of a Seller Benefit Plan). No non-exempt “prohibited transaction” under Section 4975 of the Code or Section 406 of ERISA has occurred with respect to any Seller Benefit Plan. Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or Proceeding involving, any Seller Benefit Plan or any fiduciary thereof is pending or, to the Sellers’ Knowledge, is threatened, which would not, individually or in the aggregate, reasonably be expected to result in any Liability material to the Business, taken as a whole, direct or indirect (by indemnification or otherwise) of Seller or any ERISA Affiliate to any Governmental Entity or any Person, and no event has occurred or circumstance exists that may give rise to any such Liability.

(g) No stock option granted by Seller to any Business Employee (i) has an exercise price that was less than the fair market value of the underlying equity as of the date such option was granted as determined by the Seller in good faith and in compliance with the relevant Internal Revenue Service guidance in effect on the date of grant (including, without limitation, Internal Revenue Service Notice 2005-1 and Section 1.409A-1(b)(5)(iv) of the Treasury Regulations), (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option, or (iii) has been granted after December 31, 2004, with respect to any class of equity of the Seller that is not “service recipient stock” (within the meaning of applicable guidance under Section 409A of the Code).

(h) The consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not, under any Seller Benefit Plan, cause accelerated vesting, payment or delivery of, or increase the amount or value of any payment or benefit thereunder with respect to, any Business Employee or Former Business Employee. Seller Entity has not made, or become obligated to make, any gross-up payments in respect of any Taxes under Section 4999 of the Code (or any corresponding provision of foreign, state or local Law). No Seller Entity has made or has become obligated to make, and neither any Seller Entity nor Purchaser (with respect to retention or other payments required by the Agreement) will as a result of the consummation of the transactions contemplated by this Agreement be required to make any payments that could be nondeductible by reason of Section 280G of the Code (without regard to subsection (b)(4) thereof) or any corresponding provision of foreign, state or local Law.

Section 3.16 Labor Matters.

(a) Section 3.16(a) of the Seller Disclosure Schedules sets forth an accurate and complete list of all Business Employees (by employee identification number), including each employee on leave of absence or layoff status, along with the position, date of hire (i.e., engagement or seniority/date from which service credit commences), annual rate of base salary, annual target bonus opportunity, 2021 long-term equity incentive target grant value, and Seller Benefit Plans in which the Business Employees participate, in each case as of the date of this

Agreement (with such schedule to be updated with any departures, promotions and new hires, as permitted under Section 5.2(b) of this Agreement promptly following any such event). To the Knowledge of Seller as of the date hereof, no Business Employee has informed Seller that such Business Employee intends to terminate his or her employment with Seller or its Affiliates.

(b) To the Knowledge of Seller, as of the date of this Agreement (i) there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize any Business Employees, and (ii) no demand for recognition of any Business Employees has been made by, or on behalf of, any labor union. As of the date of this Agreement, no Business Employee is covered under any collective bargaining agreement or otherwise represented by any employee representative body, including works councils. There is no union, works council, employee representative or other labor organization, which pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement.

(c) Since January 1, 2020, there have been no strikes, picketing, slow downs, lockouts, employee grievance procedures, or other work stoppage or labor dispute involving Business Employees, except for such strikes, lockouts, stoppages or disputes, the existence of which would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, nor to the Knowledge of Seller, is any such action threatened. To the Knowledge of Seller, no event has occurred or circumstance exists that could reasonably be expected to give rise to any such action, nor does Seller or its Affiliates contemplate a lockout of any Business Employees.

(d) Seller and its Affiliates have complied with all applicable Laws and its own policies relating to labor and employment matters, including fair employment practices, terms and conditions of employment, contractual obligations, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, workers’ compensation, the payment of social security and similar Taxes, employee termination (actual or constructive), occupational safety, plant closing and changes in operations, in each case with respect to the Business or the Transferred Employees and except as would not, individually or in the aggregate, reasonably be expected to result in any Liability material to the Business, taken as a whole.

(e) With respect to the Business, as of the date of this Agreement, (i) there is no Proceeding pending or, to the Knowledge of Seller, threatened against or affecting Seller or its Affiliates relating to the alleged violation by the Seller (or its directors or officers) of any Law pertaining to labor relations or employment matters, (ii) Seller has not committed any unfair labor practice, nor has there has been any charge or complaint of unfair labor practice filed or, to the Knowledge of Seller, threatened against Seller or its Affiliates before the National Labor Relations Board or any other Governmental Entity, and (iii) there has been no complaint, claim or charge of discrimination filed or, to the Knowledge of Seller, threatened, against Seller or its Affiliates with the Equal Employment Opportunity Commission or any other Governmental Entity responsible for prevention of unlawful employment practices, in each case of clause (i), (ii) or (iii), with respect to the Business and except as would not, individually or in the aggregate, reasonably be expected to result in any Liability material to the Business, taken as a whole.

(f) Since January 1, 2020, Seller has not implemented any plant closing or layoff of employees that could implicate the WARN Act, and no such action will be implemented without advance notification to Purchaser with respect to the Business.

Section 3.17 Inventories. Except as would not reasonably be expected to be material to the Business, taken as a whole, (a) all of the items in the Transferred Inventory are of a quality and quantity usable and, with respect to finished goods, salable in the ordinary course of business, (b) none of the Transferred Inventory is slow-moving, obsolete, damaged, defective or of below standard quality (and, to the extent written off or written down, has been so written off or written down to net realizable value in the Business Financial Information in accordance with past custom and practice of the Business), (c) the value at which such Transferred Inventory is carried reflects the inventory valuation policy of the Business, which is in accordance with GAAP, (d) the quantities of each item of Transferred Inventory are not excessive, but are reasonable in the present circumstances of the Business and (e) no Seller Entity with respect to the Business has any commitments to purchase inventory other than in the ordinary course of business.

Section 3.18 Customers and Suppliers. None of the Seller Entities has received any written notice or, to Knowledge of Seller, oral notice (a) from any Material Customer that any such Material Customer intends to stop, materially decrease the rate of, or materially change the payment or price terms with respect to buying products from the Business, or (b) from any Material Supplier that any such Material Supplier intends to stop, materially decrease the rate of, or materially change the payment or price terms with respect to supplying products or services to the Business.

Section 3.19 Accounts Receivable. All notes and accounts receivable (including any loss allowance (bad debt allowance)) were or are reflected properly on the Business Financial Information or the accounting records of the Business and represented or represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business, relating to the amount or validity of any such note or account receivable.

Section 3.20 Privacy and Security.

(a) Except as would not reasonably be expected to be material to the Business, taken as a whole, with respect to the Business, (i) the Seller Entities’ receipt, access, acquisition, collection, compilation, use, storage, alteration, combination processing, safeguarding, security, disposal, deletion, destruction, disclosure, sale, rental, transfer, transmission, dissemination, or otherwise making available, in each case whether or not by automated means (collectively, “Handling”), of Personal Data has been and is in compliance with all Privacy Obligations related to the Business applicable to such Personal Data, and (i) the Seller Entities maintain policies and procedures (copies of which have been made available to Purchaser) regarding the protection of Personal Data and reasonable and appropriate administrative, technical and physical safeguards, including implementing reasonable disaster recovery and security plans and procedures so that the Seller Entities are and remain in compliance with all Privacy Obligations related to the Business applicable to them.

(b) Except as would not reasonably be expected to be material to the Business, taken as a whole, and solely as it relates to the Business, (i) each such policy and procedure and all materials distributed or marketed by Seller or its Subsidiaries have at all times made all disclosures to users or customers required by its Privacy Obligations related to the Business, and none of such disclosures has been inaccurate, misleading or deceptive or in violation of any Privacy Obligation, (ii) to the Knowledge of Seller, there has been no unauthorized acquisition of, access to, loss of or misuse (by any means) of Personal Data or any of the Seller Entities’ Information Technology (and similar or related infrastructure including all associated data contained therein, cloud (including public cloud), as-a-service product or service) (each a “Security Breach”), (iii) the Seller Entities have not been notified in writing by any Person of, or been required by any Privacy Obligation to notify in writing any Person of, any Security Breach, (iv) the Seller Entities have not received any notice of any Security Breach or any claims, investigations (including investigations by a Governmental Entity) or alleged violations of Privacy Obligations related to the Business with respect to Personal Data handled by any of them, (v) no internal or independent third party audit reports have identified security vulnerabilities in the Seller Entities’ Information Technology (and similar or related infrastructure including all associated data contained therein, cloud (including public cloud), as-a-service product or service) or violations of any Privacy Obligation, or documented any compliance gaps and (vi) the Seller Entities have obtained all requisite consents of Governmental Entities or other authorizations of Governmental Entities and all requisite consents from each Person subject of the Personal Data (including in each case any required notices to such Persons) to the extent required under all Privacy Obligations related to the Business.

(c) Except as would not reasonably be expected to be material to the Business, taken as a whole, (i) the execution, delivery and performance of this Agreement, including the transfer of data or databases or the change of data controller and data processor related thereto, complies with all Privacy Obligations related to the Business, (ii) none of the Seller Entities are subject to any contractual requirements or other legal obligations that, following the Closing, would prohibit Purchaser from receiving or using Personal Data in the manner in which the Seller Entities received and used such Personal Data prior to the Closing, (iii) there have been no complaints, claims or warnings made or concerns raised by any Person in respect of any Personal Data, and no enforcement notice has been served on the Seller Entities, in each case with respect to the Business and (iv) each employee of a Seller Entity who has accessed Personal Data has received training with respect to compliance in a manner consistent with this Section 3.20.

Section 3.21 Brokers. Other than Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC (whose fees and expenses will be borne by Seller), no broker, investment banker, or financial advisor is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or its Affiliates.

Section 3.22 Information Supplied. To the Knowledge of Seller, the information supplied or to be supplied by Seller for inclusion in the proxy statement relating to the Seller Stockholders’ Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) will not, at the time the Proxy Statement is first mailed to Seller’s stockholders or at the time of the Seller Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Seller with respect to statements made therein based on information supplied by Purchaser for inclusion or incorporation by reference therein.

Section 3.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither Seller, the other Seller Entities nor any of their respective Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to Seller, the other Seller Entities, or any of their respective Affiliates, the Purchased Assets, the Assumed Liabilities, the Business or with respect to any other information provided, or made available, to Purchaser or any of its Affiliates or Representatives in connection with the Transaction and the other transactions contemplated by this Agreement. Neither Seller nor any of its Affiliates, Representatives or any other Person has made any express or implied representation or warranty with respect to the prospects of the Business or its profitability for Purchaser, or with respect to any forecasts, projections or business plans or other information (including any Evaluation Material (as defined in the Confidentiality Agreement)) delivered to Purchaser or any of its Affiliates or Representatives in connection with Purchaser’s review of the Business and the negotiation and execution of this Agreement, including as to the accuracy or completeness thereof or the reasonableness of any assumptions underlying any such forecasts, projections or business plans or other information. Neither Seller, the other Seller Entities nor any of their respective Affiliates, Representatives or any other Person will have, or be subject to, any Liability or other obligation to Purchaser or any of its Affiliates or Representatives or any other Person resulting from the sale and purchase of the Purchased Assets or the Business or Purchaser’s use of, or the use by any of its Affiliates or Representatives of, any information, including information, documents, projections, forecasts, business plans or other material (including any Evaluation Material (as defined in the Confidentiality Agreement)) made available to Purchaser, its Affiliates or Representatives in any virtual data room, confidential information memorandum, management presentations, offering materials, site tours or visits, diligence calls or meetings or any documents prepared by, or on behalf of, Seller, the other Seller Entities or any of their respective Affiliates or Representatives, or Purchaser or its Affiliates or Representatives or any of Purchaser’s potential financing sources in connection with Purchaser’s financing activities with respect to the transactions contemplated by this Agreement. Each of Seller and the other Seller Entities and their respective Affiliates disclaims any and all representations and warranties, whether express or implied, except for the representations and warranties contained in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in, or qualified by any matter set forth in, the Purchaser Disclosure Schedules (it being agreed that the disclosure of any matter in any section or subsection in the Purchaser Disclosure Schedules shall be deemed to be disclosed in any other relevant section or subsection in the Purchaser Disclosure Schedules as long as the relevance of such disclosure to such other section or subsection is reasonably apparent on its face), Purchaser hereby represents and warrants to Seller as follows:

Section 4.1 Organization and Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2 Authority; Enforceability.

(a) Purchaser has all requisite corporate or other similar applicable power and authority to execute and deliver this Agreement and each other Transaction Document to which it will be a party, and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and each other Transaction Document to which it will be a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been, or will have been as of the Closing, duly authorized by all requisite corporate or other similar applicable action.

(b) Purchaser has all requisite corporate or other similar applicable power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets, except where the failure to have such power and authority would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(c) This Agreement has been duly executed and delivered by Purchaser and, assuming this Agreement has been duly executed and delivered by Seller, constitutes a valid and binding obligation of Purchaser, and each other Transaction Document will be duly executed and delivered by Purchaser and will, assuming such Transaction Document has been duly executed and delivered by each Seller Entity that will be a party thereto, constitute a valid and binding obligation of Purchaser, in each case enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a Proceeding in equity or law).

Section 4.3 No Conflicts; Consents. The execution, delivery and performance by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (a) violate, breach or conflict with, in any material respect, any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser or any of its Affiliates, (b) conflict with, constitute a default under, or result in the breach or violation of, or give rise to any right of termination, cancellation, modification or acceleration (with or without the giving of notice or the lapse of time or both) under, or to a loss of any benefit under, any material Contract to which Purchaser or any of its Affiliates is a party or is subject or (c) assuming compliance with the matters set forth in Section 3.4 and Section 4.4, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Entity to which Purchaser or any of its Affiliates is subject, except, with respect to clauses (b) and (c), as would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.4 Governmental Authorizations. The execution, delivery and performance of this Agreement by Purchaser does not require any Approval of, or Filing with, any Governmental Entity, except for (a) the expiration or early termination of the applicable waiting period under the HSR Act, (b) the Approvals and Filings set forth in Section 4.4 of the Purchaser Disclosure Schedules and (c) Approvals and Filings which if not obtained or made would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.5 Financial Ability to Perform. Purchaser has sufficient cash on hand and short-term investments as of signing and as of Closing to pay the Closing Purchase Price. Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing by or to Purchaser or any of its Affiliates or any other financing or other transaction be a condition to any of the obligations of Purchaser hereunder.

Section 4.6 Proceedings. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Purchaser, threatened in writing against Purchaser or any of its Affiliates before any Governmental Entity or arbitration tribunal other than Proceedings which would not have, individually or in the aggregate, a Purchaser Material Adverse Effect. As of the date of this Agreement, neither Purchaser nor any of its Affiliates is subject to any outstanding Judgment of any Governmental Entity or arbitration tribunal other than those Judgments which would have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.7 Compliance with Laws. Purchaser and its Affiliates are in compliance with all Laws applicable to their respective businesses, as currently conducted, except to the extent that the failure to comply therewith would not have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser and its Affiliates collectively possess all Permits necessary for the conduct of their respective businesses, as currently conducted, except where the failure to possess any such Permit would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.8 Brokers. Other than Lazard Frères (whose fees and expenses will be borne by Purchaser), no broker, investment banker or financial advisor is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or its Affiliates.

Section 4.9 Solvency. Immediately after the Closing, assuming the conditions set forth in Section 8.1 and Section 8.2 are satisfied and after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, Purchaser and its Affiliates will be solvent. No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated by this Agreement or the other

Transaction Documents with the intent to hinder, delay or defraud either present or future creditors of Purchaser, any Seller Entity or any of their respective Affiliates.

Section 4.10 Information Supplied. The information supplied or to be supplied by Purchaser inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to Seller’s stockholders or at the time of the Seller Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Purchaser with respect to statements made therein based on information supplied by Seller for inclusion or incorporation by reference therein.

Section 4.11 Acknowledgment of No Other Representations or Warranties.

(a) Purchaser acknowledges and agrees that, except for the representations and warranties contained in Article III, neither Seller, the other Seller Entities nor any of their respective Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to Seller, the other Seller Entities or any of their respective Affiliates, the Purchased Assets, the Assumed Liabilities, the Business or with respect to any other information provided, or made available, to Purchaser or any of its Affiliates or Representatives in connection with the transactions contemplated hereby. Purchaser acknowledges and agrees that neither Seller, the other Seller Entities nor any of their respective Affiliates, Representatives or any other Person will have, or be subject to, any Liability or other obligation to Purchaser, its Affiliates or Representatives or any other Person resulting from the sale and purchase of the Purchased Assets or the Business to Purchaser or its Affiliates or Purchaser’s use of, or the use by any of its Affiliates or Representatives, of any information, including information, documents, projections, forecasts, business plans or other material (including any Evaluation Material (as defined in the Confidentiality Agreement)) made available to Purchaser, its Affiliates or Representatives in any virtual data room, confidential information memorandum, management presentations, offering materials, site tours or visits, diligence calls or meetings or any documents prepared by, or on behalf of, Seller, the other Seller Entities or any of their respective Affiliates or Representatives, or Purchaser or its Affiliates or Representatives with respect to the transactions contemplated by this Agreement. Purchaser acknowledges and agrees that it is not relying on any representation or warranty of Seller, the other Seller Entities, or any of their Affiliates or Representatives or any other Person, other than those representations and warranties specifically set forth in Article III. Purchaser acknowledges and agrees that each of Seller and the other Seller Entities and their respective Affiliates disclaims any and all representations and warranties, whether express or implied, except for the representations and warranties contained in Article III.

(b) Purchaser acknowledges that it has conducted an independent investigation of the financial condition, results of operations and projected operations of the Business and the nature and condition of its properties, assets, liabilities and businesses and, in making the determination to proceed with the transactions contemplated hereby, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article III.

(c) Purchaser acknowledges that neither Seller nor any of its Affiliates has made any warranty, express or implied, as to the prospects of the Business or its profitability for Purchaser, or with respect to any forecasts, projections or business plans or other information (including any Evaluation Material (as defined in the Confidentiality Agreement)) delivered to Purchaser or any of its Affiliates or Representatives in connection with Purchaser’s review of the Business and the negotiation and execution of this Agreement, including as to the accuracy or completeness thereof or the reasonableness of any assumptions underlying any such forecasts, projections or business plans or other information.

ARTICLE V

COVENANTS

Section 5.1 Efforts.

(a) From and after the date hereof, Purchaser and Seller shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective in the most expeditious manner possible the Transaction and the other transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations, Filings and notices required to be filed to satisfy the conditions precedent to this Agreement (including those set forth in Section 8.1) and to consummate the Transaction and the other transactions contemplated by this Agreement as soon as practicable and (ii) the execution and delivery of any additional instruments necessary to consummate the Transaction and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. Without limiting the foregoing, Purchaser and Seller shall, and shall cause their respective Affiliates to, take all actions necessary to obtain (and shall cooperate with each other in obtaining) any Regulatory Approvals (which actions shall include furnishing all information required in connection with such Regulatory Approvals) required to be obtained or made by Purchaser, Seller or the other Seller Entities or any of their Affiliates in connection with the Transaction or the other transactions contemplated by this Agreement. Additionally, Purchaser and Seller shall not, and shall cause their respective Affiliates not to, take any action after the date of this Agreement that would reasonably be expected to impair or materially delay the obtaining of, or result in not obtaining, any Regulatory Approval necessary to be obtained prior to the Closing. Without limiting the foregoing, Purchaser shall not, and shall cause its Affiliates not to, acquire or agree to acquire, by merger, consolidation, stock or asset purchase or otherwise, any business or corporation, partnership or other business organization or division thereof, or merge or consolidate with any other Person, if such transaction would reasonably be expected to impair or materially delay the obtaining of, or result in not obtaining, any Regulatory Approval required to be obtained prior to the Closing.

(b) Prior to the Closing, Purchaser and Seller shall each keep the other apprised of the status of matters relating to the completion of the Transaction and the other transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required Regulatory Approvals. In that regard, prior to the Closing, subject to the Confidentiality Agreement and Section 5.5, each Party shall promptly consult with the other Party to provide any necessary information with respect to (and, in the case of correspondence, provide the other Party (or its counsel) copies of) all Filings made by such Party or any of its Affiliates with any Governmental Entity or any other information supplied by such Party or any of its Affiliates to, or correspondence with, a Governmental Entity in connection with this Agreement, the Transaction and the other transactions contemplated by this Agreement. Subject to the Confidentiality Agreement and Section 5.5, each Party shall promptly inform the other Party, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party orally of) any communication received by such Party or any of its Affiliates or Representatives from any Governmental Entity regarding the Transaction and the other transactions contemplated by this Agreement, and permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed communication with any such Governmental Entity. If either Party or any Affiliate or Representative of such Party receives a request for additional information or documentary material from any Governmental Entity with respect to the Transaction or the other transactions contemplated by this Agreement, then such Party will make, or cause to be made, promptly and after consultation with the other Party, an appropriate response in compliance with such request. Neither Party nor its respective Affiliates or its Representatives shall participate in any meeting with any Governmental Entity in connection with this Agreement and the Transaction or the other transactions contemplated by this Agreement (or make oral submissions at meetings or in telephone or other conversations) unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat. Subject to the Confidentiality Agreement and Section 5.5, each Party shall furnish the other Party with copies of all correspondence and Filings (and memoranda setting forth the substance thereof) between it or any of its Affiliates or Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement and the Transaction or the other transactions contemplated by this Agreement, and furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of Filings to any such Governmental Entity. Purchaser and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Agreement as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser or Seller, as the case may be) or its legal counsel; provided, however, that materials provided pursuant to this Agreement may be redacted (i) to remove references concerning the valuation of or future plans for the Business or the Sale Process, (ii) as necessary to comply with contractual obligations or applicable Law and (iii) as necessary to address reasonable privilege concerns.

(c) Without limiting the foregoing, (i) Purchaser and Seller shall, and shall cause their respective Affiliates to, file, as promptly as practicable, but in any event no later than twenty (20) Business Days after the date of this Agreement, a notification under the HSR Act and (ii) Purchaser and Seller shall, and shall cause their respective Affiliates to, file as promptly as practicable a notification under the Antitrust Laws of Germany and any other Filings under applicable Antitrust Laws, but in any event, any initial draft notifications of any other Filings shall be submitted no later than twenty-five (25) Business Days after the date of this Agreement.

(d) In furtherance of the foregoing, and notwithstanding anything in this Agreement to the contrary (but subject to the remainder of this Section 5.1(d)), Purchaser shall, and shall cause its Affiliates to, take all such action as may be necessary to avoid or eliminate each and every impediment under any applicable Law with respect to the transactions contemplated hereby and to resolve such objections, if any, as any Governmental Entity or any other Person may assert under any applicable Law with respect to the transactions contemplated hereby, so as to enable the Closing to occur as soon as reasonably possible (and in any event so as to enable the Closing to occur prior to the Outside Date). In furtherance of the foregoing, Purchaser shall proffer to and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the Closing, any assets, licenses, regulatory applications, operations, rights, product lines, businesses or interests therein of the Business or of

Purchaser or its Affiliates (and consent to any sale, divestiture, lease, license, transfer, disposition or other encumbering by the Seller Entities of any assets of the Business or to any agreement by any of the Seller Entities to take any of the foregoing actions) and agree to make any changes (including through a licensing arrangement) or restriction on, or other impairment of Purchaser’s ability to own, retain or operate, any such assets, licenses, regulatory applications, operations, rights, product lines, businesses or interests therein or Purchaser’s ability to vote, transfer, receive dividends, or otherwise exercise full ownership rights with respect to ownership interests in the Business or of Purchaser or its Affiliates, including any actions that may be required to be taken to neutralize, mitigate or resolve any organizational conflict of interest; provided that (i) Purchaser and its Affiliates shall not be obligated to take or agree to take any action with respect to the foregoing unless the effectiveness of such agreement or action is conditioned upon the Closing and (ii) without prejudice to the foregoing, Seller and its Affiliates shall not take or agree or commit to take any action to sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate any Purchased Assets or otherwise with respect to the Business related to any Regulatory Approval without Purchaser’s written consent. Notwithstanding anything in this Agreement to the contrary, Seller and its Affiliates shall not be obligated to take or agree or commit to take any action (A) that is not conditioned on the Closing or (B) that relates to any Excluded Assets or Retained Businesses; and in no event shall Seller or any of its Affiliates be required to be the licensing, selling, divesting, leasing, transferring, disposing or encumbering party under any such agreements unless required by the relevant Governmental Entity or applicable Law, and, in any case, Seller and its Affiliates shall have no direct or indirect obligation or Liability in respect of any such agreements, transactions or relationships, including any indemnification obligations, for which Seller and its Affiliates are not fully indemnified by Purchaser.

(e) Purchaser agrees to provide such security and assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Entity or other third party whose Approval is sought in connection with the Transaction and the other transactions contemplated by this Agreement. Whether or not the Transaction is consummated, Purchaser shall be responsible for all fees and payments (including filing fees) to any third party or any Governmental Entity in order to obtain any Approvals pursuant to this Agreement, other than the fees of and payments to Seller’s legal and professional advisors.

(f) Notwithstanding anything in this Agreement to the contrary, none of Seller, the other Seller Entities or any of their respective Affiliates shall under any circumstance be required to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Person to obtain any Approval. None of Seller, the other Seller Entities or any of their respective Affiliates shall have any Liability whatsoever to Purchaser or any of its Affiliates arising out of or relating to the failure to obtain any Approvals that may be required in connection with the Transaction and the other transactions contemplated by this Agreement or because of the termination of any Contract or any default under, or acceleration or termination of or loss of any benefit under, any Contract or other Purchased Asset as a result thereof. For the avoidance of doubt, Seller’s and its Affiliates’ obligations under this Section 5.1 shall be subject in all respects to the applicable provisions of Section 2.11.

Section 5.2 Covenants Relating to Conduct of Business.

(a) From the date of this Agreement until the Closing (or the termination of this Agreement), except (i) as set forth in Section 5.2(a) of the Seller Disclosure Schedules, (ii) as required by applicable Law or as otherwise expressly contemplated by the terms of this Agreement, (iii) to the extent related to the Excluded Assets, the Retained Liabilities or the Retained Businesses, (iv) as required or reasonably necessary to respond to COVID-19 (including the COVID-19 Measures) but excluding voluntary participation in any loans, bail-outs or government funding programs, or (v) as Purchaser may otherwise consent to (such consent not to be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause each other Seller Entity to, use commercially reasonable efforts to: (A) conduct the Business in the ordinary course, (B) preserve intact its current business organization and goodwill associated with the Business, (C) use commercially reasonable efforts to preserve the present relationships of Seller and its Subsidiaries with Business Employees, consultants, customers, suppliers, other business relations of the Business and Governmental Entities, and (D) dedicate efforts and resources to the development and registration of the Products consistent with past practice of the Business (including dedicating such efforts with respect to existing submissions to regulatory authorities); provided, however, that no action by Seller or its Subsidiaries with respect to matters specifically addressed by Section 5.2(b) (or any item set forth in Section 5.2(b) of the Seller Disclosure Schedules) shall be deemed a breach of this Section 5.2(a) unless such action would constitute a breach of Section 5.2(b).

(b) From the date of this Agreement until the Closing (or the termination of this Agreement), except (i) as set forth in Section 5.2(b) of the Seller Disclosure Schedules, (ii) as required by applicable Law or as otherwise expressly contemplated by the terms of this Agreement, (iii) to the extent related to the Excluded Assets, the Retained Liabilities or the Retained Businesses, (iv) as required or reasonably necessary to respond to COVID-19 (including the COVID-19 Measures), or (v) as Purchaser may otherwise consent to (such consent not to be unreasonably withheld, conditioned or delayed), Seller shall not, and shall cause each Seller Entity not to, in each case solely with respect to the Business, do any of the following:

(i) incur, create or assume any Lien, other than Permitted Liens, with respect to any material asset of the Business, including any material Purchased Assets, other than (A) those that may be discharged at or prior to the Closing or (B) in the ordinary course of business;

(ii) acquire any assets or dispose, lease, license or transfer of any assets of the Business (other than Business Intellectual Property), including the Purchased Assets (other than Business Intellectual Property), in each case, other than (A) purchases and sales of inventory in the ordinary course of business, (B) transactions where the amount of upfront consideration paid or transferred in connection with such transactions would not exceed $2,000,000 in the aggregate or (C) acquisitions or dispositions from or to any of the Seller Entities or their Subsidiaries;

(iii) acquire any corporation, partnership, limited liability company, other business organization or division thereof to be included in the Purchased Assets or the Business;

(iv) settle, or offer or propose to settle, any Proceeding involving the Business or the Purchased Assets, except where such settlement would not impose any material equitable relief or other restriction on the Business and would not involve an admission of wrongdoing by Seller or any of its Affiliates with respect to the Business or the Purchased Assets;

(v) (A) amend any material term of, waive any material right under or voluntarily terminate (other than upon expiration in accordance with its terms), any Material Contract, or (B) enter into any Contract that, if in effect on the date hereof, would be a Material Contract, other than, in each case of clauses (A) and (B), in the ordinary course of business;

(vi) make any material change in any method of financial accounting or financial accounting practice or policy applicable to the Business, other than such changes as are required by GAAP or applicable Law or are consistent with GAAP or otherwise apply generally to Seller;

(vii) terminate or fail to renew any existing Permit or Product Registration that is material to the Business taken as a whole and included in the Purchased Assets;

(viii) make any commitments for capital expenditures in excess of $2,000,000 in the aggregate;

(ix) make any material change to its policies or practices regarding collection of accounts receivable or payment of accounts payable;

(x) materially increase the annual rate of total target direct compensation of any Business Employee, except as required by Law or the terms of any Seller Benefit Plan existing prior to the date of this Agreement;

(xi) (A) except for one currently open Senior Director position previously disclosed to Purchaser, hire any person who would be a Business Employee holding a title of Senior Director or above, or promote any Business Employee at or to the level of Senior Director or above, (B) except for cause, dismiss or give notice to terminate any Business Employee (or person who, absent such dismissal or termination, would be a Business Employee) holding a title of Senior Director or above, or (C) change the roles and responsibilities of any person that would be a Business Employee if such determination were to occur as of signing in a manner that would cause such person to cease to be a Business Employee as of Closing;

(xii) sell, assign, transfer, license, terminate, cancel or abandon (without filing a continuation application, divisional application or request for continued examination) any material right in any Business Intellectual Property that any Seller Entity Controls the prosecution of, or grant a sublicense under any material license agreement, in each case other than the grant of nonexclusive licenses and sublicenses in the ordinary course of business;

(xiii) (A) transfer any asset of the Business to an Affiliate of Seller that is not a Subsidiary of Seller, or (B) transfer the equity of any Subsidiary of Seller that holds assets of the Business in a manner that such Subsidiary ceases to be a Subsidiary of Seller;

(xiv) engage in any research or development activities that, if conducted as of the date of this Agreement or as of the Closing Date, would constitute a breach of the representation and warranty set forth in Section 3.8(b); or

(xv) authorize any of, or commit or agree to take, whether in writing or otherwise, or do any of, the foregoing actions.

(c) Nothing contained in this Agreement shall be construed to give to Purchaser, directly or indirectly, rights to control or direct the Business’s operations prior to the Closing. Prior to the Closing, Seller (and its Subsidiaries) shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the operations of the Business. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that nothing in this Section 5.2 shall be deemed to limit any activities of the Retained Businesses, including any sale or other transfer of the Excluded Assets or the Retained Liabilities, prior to, at or after the Closing.

Section 5.3 No Solicitation.

(a) Except as permitted by this Section 5.3, from and after the date of this Agreement, Seller shall not, and shall cause each of its Subsidiaries and its and their respective officers, directors not to, and shall use reasonable best efforts to cause each of its and their respective employees and other Representatives not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage or knowingly facilitate (including by way of furnishing information which has not been previously publicly disseminated) any proposal or offer or any inquiries regarding the making of any proposal or offer, including any proposal or offer to its stockholders, that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with or for the purpose of encouraging or facilitating, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than, in response to an unsolicited inquiry, to ascertain facts from the Person making such Acquisition Proposal for the sole purpose of the Seller Board informing itself about such Acquisition Proposal and the Person that made it and to refer the inquiring Person to this Section 5.3 and to limit its conversation or other communication exclusively to such referral and such ascertaining of facts), (iii) subject to Section 5.3(c), (e) and (f), (A) approve, recommend or enter into, or propose to approve, recommend or enter into, any Competing Acquisition Agreement or (B) approve, recommend or enter into, or propose to approve, recommend or enter into, any Acquisition Proposal or (iv) agree to do any of the foregoing. Any violation of this Section 5.3 by any officer or director or, to the extent acting at Seller’s direction, employee or other Representative of Seller or any of its Subsidiaries shall be deemed to be a breach of this Section 5.3.

(b) Except as permitted by this Section 5.3, from and after the date of this Agreement, Seller shall, and shall cause each of its Subsidiaries and its and their respective officers and directors to, and shall use reasonable best efforts to cause each of it and their respective employees and other Representatives to (i) immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than Purchaser and its Affiliates and their respective Representatives) that may be ongoing with respect to an Acquisition Proposal and (ii) terminate access to any physical or electronic data rooms relating to any Acquisition Proposal. As soon as reasonably practicable after the date hereof, Seller shall request that each counterparty (other than Purchaser or any of its Affiliates) to a confidentiality agreement to which Seller is a party that was entered into with a potential purchaser of the Business (or a material portion thereof) in connection with the Sale Process (a “Sale Process NDA”) and to whom confidential information about the Business was furnished within the last year by or on behalf of Seller in connection with any actual or potential proposal by such Person to acquire the Business (or any material portion thereof), to, and to cause such Person’s applicable Representatives to, promptly return or destroy all such confidential information to the extent required by such Sale Process NDAs.

(c) Notwithstanding anything to the contrary contained in this Agreement, if at any time after the date of this Agreement and prior to obtaining the Seller Stockholder Approval, Seller receives a bona fide written Acquisition Proposal from any Person, which Acquisition Proposal did not result from a breach of this Section 5.3, that the Seller Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, constitutes or could reasonably be expected to lead to a Superior Proposal, then Seller and its Representatives may, in response to such Acquisition Proposal, and subject to compliance with Section 5.3(d), (i) furnish, pursuant to an Acceptable Confidentiality Agreement, information to the Person that has made such Acquisition Proposal and its Representatives and (ii) engage in or otherwise participate in discussions or negotiations with the Person making such Acquisition Proposal and its Representatives; provided, that (A) prior to furnishing or causing to be furnished, any nonpublic information related to Seller, its Subsidiaries or the Business to such Person, Seller shall, to the extent it has not already done so, enter into a confidentiality agreement with the Person or Persons making such Acquisition Proposal that (1) does not contain any provision that would prevent Seller from complying with its obligation to provide any disclosure to Purchaser required pursuant to this Section 5.3 and (2) contains confidentiality provisions no less favorable in the aggregate to Seller than those contained in the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (an “Acceptable Confidentiality Agreement”) and (B) promptly (and in any event within twenty-four (24) hours) following furnishing any such nonpublic information to such Person, Seller furnishes or makes available such nonpublic information to Purchaser (to the extent such nonpublic information has not been previously so furnished or made available to Purchaser or its Representatives).

(d) Seller shall promptly (and in no event later than twenty-four (24) hours after receipt by Seller) notify Purchaser in writing in the event that Seller or any of its Subsidiaries or any of their respective Representatives receives an Acquisition Proposal, including the identity of the Person or group of Persons making such Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal (including an unredacted copy of any written materials). Seller shall keep Purchaser reasonably informed, on a prompt basis (and, in any event, within forty-eight (48) hours after knowledge of the applicable developments by an officer or director of Seller), of any material amendments or material developments with respect to any such Acquisition Proposal (including any change to the economic terms thereof or other material changes thereto, and including by providing copies of any revised or new documents evidencing or delivered in connection therewith).

(e) Except as permitted by this Section 5.3, neither the Seller Board nor any committee thereof shall (i) (A) change or withdraw (or modify or qualify) or authorize or resolve to or publicly propose or announce its intention to change, withhold or withdraw (or modify or qualify), in each case in any manner adverse to Purchaser, the Seller Recommendation, (B) approve, endorse, adopt, declare advisable, authorize or recommend to the stockholders of Seller, or resolve to or publicly propose or announce its intention to approve, endorse, adopt, declare advisable, authorize or recommend to the stockholders of Seller, any Acquisition Proposal, or (C) fail to recommend against any Acquisition Proposal that is a tender or exchange offer subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days of the commencement thereof pursuant to Rule 14d-2 of the Exchange Act (any action described in this clause (i) being referred to as a “Seller Adverse Recommendation Change”) or (ii) authorize, cause or permit Seller or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with a counterparty making an Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.3(c)) (a “Competing Acquisition Agreement”) or resolve, agree or publicly propose to do any of the foregoing. Notwithstanding anything to the contrary set forth in this Agreement, at any time after the date of this Agreement and prior to the time the Seller Stockholder Approval is obtained, the Seller Board may make a Seller Adverse Recommendation Change pursuant to subsection (A) of the definition of Seller Adverse Recommendation Change in response to an Intervening Event if (and only if), prior to taking such action, the Seller Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Seller Board’s fiduciary duties under applicable Law; provided, that notwithstanding anything to the contrary set forth in this Section 5.3(e), prior to making such Seller Adverse Recommendation Change, (1) Seller has given Purchaser at least four (4) Business Days prior written notice of its intention to take such action specifying, in reasonable detail, the reasons therefor, including a description of the Intervening Event, (2) during such notice period, the Seller agrees to negotiate in good faith with Purchaser, to the extent Purchaser wishes to negotiate, any revisions to the terms of the transactions contemplated hereby proposed by Purchaser in response to the underlying relevant facts and circumstances with respect to the Intervening Event, (3) upon the end of such notice period, the Seller Board shall have considered any revisions to the terms of this Agreement proposed in writing by, and that are legally binding on, Purchaser, and shall have determined in good faith, after consultation with outside legal counsel, that the failure to make a Seller Adverse Recommendation Change would reasonably be expected to be inconsistent with the Seller Board’s fiduciary duties under applicable Law and (4) in the event of any material change to the underlying relevant facts and circumstances with respect to the Intervening Event, Seller shall have delivered to Purchaser an additional notice consistent with that described in clause (1) above of this proviso and a new notice period under clause (1) of this proviso shall commence (except that such new notice period shall be two (2) Business Days (as opposed to four (4) Business Days)) during which time

Seller shall be required to comply with the requirements of this Section 5.3(e) anew with respect to such additional notice, including clauses (1) through (2) above of this proviso; provided, further, that whether or not there is a Seller Adverse Recommendation Change, unless this Agreement has been terminated in accordance with Article 9, the Seller Board shall submit this Agreement for approval by the Seller stockholders at the Seller Stockholders’ Meeting.

(f) Notwithstanding the foregoing, at any time after the date of this Agreement and prior to the time the Seller Stockholder Approval is obtained, if (and only if) prior to taking such action, the Seller Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that an Acquisition Proposal made after the date hereof in circumstances not involving a material breach of this Section 5.3 constitutes a Superior Proposal and that a failure to take action could reasonably be expected to be inconsistent with the fiduciary duties of the Seller Board under applicable Law, the Seller Board may (A) make a Seller Adverse Recommendation Change; and/or (B) cause Seller to terminate this Agreement in accordance with Section 9.1(h) in order to enter into a definitive agreement relating to such Superior Proposal; provided that, prior to so making a Seller Adverse Recommendation Change or terminating this Agreement pursuant to Section 9.1(h), (i) Seller has given Purchaser at least four (4) Business Days’ prior written notice of its intention to take such action specifying, in reasonable detail, the reasons therefor, and providing, to the extent not already provided to Purchaser, a copy of the Superior Proposal and a copy of any proposed Competing Acquisition Agreements, (ii) during such notice period, the Seller agrees to negotiate in good faith with Purchaser, to the extent Purchaser wishes to negotiate, any revisions to the terms of the transactions contemplated hereby proposed by Purchaser, (iii) at the end of such notice period, the Seller Board shall have considered any revisions to the terms of this Agreement proposed in writing by, and that are legally binding on, Purchaser, and shall have determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal and that the failure to make such Seller Adverse Recommendation Change could reasonably be expected to be inconsistent with the Seller Board’s fiduciary duties under applicable Law, and (iv) in the event of any change to any of the financial terms or any other material terms of such Superior Proposal, Seller shall, in each case, have delivered to Purchaser an additional notice consistent with that described in clause (i) above of this proviso and a new notice period under clause (i) of this proviso shall commence (except that such new notice period shall be two (2) Business Days (as opposed to four (4) Business Days)) during which time Seller shall be required to comply with the requirements of this Section 5.3(f) anew with respect to such additional notice, including clauses (i) through (iii) above of this proviso; provided, further, that whether or not there is a Seller Adverse Recommendation Change, unless this Agreement has been terminated in accordance with Article 9, the Seller Board shall submit this Agreement for approval by the Seller stockholders at the Seller Stockholders’ Meeting.

(g) Nothing contained in this Section 5.3 shall prohibit Seller or the Seller Board from (i) taking and disclosing to the stockholders of Seller a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (including disclosing that Seller or the Seller Board has taken any action contemplated by the proviso in Section 5.3(e) or Section 5.3(f)); (ii) making a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) or (iii) making any disclosure to the stockholders of Seller that is required by applicable Law; provided, however, that nothing in this Section 5.3(g) shall be deemed to modify or supplement the definition of (or requirements pursuant to this Section 5.3 with respect to) a Seller Adverse Recommendation Change.

(h) If an Acquisition Proposal shall have been publicly announced or disclosed, the Seller Board shall publicly reaffirm the Seller Recommendation on or prior to the earlier of (i) ten (10) Business Days after Purchaser so requests in writing or (ii) three (3) Business Days prior to the date of the Seller Stockholders’ Meeting (as promptly as practicable after announcement or disclosure of such Acquisition Proposal if announced or disclosed on or after the third Business Day prior to the date of the Seller Stockholders’ Meeting); provided that Seller shall not be required to reaffirm the Seller Recommendation more than one time in any three (3)-month period.

Section 5.4 Proxy Statement; Stockholders’ Meeting.

(a) As promptly as reasonably practicable, Seller shall prepare and file with the SEC the preliminary Proxy Statement. Purchaser shall reasonably cooperate with Seller in the preparation of the Proxy Statement and shall furnish all information concerning Purchaser that is reasonably requested by Seller or required in connection with the preparation of the Proxy Statement. Seller shall provide Purchaser and its counsel a reasonable opportunity to review and comment on the Proxy Statement, shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Purchaser. The Proxy Statement and any amendment thereto shall not include any information regarding Purchaser’s business or employees without Purchaser’s consent (such consent not to be unreasonably withheld, conditioned or delayed). Seller shall use reasonable best efforts to respond promptly to any comments from the SEC or the staff of the SEC. Seller shall notify Purchaser promptly of the receipt of any comments (whether written or oral) from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall (i) supply Purchaser with copies of all correspondence between Seller and any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement, (ii) provide Purchaser with a reasonable opportunity to participate in the response to those comments and requests, and (iii) consider in good faith any comments provided by Purchaser with respect to responses to such comments and requests. The Proxy Statement shall comply as to form in all material respects with the applicable requirements of the Exchange Act. If at any time prior to the Seller Stockholders’ Meeting (or any adjournment or postponement thereof) any information relating to Purchaser or Seller, or any of their respective Affiliates, officers or directors, is discovered by Purchaser or Seller that is required to be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed by Seller with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of Seller. Seller shall cause the Proxy Statement to be mailed to Seller’s stockholders as promptly as reasonably practicable after the resolution of any comments of the SEC or the staff of the SEC with respect to the preliminary Proxy Statement (such date, the “Clearance Date”).

(b) Subject to Section 5.3(f) and Section 5.4(c), Seller shall take all action necessary in accordance with applicable Law and its certificate of incorporation and bylaws to set a record date for, duly call and give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Seller Stockholder Approval (the “Seller Stockholders’ Meeting”) as soon as reasonably practicable following the Clearance Date. Unless Seller shall have made a Seller Adverse Recommendation Change in accordance with Section 5.3, Seller shall include the Seller Recommendation in the Proxy Statement and shall solicit, and use its reasonable best efforts to obtain, the Seller Stockholder Approval at the Seller Stockholders’ Meeting (including by soliciting proxies in favor of the adoption of this Agreement). Notwithstanding a Seller Adverse Recommendation Change, Seller shall nonetheless submit this Agreement to the stockholders of Seller for approval and adoption, unless this Agreement is terminated in accordance with Article IX.

(c) Seller shall cooperate with and keep Purchaser informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to its stockholders. Seller may adjourn or postpone the Seller Stockholders’ Meeting: (i) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Seller Board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable Law; (ii) if Seller reasonably believes there will be insufficient shares of Seller Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Seller Stockholders’ Meeting or to obtain the Seller Stockholder Approval (provided that, unless agreed by Purchaser, all such adjournments or postponements pursuant to this clause (ii) shall be for periods of no more than ten (10) Business Days each and no more than thirty-five (35) Business Days in the aggregate); or (iii) with the prior written consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed).

Section 5.5 Confidentiality.

(a) Purchaser acknowledges that the information being provided to it in connection with the Transaction and the other transactions contemplated hereby is subject to the terms of that certain confidentiality agreement between Les Laboratoires Servier and Seller, dated as of July 30, 2020 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference in their entirety and shall survive the Closing. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business; provided, however, that Purchaser acknowledges that its obligations of confidentiality and non-disclosure with respect to any and all other information provided to it by or on behalf of Seller, the other Seller Entities or any of their respective Affiliates or Representatives, concerning the Retained Businesses, Seller, the other Seller Entities or any of their respective Affiliates (other than solely with respect to the Business) shall continue to remain subject to the terms and conditions of the Confidentiality Agreement, any termination of the Confidentiality Agreement that has occurred or would otherwise occur notwithstanding. The Parties expressly agree that, notwithstanding any provision of the Confidentiality Agreement to the contrary, including with respect to termination thereof, if, for any reason, the Closing does not occur and this Agreement is terminated, and the remaining term of the Confidentiality Agreement is less than twenty-four (24) months, the Confidentiality Agreement shall continue in full force and effect for a period of twenty-four (24) months following termination of this Agreement and otherwise in accordance with its terms, and this Agreement shall constitute the requisite consent of the Parties to amend the Confidentiality Agreement accordingly.

(b) Seller hereby agrees with Purchaser that it shall not, and shall not permit its Affiliates or their respective Representatives to, for a period of thirty-six (36) months after the Closing Date, without the prior written consent of Purchaser, disclose to any third party (other than Seller’s Affiliates and its and their respective Representatives) any confidential or proprietary information included in or to the extent relating to the Purchased Assets or the Business (“Confidential Business Information”); provided, however, that the term “Confidential Business Information” will not include any information (i) that becomes available to Seller or its Affiliates or their respective Representatives from and after the Closing, from a third party source that is not known by Seller to be under any obligations of confidentiality in respect of such information, (ii) that is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation hereof) or (iii) that is or was derived independently by Seller after the Closing without reliance upon any Purchased Assets, including any Know-How included in the Business Intellectual Property and copies of any Data, information or other materials that are Purchased Assets. In addition, Seller shall not, and shall not permit its Subsidiaries or their respective Representatives to, without the prior written consent of Purchaser, disclose any Confidential Business Information that constitutes a trade secret under applicable Law until the earlier of (x) seven (7) years from the date hereof and (y) such time as such Confidential Business Information no longer constitutes a trade secret under applicable Law (other than as a result of disclosure in violation of this Section 5.5(b)). In addition, the foregoing shall not prohibit Seller, its Affiliates or any of their respective Representatives from (A) using Confidential Business Information for the purpose of complying with the terms of this Agreement or any of the Transaction Documents or any Contract, (B) disclosing information related to the terms of this Agreement, the Excluded Assets or the Retained Businesses to a potential purchaser of Seller or (C) disclosing Confidential Business Information that Seller, any of its Affiliates or its or their Representatives are required by Law (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process) or requested by any Governmental Entity to disclose (provided that Seller will, to the extent not legally prohibited, provide Purchaser with prompt written notice of such request so that Purchaser may seek, at its sole expense, an appropriate protective order and/or waive compliance with this Section 5.5(b)). Furthermore, the provisions of this Section 5.5(b) will not prohibit any retention of copies of records or any disclosure in connection with the preparation and filing of financial statements or Tax Returns of Seller or its Affiliates or any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby. The Parties acknowledge and agree that (x) Seller, the Seller Entities and their respective Affiliates currently, and following the Closing may continue to, maintain and expand business and commercial relationships (whether as a customer, supplier or otherwise) with the same Persons and engage in commercial relationships with such Persons and with Purchaser, and may employ, or continue to employ, individuals who previously worked in or with the Business and possess knowledge and Know-How used in, relating to, or arising from the Business and (y) nothing in this Section 5.5(b) shall prohibit or restrict the maintenance or expansion of any such relationships or employment of any such individuals, provided that Confidential Business Information is not disclosed in violation hereof.

Section 5.6 Access to Information.

(a) Seller shall afford to Purchaser and its Representatives reasonable access, upon reasonable notice during normal business hours, consistent with applicable Law and in accordance with the procedures established by Seller, during the period prior to the Closing, and solely for purposes of integration planning and in furtherance of the Transaction and the other transactions contemplated by this Agreement, to the properties, books, Contracts, records, assets, officers and personnel of Seller and its Subsidiaries, in each case to the extent related to the Business; provided, however, that (i) neither Seller nor any of its Affiliates shall be required to violate any obligation of confidentiality to which it or any of its Affiliates may be subject in discharging their obligations pursuant to this Section 5.6; and (ii) prior to the Closing, Seller shall make available, or cause its Subsidiaries to make available, information relating to Business Employees (including with respect to individuals that may be added to Section 3.16(a) of the Seller Disclosure Schedules after the date of this Agreement) only to the extent permitted by applicable Law and to the extent reasonably necessary for Purchaser to prepare and make offers of employment in accordance with Section 6.1. Seller shall use its commercially reasonable efforts to allow Purchaser or its Representatives prior to the Closing to conduct the audits described in Section 5.6(a) of the Seller Disclosure Schedules prior to Closing.

(b) Purchaser agrees that any investigation undertaken pursuant to the access granted under Section 5.6(a) shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business or any of the Retained Businesses, and none of Purchaser or any of its Affiliates or Representatives shall communicate with any of the employees of the Business without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that nothing in this Agreement shall limit any of Purchaser or any of its Affiliates’ rights of discovery. Notwithstanding anything in this Agreement to the contrary, neither Seller nor any of its Affiliates shall be required to provide access to or disclose information where, in the reasonable judgment of Seller, such access or disclosure would (i) jeopardize attorney-client or other applicable privilege or protection or contravene any Laws or contractual obligations (it being agreed that, in the event that the restrictions set forth in this clause (i) apply, Seller shall inform Purchaser as to the general nature of what is being withheld and shall cooperate in good faith to attempt to design and implement alternative disclosure arrangements to enable Purchaser to evaluate any such information without violating an obligation of confidentiality to any third party, jeopardizing the attorney-client or other applicable privilege or protection or contravening any Laws or contractual obligations), or (ii) result in the disclosure of the valuation of or future plans for the Business or any information about the Sale Process.

(c) At and after the Closing, Purchaser shall, and shall cause its Affiliates to, afford Seller, its Affiliates and their respective Representatives, during normal business hours, upon reasonable notice, access to the properties, books, Contracts, records and employees of the Business to the extent that such access may be reasonably requested by Seller, including in connection with financial statements, Taxes, reporting obligations or any other requirement or request of any Governmental Entity, any action or investigation by a Governmental Entity, or compliance with applicable Laws; provided, however, that nothing in this Agreement shall limit any of Seller’s or any of its Affiliates’ rights of discovery. Notwithstanding anything in this Agreement to the contrary, neither Purchaser nor any of its Affiliates shall be required to provide access to or disclose information where, in the reasonable judgment of Purchaser, such access or disclosure would jeopardize attorney-client or other applicable privilege or protection or contravene any Laws or contractual obligations (it being agreed that, in the event that the restriction of this sentence applies, Purchaser shall inform Seller as to the general nature of what is being withheld and shall cooperate in good faith to attempt to design and implement alternative disclosure arrangements to enable Purchaser to evaluate any such information without violating an obligation of confidentiality to any third party, jeopardizing the attorney-client or other applicable privilege or protection or contravening any Laws or contractual obligations).

(d) Purchaser agrees to hold all the books and records of the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by Law, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Seller.

Section 5.7 Publicity. The initial press releases with respect to the Transaction shall be a separate press release by each of Seller and Purchaser and each has been agreed upon by Seller and Purchaser. Other than such press releases, neither Party nor any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement in respect of this Agreement, the Transaction or the other transactions contemplated by this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or stock exchange rules, in which case the Party required to publish such press release or public announcement shall use reasonable efforts to provide the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such publication; provided that the foregoing shall not apply to any press release or public announcement so long as any statements contained therein concerning the Transaction or the other transactions contemplated by this Agreement are consistent with previous releases or announcements made by the applicable Party with respect to which such Party has complied with the provisions of this Section 5.7.

Section 5.8 Intercompany Accounts and Intercompany Arrangements. Immediately prior to the Closing (or prior thereto, if so determined by Seller), all intercompany balances and accounts (other than intercompany balances and accounts set forth in Section 5.8 of the Seller Disclosure Schedules) between the Business, on the one hand, and the Retained Business, on the other hand, shall be settled or otherwise eliminated in such a manner as the Seller Entities shall determine in their sole discretion. Any such intercompany balances and accounts that are settled at or after the Closing but in connection with the Closing shall be deemed for purposes of this Agreement to have been settled as of immediately prior to the Closing. Immediately prior to the Closing (or prior thereto, if so determined by Seller), except for the Transaction Documents to be entered into in connection with this Agreement and any arrangements, understandings or Contracts set forth in Section 5.8 of the Seller Disclosure Schedules, all arrangements, understandings or Contracts, including all obligations to provide goods, services or other benefits, solely between the Seller Entities that (in the absence of this Section 5.8) would be Purchased Assets, shall automatically be terminated without further payment or performance and cease to have any further force and effect, such that no party thereto shall have any further obligations or Liabilities therefor or thereunder.

Section 5.9 Financing.

(a) Purchaser shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain funds sufficient to fund any amount payable by Purchaser (or its Affiliates) in connection with the transactions contemplated by this Agreement, including the Closing Purchase Price and the Final Purchase Price and any other amounts as and when contemplated by this Agreement.

(b) The foregoing notwithstanding, compliance by Purchaser with this Section 5.9 shall not relieve Purchaser of its obligations to consummate the transactions contemplated by this Agreement, whether or not any financing is available. In no event shall the receipt or availability of any funds or financing by Purchaser or any Affiliate of Purchaser or any other financing or other transactions be a condition to any of Purchaser’s obligations under this Agreement.

Section 5.10 Know-How Transfer. Prior to the Closing, Seller shall use commercially reasonable efforts to transfer to Purchaser the Know-How included in the Business Intellectual Property that is in any Seller Entity’s possession or control and relates to the services provided to the Business by individuals who are employees of Seller or any of its Subsidiaries but who are not Business Employees, including the Know-How described in Section 5.10 of the Purchaser Disclosure Schedules, provided that Seller shall not be obligated to create or deliver to Purchaser tangible embodiments of any such Know-How that is not in tangible form.

Section 5.11 Financial Obligations. At or prior to the Closing, Purchaser and Seller shall cooperate and shall use their commercially reasonable efforts to arrange for substitute letters of credit, surety bonds, Purchaser guarantees, advance payment guarantees, and other obligations to replace the outstanding letters of credit, surety bonds, guarantees, advance payment guarantees and other contractual obligations entered into by or on behalf of Seller or any of its Affiliates in connection with or relating to the Business, the Purchased Assets or the Assumed Liabilities set forth on Section 5.11 of the Seller Disclosure Schedule or identified by Seller to Purchaser in writing prior to Closing (together, the “Guarantees”) and assume all obligations under each Guarantee, obtaining from the creditor or other counterparty a full and irrevocable release of Seller and its Affiliates that are liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other Liabilities to a counterparty in connection with the Guarantees. Purchaser further agrees that to the extent Seller or any of its Affiliates incurs any cost or expense, or is required to make any payment, or is subject to any claim or Proceeding, in connection with such Guarantees on or after the Closing, Purchaser shall indemnify and hold harmless Seller and its Affiliates against, and reimburse Seller and its Affiliates for, any and all Liabilities or amounts paid, including costs or expenses in connection with such Guarantees, including Seller’s and any of its Affiliates’ expenses in maintaining such Guarantees, whether or not any such Guarantee is drawn upon or required to be performed, and shall in any event promptly and in no event later than three (3) Business Days after written demand therefor from Seller, reimburse Seller and any of its Affiliates to the extent that any Guarantee is called upon and Seller or any of its Affiliates makes any payment or incurs any

Liability in respect of any such Guarantee. For any Guarantees for which Purchaser or any of its Affiliates, as applicable, is not substituted in all respects for Seller and its Affiliates (or for which Seller and its Affiliates are not fully released) effective as of the Closing and that cannot otherwise be terminated effective as of the Closing (with Seller and its Affiliates to be fully released in respect thereof), Purchaser and Seller shall cooperate and shall use their commercially reasonable efforts to, and shall cause their respective Affiliates to continue to use their commercially reasonable efforts to, effect such substitution or termination and release after the Closing. Without limiting the foregoing, neither Purchaser nor any of its Affiliates shall extend or renew any Contract containing or underlying a Guarantee unless, prior to or concurrently with such extension or renewal, Purchaser or its Affiliates are substituted in all respects for Seller and its Affiliates, and Seller and its Affiliates are fully released, in respect of all Liabilities under such Guarantees.

Section 5.12 IP Matters. Except as expressly provided in this Section 5.12 or the Transition Services Agreement, neither Purchaser nor any of its Affiliates shall acquire any rights in, or use, or have the right to use, the Agios Name and Agios Marks or any name or mark that, in the reasonable judgment of Seller, is similar to or embodying the Agios Name and Agios Marks. Except as provided in the immediately prior sentence, Seller hereby grants to Purchaser and its Affiliates a limited, worldwide, non-exclusive, non-transferable, (subject to the immediately following sentence) sublicensable, royalty-free right to continue to use the Agios Name and Agios Marks (a) on packaging, labeling, and educational, payer and marketing materials (including online materials), associated with TIBSOVO® until the later of (i) the date that is eighteen (18) month anniversary of Closing and (ii) the date that is twelve (12) months after Purchaser’s receipt of all necessary approvals from the FDA for replacement packaging associated with TIBSOVO® and (b) as permitted by the Transition Services Agreement for the term of the applicable service. Purchaser and its Affiliates shall have the right to grant sublicenses solely (A) with the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed) or (B) consistent with licenses or sublicenses granted prior to Closing under the Specified Business Contracts. During such period, the Agios Name and Agios Marks shall be used in the same manner the Seller Entities used such Agios Name and Agios Marks before the Closing and in accordance with any reasonable instructions as may be given by Seller to Purchaser from time to time and which are not inconsistent with the usage before the Closing (in each case except with respect to deviations from usage before Closing as a result of the transactions contemplated by the Transaction Documents). Purchaser shall not use or permit the use of any of the Agios Name and Agios Marks in any manner that is detrimental to the goodwill associated with such Agios Name and Agios Marks. All goodwill arising from the use the Agios Name and Agios Marks shall inure to the exclusive benefit of Seller and its Affiliates, as applicable. Purchaser’s use of the Agios Name and Agios Marks shall be in accordance with this Section 5.12. Purchaser shall, and shall cause its Affiliates to not hold itself out as having any affiliation with Seller or any of its Affiliates (except to the extent such affiliation is implied by the use of the Agios Name and Agios Marks as contemplated herein). In any event, prior to the expiration of the license granted pursuant to this Section 5.12, Purchaser shall and shall cause each of its Affiliates to (x) cease and discontinue use of all Agios Name and Agios Marks and (y) complete the removal of the Agios Name and Agios Marks from all packaging, labeling, and educational, payer and marketing materials associated with TIBSOVO®.

Section 5.13 Insurance.

(a) Except to the extent related to the Specified Insurance Policies and the Liabilities retained by the Seller Entities and their Affiliates pursuant to Section 2.7(i): (i) from and after the Closing, the Business, the Purchased Assets, the Assumed Liabilities, and the operations and assets and Liabilities in respect thereof, shall cease to be insured by Seller’s or its Affiliates’ insurance policies or by any of their self-insured programs, and neither Purchaser nor its Affiliates shall have any access, right, title or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds) to cover the Business, the Purchased Assets, the Assumed Liabilities, or the operations or assets or Liabilities in respect thereof; (ii) Seller or its Affiliates may amend any insurance policies in the manner it deems appropriate to give effect to this Section 5.13; and from and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for the Business, the Purchased Assets, the Assumed Liabilities, and the operations and assets and Liabilities in respect thereof. Purchaser further covenants and agrees not to seek to assert or to exercise any rights or claims of, or in respect of, the Business, the Purchased Assets, the Assumed Liabilities, and the operations and assets and Liabilities in respect thereof, under or in respect of any past or current insurance policy under which any of the foregoing is a named insured. Seller agrees that, between the date hereof and the Closing Date, Seller shall, and shall cause its Subsidiaries to, maintain any of Specified Insurance Policies in effect as of the date hereof that would cover claims of product liability, product warranty, product recall, product defect and personal injury (other than any failure to maintain such Specified Insurance Policies as a result of an action taken by the insurer outside of the control of Seller or its Subsidiaries).

(b) Seller shall, and shall cause the other Seller Entities to, from the date of this Agreement until the expiration or termination of this Agreement:

(i) notify Purchaser of any material communication received prior to Closing from a third party of a claim or of any occurrence that could lead to a claim, in relation to any and all Liabilities relating to product liability, product defects, product recalls or personal injury with respect to the Products, even if such Liabilities constitute Retained Liabilities, and report and claim any such matters in accordance with the applicable the Specified Insurance Policies; and

(ii) keep Purchaser reasonably informed regarding any claims in relation to any Liabilities of the type described in clause (i) above and consider in good faith any comments provided by Purchaser regarding the management and strategy of such claims.

Section 5.14 Litigation Support.

(a) Subject to the provisions of Article X (including Section 10.4), except as set forth in Section 5.14 of the Seller Disclosure Schedules, in the event that and for so long as Seller or any of its Affiliates is prosecuting, contesting or defending any Proceeding, investigation, charge, claim or demand by or against a third party (for the avoidance of doubt, other than Purchaser or any of its Affiliates) in connection with (i) the Transaction or any of the other transactions contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business, the Purchased Assets or the Assumed Liabilities, Purchaser shall, and shall cause its Affiliates (and its and their officers and employees and Representatives) to, cooperate with the reasonable request of Seller and its counsel in such prosecution, contest or defense, including making available its personnel, and providing such testimony and access to its books and records and other information, including any books, data and information that Seller transferred to Purchaser as Purchased Assets, as shall be reasonably necessary in connection with such prosecution, contest or defense; provided that (A) such cooperation does not unreasonably interfere with the conduct of the Business and (B) Seller reimburses Purchaser and its Affiliates for any out-of-pocket costs and expenses incurred in connection with such cooperation.

(b) Subject to the provisions of Article X (including Section 10.4), except as set forth in Section 5.14 of the Seller Disclosure Schedules, in the event that and for so long as Purchaser or any of its Affiliates is prosecuting, contesting or defending any Proceeding, investigation, charge, claim or demand by or against a third party (for the avoidance of doubt, other than Seller or any of its Affiliates) in connection with (i) the Transaction or any of the other transactions contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Retained Businesses, the Excluded Assets or the Retained Liabilities, Seller shall, and shall cause its Affiliates (and its and their officers and employees and Representatives) to, cooperate with the reasonable request of Purchaser and its counsel in such prosecution, contest or defense, including making available its personnel, and providing such testimony and access to its books and records and other information as shall be reasonably necessary in connection with such prosecution, contest or defense; provided that (A) such cooperation does not unreasonably interfere with the conduct of the Retained Business and (B) Purchaser reimburses Seller and its Affiliates for any out-of-pocket costs and expenses incurred in connection with such cooperation.

Section 5.15 Misdirected Invoices and Payments.

(a) Seller shall, or shall cause its applicable Affiliate to, promptly deliver and, if applicable, pay to Purchaser (or its designated Affiliates) any invoices, monies or checks that have been sent to Seller or any of its Affiliates after the Closing Date by customers, suppliers or other contracting parties of the Business or to the extent that they constitute, or relate to, a Purchased Asset or a Assumed Liability, as applicable, hereunder.

(b) Purchaser shall, or shall cause its applicable Affiliate to, promptly deliver and, if applicable, pay to Seller (or its designated Affiliates) any invoices, monies or checks that have been sent to Purchaser or any of its Affiliates (including the Business) after the Closing Date to the extent that they constitute, or relate to, an Excluded Asset or a Retained Liability, as applicable, hereunder.

Section 5.16 Non-Solicitation of Employees.

(a) For a period of eighteen months (18) months from the Closing Date, without the prior written consent of Purchaser, as to any Transferred Employee (a “Seller Covered Person”), Seller agrees that none of Seller or any of its Subsidiaries will solicit for employment or services (whether as an employee, consultant or independent contractor) with any Seller Covered Person; provided that Seller and its Affiliates shall not be precluded from soliciting any such individual: (i) whose employment was voluntarily terminated by the Transferred Employee at least six (6) months, or whose employment was involuntarily terminated by Purchaser or any of its Affiliates, in either case prior to commencement of employment discussions between Seller or its Affiliates and such individual, or (ii) who responds to solicitation not specifically targeted at employees of Purchaser or any of its Affiliates (including by a search firm or recruiting agency); and provided, further, that Seller and its Affiliates shall not be restricted from engaging in solicitations or advertising not targeted at any Purchaser Covered Person.

(b) For a period of eighteen (18) months from the Closing Date, without the prior written consent of Seller, as to any employee of Seller or its Subsidiaries with the title of Director or above as of immediately prior to the Closing (other than any Transferred Employee) (a “Purchaser Covered Person”), Purchaser agrees that none of Purchaser or any of its Affiliates will solicit for employment or services (whether as an employee, consultant or independent contractor) with any Purchaser Covered Person; provided that Purchaser and its Affiliates shall not be precluded from soliciting any such individual (i) whose employment ceased six (6) months prior to commencement of employment discussions between Purchaser or its Affiliates and such individual, or (ii) who responds to solicitation not specifically targeted at employees of Seller or any of its Affiliates (including by a search firm or recruiting agency); and provided, further, that Purchaser and its Affiliates shall not be restricted from engaging in solicitations or advertising not targeted at any Purchaser Covered Person.

Section 5.17 Misallocated Assets.

(a) Subject to Section 2.11, if, at any time after the Closing, any asset held by Purchaser or any of its Affiliates is ultimately determined to be an Excluded Asset or Purchaser or any of its Affiliates is found subject to a Retained Liability, (i) Purchaser shall, or shall cause its Affiliates to, return or transfer and convey (without further consideration) to Seller or an Affiliate of Seller such Excluded Asset or Retained Liability as directed in writing by Seller; (ii) Seller shall, or shall cause its appropriate Affiliate to, assume (without further consideration) such Retained Liability; and (iii) Seller and Purchaser shall, and shall cause their appropriate Affiliates to, execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Excluded Asset or Retained Liability back to Seller or its appropriate Affiliate.

(b) Subject to Section 2.11, if, at any time after the Closing, any asset held by Seller or its Affiliates is ultimately determined to be a Purchased Asset or Seller or any of its Affiliates is found to be subject to an Assumed Liability, (i) Seller shall, or shall cause its Affiliates to, return or transfer and convey (without further consideration) to Purchaser such Purchased Asset or Assumed Liability as directed in writing by Purchaser; (ii) Purchaser shall, or shall cause its appropriate Affiliate to, assume (without further consideration) such Assumed Liability; and (iii) Seller and Purchaser shall, and shall cause their appropriate Affiliates to, execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Purchased Asset or Assumed Liability to Purchaser or its appropriate Affiliate.

Section 5.18 Certain Registrations.

(a) Notwithstanding anything to the contrary in this Agreement or any Transaction Document, but subject to Section 5.18(b), Purchaser shall be responsible, at Purchaser’s sole cost and expense, for preparing and filing all instruments and documents necessary to effect the assignment of the Business Intellectual Property and Product Registrations to Purchaser and its Affiliates, including the execution and legalization of any and all assignment documents, powers or attorneys, and associated documents necessary or beneficial for the assignment and recordal of the Business Intellectual Property at Intellectual Property registries with Governmental Entities.

(b) Promptly after the Closing (but in any event no later than five (5) Business Days following the Closing), Seller shall provide a complete copy of the Product NDAs, including supplements and records that are required to be kept under 21 C.F.R. 314.81, INDs, ODD, breakthrough therapy designations, fast track designations and clinical trial applications to Purchaser, and (ii) promptly after the date on which Seller provides the items described in clause (i) to Purchaser (but in any event no later than three (3) weeks following such date), Seller shall file, or cause to be filed, with the applicable Governmental Entities the Seller Regulatory Letters, and provide a copy of the as-filed Seller Regulatory Letters to Purchaser. In connection with the foregoing, Purchaser shall use commercially reasonable efforts to promptly after the date on which Seller provides the items described in clause (i) to Purchaser file, or cause to be filed, with the applicable Governmental Entities, the Purchaser Regulatory Letters and provide a copy of the as-filed Purchaser Regulatory Letters to Seller.

(c) After the Closing and until the date of transfer of each Product Registration included in the Purchased Assets, each Party shall, or shall cause its applicable Affiliate to or cause to be provided, a copy of all relevant correspondence with any Governmental Entity relating to such Product Registration to the other Party as soon as reasonably practicable, and in any event within five (5) Business Days of the delivery or receipt of any such correspondence.

(d) Seller shall, and shall cause its Affiliates and its and their respective employees to, reasonably cooperate with Purchaser and its Affiliates in connection with the foregoing, including the execution and legalization of any and all assignment documents, powers or attorneys, and associated documents necessary or beneficial for the assignment and recordal of the Business Intellectual Property at Intellectual Property registries with Governmental Entities; provided that, notwithstanding anything to the contrary herein, such obligation of Seller and its Subsidiaries to cooperate shall expire twenty-four (24) months following the Closing Date.

(e) On or as promptly as reasonably practicable after the Closing Date, Seller shall and shall cause the other Seller Entities to (i) transfer (or implement arrangements for the transfer and delivery of physical possession of) to the Designated Purchasers or their respective designees all Transferred Tangible Personal Property (excluding Transferred Inventory) and Data (whether electronic or otherwise) that is material to the operation of the Business or development of the Products included in the Purchased Assets and (ii) upon reasonable written request of Purchaser, notify all of its agents that hold files or other tangible material or data included in the Purchased Assets that, effective as of the Closing, the applicable Designated Purchaser owns such Purchased Assets, with directions to transfer such Purchased Assets to the applicable Designated Purchaser in accordance with Purchaser’s reasonable instructions. Purchaser shall pay for any out-of-pocket shipping costs (but excluding preparatory and organization costs) associated with the delivery of the Purchased Assets to the Designated Purchasers or their respective designees.

Section 5.19 Mail and Other Communications. After the Closing Date, each of Seller and its Subsidiaries and Purchaser and its Affiliates may receive mail and other communications properly belonging to the other (or the other’s Subsidiaries or Affiliates). Accordingly, at all times after the Closing Date, each of Seller and Purchaser authorizes the other and its Affiliates to receive and open all mail and other communications received by it and not unambiguously intended for any other Party (or its Affiliates) or any other Party’s (or its Affiliates’) officers or directors, and to retain the same to the extent that they relate to the business of the receiving Party; provided that, to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party. The provisions of this Section 5.19 are not intended to, and shall not be deemed to, constitute an authorization by either Seller or Purchaser to permit the other to accept service of process on its behalf and neither Party is or shall be deemed to be the agent of the other for service of process purposes.

Section 5.20 Bulk Transfer Laws. Purchaser acknowledges that Seller has not taken, and does not intend to take, any action required to comply with any applicable so-called “bulk sale” or “bulk transfer” Laws or similar Laws, and Purchaser hereby waives, to the fullest extent permitted by applicable Law, compliance by Seller and its Affiliates with the provisions of any such Laws of any jurisdiction in connection with the sale of the Purchased Assets.

Section 5.21 Notifications and Consents Under Specified Business Contracts. Prior to the Closing Date, subject to applicable Antitrust Laws, Seller shall use commercially reasonable efforts to (a) prepare any notice to or request for consent from any counterparty to any Material Contract included in the Specified Business Contracts that, by its terms, requires notice or consent in connection with the Transaction, and (b) provide each such notice or request for consent to the applicable counterparty no later the deadline for such item under the applicable Specified Business Contract (or, if no such deadline is specified, no later than fifteen (15) days prior to Closing), and each such notice or request for consent shall be similar in all material respects to one or more templates to be mutually agreed by Seller and Purchaser; provided that in no event will Purchaser have any right to terminate this Agreement or delay or prevent the Closing based on the failure to Seller to prepare or provide any such notices or requests for consent.

Section 5.22 Pharmacovigilance Matters. In accordance with all applicable Laws, the Parties agree to monitor, exchange and report any and all safety information for the Products from the Closing Date until the execution of a safety database transfer agreement between the Parties. Unless the Parties agree that the applicable services will be provided and any other applicable matters will be addressed solely pursuant to the Transition Services Agreement, as promptly as practicable, but no later than forty-five (45) days, following the execution of this Agreement, the Parties shall negotiate in good faith an agreement (the “PV Agreement”) to formalize their respective responsibilities with regard to the safety data exchange and pharmacovigilance for the Products on commercially reasonable terms; provided that, the failure to so agree will not in any manner prevent or delay the occurrence of the Closing. In the event of a conflict between any provision of the PV Agreement and this Agreement in matters of business, financial or legal nature, the terms of this Agreement shall prevail. For matters of safety data exchange or pharmacovigilance, the terms of the PV Agreement shall prevail.

Section 5.23 Transfer of Clinical Studies. Transfer of sponsorship of ongoing clinical studies will be the responsibility of Seller. Unless the Parties agree that the applicable services will be provided and any other applicable matters will be addressed solely pursuant to the Transition Services Agreement, as promptly as practicable, but no later than forty-five (45) days, following the execution of this Agreement, the Parties shall negotiate in good faith an agreement (the “Clinical Study Transfer Agreement”) detailing the transfer of such clinical studies, including the preparation of technical documentation allowing change of sponsorship to be sent to Governmental Entities, Ethics Committee and Institutional Review Boards.

Section 5.24 Additional Financial Information. Seller shall, at the sole cost and expense of Purchaser, use commercially reasonable efforts to prepare and deliver to Purchaser such additional financial information in respect of the Business as set forth on, and on the terms described in, Section 5.24 of the Seller Disclosure Schedules.

Section 5.25 Additional Asset Information. As promptly as reasonably practicable after the date of this Agreement, and in any event no later than twenty (20) days prior to the Closing Date, Seller shall use commercially reasonable efforts to provide to Purchaser complete lists of the Purchased Assets held by each Seller Entity to the extent necessary to prepare each Assignment Agreement and Bill of Sale in sufficient detail to effectuate a valid transfer of the Specified Business Contracts outside of the United States under applicable Law; provided that in no event will Purchaser have any right to terminate this Agreement or delay or prevent the Closing based on the contents of, or any failure to provide, such asset list. After the date of this Agreement, Seller shall cooperate with Purchaser to compile, with respect to all Purchased Assets that have a book value, the book value, the Tax value (if different from the book value) and the country in which such Purchased Assets are located.

Section 5.26 Transition Services Agreement and Transition Distribution Services Agreement. As promptly as practicable, and in any event no later than sixty (60) days following the execution of this Agreement, the Parties shall negotiate in good faith (a) the exhibits to the Transition Services Agreement (which exhibits shall include the services and pricing for services to be provided pursuant to the Transition Services Agreement) in accordance with the principles set forth in the form of Transition Services Agreement set forth on Exhibit A and (b) an agreement setting forth the provision of distribution and administration services for the Products (including the Transferred Inventory) for a transitional period from the Closing until the transfer of the applicable Product Registration or such other date as agreed in such agreement (the

“Transition Distribution Services Agreement”). From and after the Closing, and until the expiration or termination of the Transition Services Agreement or Transition Distribution Services Agreement, as applicable, in the event that Seller or any its Affiliates sell, transfer or convey their respective rights in and to any material portion of the assets of the Retained Business required for performance of Seller’s or its Affiliates’ obligations under the Transition Services Agreement or the Transition Distribution Services Agreement, Seller shall either (i) require as a condition of such sale, transfer or conveyance that the applicable purchaser of such Retained Business assets assume all relevant obligations of Seller or its Affiliates under the Transition Services Agreement or the Transition Distribution Services Agreement, as applicable, or (ii) implement alternative arrangements for the performance of its obligations under the Transition Services Agreement or the Transition Distribution Services Agreement, as applicable, in a manner reasonably acceptable to Purchaser.

Section 5.27 RWI Policy. Purchaser shall not waive, amend, modify or otherwise revise the RWI Policy, without Seller’s prior written consent, in any manner that would adversely affect the rights of Seller under this Agreement or alter the subrogation provisions applicable to Seller and its Affiliates.

Section 5.28 Restricted Program. For a period of five (5) years after the Closing, Seller shall not, and shall cause its Subsidiaries not to, directly or indirectly, conduct or resume activities with respect to the program described in Section 5.28 of the Seller Disclosure Schedules.

Section 5.29 IP License. Effective as of the Closing, Seller, on behalf of itself and its Subsidiaries, hereby grants to Purchaser and its Affiliates a worldwide, non-exclusive, perpetual, irrevocable, fully paid royalty-free and, with Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed), sub-licensable license to all Intellectual Property that is (a) owned by Seller and its Subsidiaries as of the Closing Date, (b) required for the research, development, manufacturing, use or commercialization of the Products, and (c) not included in the Business Intellectual Property (the “Specified Business Intellectual Property”) solely for the purpose of Exploiting the Products in the Business Field (including as may be required by any Specified Business Contracts). From and after the Closing, in the event that Seller or any its Subsidiaries sell, transfer or convey their respective rights in and to any Specified Business Intellectual Property, Seller shall require, as a condition of such sale, transfer or conveyance, that the applicable purchaser of such Specified Business Intellectual Property grant to Purchaser and its Affiliates a license to such Specified Business Intellectual Property solely for the purpose of Exploiting the Products in the Business Field (including as may be required by any Specified Business Contracts) on the same terms set forth in this Section 5.29.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.1 Transfer of Business Employees. Promptly following the date of this Agreement, but in any event no later than sixty (60) calendar days thereafter, Purchaser will, or will cause one or more of its Affiliates or designees to, offer employment to all of the Business Employees set forth in Section 3.16(a) of the Seller Disclosure Schedules, in each case in compliance with Section 6.2(a) below and with such employment to commence immediately upon the Closing. Seller and its Affiliates will consult with Purchaser on any communications to be provided to Business Employees as of the date of this Agreement and prior to Closing and the Parties will mutually agree on any communications to Business Employees with regards to terms and conditions of employment following the Closing. Seller and its Affiliates will cooperate with and use their commercially reasonable efforts to assist Purchaser and its Affiliates in their efforts to secure the transition of the relevant Business Employees to Purchaser. Without limiting the generality of the foregoing, Seller and its Affiliates will (a) at such times as Purchaser may reasonably request after providing Seller with reasonable advance notice, cooperate with Purchaser and permit Purchaser to speak with and meet with Business Employees to discuss such Business Employees’ employment with Purchaser after the Closing and (b) subject to Section 5.6(a), provide all relevant information in their possession necessary for Purchaser to offer employment to the relevant Business Employees, including for the hiring and transfer of the Business Employees. Business Employees who accept offers of employment from Purchaser or an Affiliate of Purchaser are referred to as “Transferred Employees”. Any Business Employee who is on disability or other leave as of the Closing and who presents themselves for work within six (6) months following the Closing will be offered employment with Purchaser or any Affiliate thereof in accordance with this Section 6.1) upon his or her presentment for work and will become a Transferred Employee as of his or her date of acceptance of the offer.

Section 6.2 Compensation and Employee Benefits.

(a) Compensation and Benefits Comparability. Except as otherwise required by applicable Law, for a period of twelve (12) months following the Closing (the “Protected Period”), Purchaser shall, or shall cause its Affiliates to, provide to each Transferred Employee: (i) rates of hourly wages and annual base salaries which are no less favorable than those the Transferred Employees received immediately prior to the Closing Date; (ii) with respect to any bonus performance cycle under Purchaser’s annual cash bonus program that begins after the Closing but during the Protected Period, annual cash bonus and cash incentive opportunities which are no less favorable with respect to target bonus as a percentage of salary than the potential target amount provided to the Transferred Employees under the Annual Bonus Plan immediately prior to the Closing Date; (iii) annual long-term incentive opportunities (which may be delivered in the form of cash, equity or a combination thereof) as set forth in Section 6.2(a) of the Seller Disclosure Schedules; (iv) a primary work location that is not greater than thirty (30) miles from the Business Employee’s primary work location as of immediately prior to the Closing (which for the avoidance of doubt may be deemed either to be the Business Employee’s primary residence, if such Business Employee is working remotely, or the Business Employee’s designated Business office workplace location); and (v) employee benefits that are substantially comparable, in the aggregate (specifically including an employer matching percentage and vesting schedule applicable to same under the Purchaser DC Plans, that are no less favorable than those provided under the Seller DC Plans as of the date of this Agreement, and those other benefits set forth in Section 6.2(a) of the Seller Disclosure Schedules, but specifically excluding equity compensation and employee stock purchase plan benefits), to those provided to such Transferred Employees immediately prior to the Closing Date. In addition, if, during the Protected Period, a Transferred Employee’s employment is terminated under circumstances which would have entitled such employee to severance benefits under the Seller Severance Policy identified in Section 3.15(a) of the Seller Disclosure Schedules (the “Seller Severance Policy”), Purchaser shall provide to such Transferred Employee severance benefits that are no less favorable than the greater of (A) the severance benefits that would have been payable to each such Business Employee under the Seller Severance Policy, and (B) the severance benefits applicable to similarly situated employees of Purchaser or its Affiliates, in the case of clauses (A) and (B), taking into account such Business Employee’s additional period of service and increases in compensation following the Closing. The employment compensation, benefits and terms required to be provided by Purchaser or one of its Affiliates under this Section 6.2(a) in their totality shall constitute a “Comparable Offer”. The offers of employment from Purchaser shall maintain the Business Employee’s then-current titles. In addition, during the Protected Period, for each Business Employee who has accepted an offer of employment from Purchaser, Purchaser shall maintain the title and substantially similar scope of responsibilities of each such Transferred Employee, in each case to the extent specified in such Transferred Employee’s offer, at the same or higher levels.

(b) Severance or Other Termination Liabilities. Seller and its Affiliates: (i) shall within thirty (30) calendar days after the Closing Date, terminate the employment of any Business Employee who rejects a Comparable Offer, (ii) shall not during the period of eighteen (18) months after the Closing Date, without the prior written consent of Purchaser, re-employ any Business Employee so terminated and (iii) shall be solely responsible for any severance, termination indemnity, redundancy or similar termination payments or benefits that may become payable to any Business Employee who rejects a Comparable Offer. Purchaser and its Affiliates shall be solely responsible for any severance, termination indemnity, redundancy or similar termination payments or benefits that may become payable to any Business Employee who does not become an employee of Purchaser or its Affiliates because such Business Employee rejects or does not accept an offer of employment that is not a Comparable Offer.

(c) Service Credit. For all purposes (including for purposes of vesting and eligibility to participate, but not benefit accrual (other than with respect to vacation, paid time off or service-based severance), under the employee benefit plans of Purchaser and its Affiliates providing benefits to any Transferred Employees after the Closing (specifically including, without limitation, the Purchaser DC Plans)) (collectively, the “New Plans”), each Transferred Employee shall be credited with his or her years of service with Seller and its Affiliates and their respective predecessors prior to the Closing, to the same extent as such Transferred Employee was entitled, prior to the Closing, to credit for such service under any similar Seller Benefit Plan in which such Business Employee participated or was eligible to participate immediately prior to the Closing; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits for the same period of service; provided, further, that Purchaser’s obligations under this Section 6.2(c) are contingent on Purchaser’s receipt from Seller, prior to the Closing Date, of all information reasonably determined by Seller to be necessary to implement Purchaser’s obligations under this Section 6.2(c), to the extent requested by Purchaser and permitted to be provided under applicable Law. In addition, and without limiting the generality of the foregoing, each Transferred Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Seller Benefit Plan in which such Transferred Employee participated immediately before the Closing (such plans, collectively, the “Old Plans”).

(d) Welfare Plans.

(i) Without limiting the generality of Section 2.7(d), Seller and its Affiliates shall (A) retain all obligations to provide coverage required under the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code (“COBRA”) with respect to each “M&A qualified beneficiary” as that term is defined in the regulations promulgated under COBRA and (B) retain all obligations for those health insurance claims that were incurred under the applicable Seller Benefit Plan(s) prior to the Closing Date by any Business Employee.

(ii) For purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Business Employee, Purchaser shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Seller Benefit Plans in which such employee participated immediately prior to the Closing, and Purchaser shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; provided, however, that Purchaser’s obligations under this Section 6.2(d)(ii) are contingent on Purchaser’s receipt from Seller, prior to the Closing Date, of all information reasonably determined by Seller to be necessary to implement Purchaser’s obligations under this Section 6.2(d)(ii), to the extent requested by Purchaser and permitted to be provided under applicable Law.

(e) Flexible Spending Accounts. Seller and Purchaser shall take all actions necessary or appropriate so that, effective as of the Closing Date, (i) the account balances (whether positive or negative) (the “Transferred FSA Balances”) under the applicable flexible spending plan of Seller or its Affiliates (collectively, the “Seller FSA Plan”) of the Transferred Employees who are participants in the Seller FSA Plan shall be transferred to one or more comparable plans of Purchaser (collectively, the “Purchaser FSA Plan”); (ii) the elections, contribution levels and coverage levels of such Transferred Employees shall apply under the Purchaser FSA Plan in the same manner as under the Seller FSA Plan; and (iii) such Transferred Employees shall be reimbursed from the Purchaser FSA Plan for claims incurred at any time during the plan year of the Seller FSA Plan in which the Closing Date occurs that are submitted to the Purchaser FSA Plan from and after the Closing Date on the same basis and the same terms and conditions as under the Seller FSA Plan. As soon as practicable after the Closing Date, and in any event within ten (10) Business Days after the amount of the Transferred FSA Balances is determined, Seller shall pay Purchaser the net aggregate amount of the Transferred FSA Balances, if such amount is positive, and Purchaser shall pay Seller the net aggregate amount of the Transferred FSA Balances, if such amount is negative.

Section 6.3 U.S. Defined Contribution Plans.

(a) Effective as soon as practicable following the Closing, Purchaser shall designate U.S. defined contribution plans (collectively, the “Purchaser DC Plans”) for the benefit of the Transferred Employees who participated in one or more of the U.S. defined contribution plans maintained by Seller or its Affiliates that are intended to be Tax qualified immediately prior to the Closing (collectively, the “Seller DC Plans”). The applicable Purchaser DC Plans shall be Tax-qualified in the same manner as the corresponding Seller DC Plans, and Purchaser shall provide Seller any determination letters or similar documentation evidencing such qualification.

(b) Each Purchaser DC Plan will provide for the receipt from Transferred Employees of “eligible rollover distributions” (as such term is defined under Section 402 of the Code), excluding notes corresponding to loans. Purchaser and Seller will work together in order to facilitate any such distribution or rollover and to effect an eligible rollover distribution for those Transferred Employees who elect to roll over their account balances, directly into a Purchaser DC Plan. Except for such “eligible rollover distributions”, Seller shall retain all Liabilities under the Seller DC Plans. Seller shall cause Transferred Employees to be fully vested in their accrued benefits under the Seller DC Plans effective as of Closing.

Section 6.4 Equity Compensation. Section 6.4 of the Seller Disclosure Schedules sets forth the terms and conditions under which Transferred Employees may be able to earn additional compensation related to equity awards granted under the Agios Pharmaceuticals, Inc. 2013 Stock Incentive Plan, as in effect as of the date this Agreement (the “Equity Plan”) which are forfeited as a result of ceasing to be employed by Seller.

Section 6.5 Short-Term Incentive Compensation. With respect to any cash incentive compensation payable under each incentive compensation plan or arrangement in which any Transferred Employee participates in the calendar year in which the Closing occurs (or any portion thereof) to Transferred Employees in connection with their services to the Business (the “Cash Incentive Compensation””), Seller and Purchaser agree as follows:

(a) With respect to each Transferred Employee who (i) was a participant in the Seller Benefit Plan that provides for a cash bonus based on calendar year 2021 performance (the “Annual Bonus Plan”) prior to Closing and (ii) remains employed by Seller or one of its Affiliates through the Closing, within ten (10) Business Days after the Closing, Seller shall, or shall cause an Affiliate to, pay (for the pre-Closing period) such Transferred Employee an amount equal to the amount such Transferred Employee would have earned under the Annual Bonus Plan for calendar year 2021, based on actual performance as of the Closing Date (as determined by Seller in good faith), multiplied by a fraction the numerator is the number of days between January 1, 2021 and the Closing Date and the denominator of which is 365 (the “Prorated 2021 Bonus”); and

(b) Purchaser shall provide each Transferred Employee with a bonus opportunity for the period between Closing and September 30, 2021, based on the target level performance (% of base salary) under the Annual Bonus Plan, multiplied by a fraction the numerator of which is the number of days between Closing and September 30, 2021, and denominator of which is 365. Bonus metrics and achievement thereof will be determined by Purchaser reasonably and in good faith and consistent with the Purchaser annual bonus plan; and

(c) Purchaser shall: (i) be responsible for the payment of any sales incentive bonus payable to any Transferred Employee under the Seller Benefit Plan that provides for a quarterly cash bonus (i.e., the Field Performance Incentive Plan) (the “Seller Sales Plan”) for the calendar quarter that includes the Closing Date; and (ii) for each calendar quarter beginning during the Protected Period, Purchaser shall, or shall cause its Affiliates to, continue to provide each Transferred Employee who, as of immediately prior to the Closing, participated in the Seller Sales Plan, with the opportunity to earn the same amount of cash bonuses that they would have been entitled to earn under the Seller Sales Plan during such period.

Seller shall, or shall cause an Affiliate to, pay to all Business Employees (including Transferred Employees) their annual cash bonuses earned in respect of calendar year 2020 or, to the extent applicable, quarterly cash bonuses due in respect of calendar quarters ending on or prior to the Closing Date.

Section 6.6 Immigration Compliance. From and after the date hereof and following the Closing, Purchaser shall, or shall cause its applicable Affiliates to, take all action necessary to process and support visa, green card or similar applications in respect of Business Employees as of the Closing Date.

Section 6.7 Communications. Prior to the Closing, any employee notices or communication materials (including website postings) from either party to this Agreement to the Business Employees, including notices or communication materials with respect to employment, compensation or benefits matters addressed in this Agreement or directly related to the transactions contemplated by this Agreement or employment by Purchaser thereafter, shall be subject to the prior review and reasonable agreement the other Party. For the avoidance of doubt, Seller shall be entitled to publish or post any such notices or communications at such times and in such number as Seller may determine, subject to Purchaser’s review and agreement as provided above.

Section 6.8 Third-Party Beneficiary Rights. This Article VI is included for the sole benefit of the parties to this Agreement and their respective transferees and permitted assigns and does not and shall not create any right in any Person, including any current or former employee of Seller or any of its Affiliates, any Business Employee, any Former Business Employee or any Transferred Employee, who is not a party to this Agreement. Nothing contained in this Agreement (express or implied) is intended to confer upon any individual any right to employment for any period of time, or any right to a particular term or condition of employment. No current or former employee of Seller or any of its Affiliates, nor any Business Employee, Former Business Employee or Transferred Employee, including any beneficiary or dependent thereof, or any other Person not a party to this Agreement, shall be entitled to assert any claim against Purchaser, Seller or any of their respective Affiliates under this Article VI.

ARTICLE VII

CERTAIN TAX MATTERS

Section 7.1 Cooperation and Exchange of Information.

(a) Each Party shall, and shall cause its Affiliates to, provide to the other Party such cooperation, documentation and information relating to the Purchased Assets, the Assumed Liabilities, or the Business, as either of them may reasonably request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or a right to refund of Taxes, or (iii) conducting any Tax Proceeding. Such cooperation and information shall include providing necessary powers of attorney, copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such Party may possess. Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided.

(b) Each Party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, in each case relating to the Purchased Assets, the Assumed Liabilities, or the Business for Tax periods ending on or prior to the Closing Date, until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate, or (y) eight (8) years following the due date (without extension) for such Tax Returns. Thereafter, the Party holding such Tax Returns or other documents may dispose of them after offering the other Party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other Party’s own expense.

Section 7.2 Tax Treatment of Payments. Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Law), Seller, Purchaser and their respective Affiliates shall treat any and all payments under Section 2.9, Section 2.13, and Article X as an adjustment to the purchase price for Tax purposes.

Section 7.3 Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, each of Seller and Purchaser shall be responsible for fifty percent (50%) of any sales, use, transfer (including real estate transfer), registration, documentary, conveyancing, stamp, value added, goods and services or similar Taxes and related fees and costs imposed on or payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”), provided, however, that for the avoidance of doubt, Transfer Taxes shall not include any income, gains, franchise, or similar Taxes. The Party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns, shall promptly provide a copy of such Tax Return to the other Party, and shall pay any Transfer Taxes shown on such Tax Return when due. The Parties shall promptly reimburse one another to ensure that Transfer Taxes are borne in accordance with the allocation set forth in this Section 7.3. Seller and Purchaser shall, and shall cause their respective Affiliates to, reasonably cooperate to reduce the amount of Transfer Taxes and timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including by filing any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

Section 7.4 Tax Apportionment. For purposes of this Agreement, in the case of any Straddle Tax Period, (a) Property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Tax Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Tax Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Tax Period, and (b) Taxes (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1 Conditions to Each Party’s Obligations to Close. The respective obligations of Seller and Purchaser to effect the Closing are subject to the satisfaction or (to the extent permitted by Law) waiver by Seller and Purchaser at or prior to the Closing of the following conditions:

(a) Antitrust Approvals. The waiting period required under the HSR Act for the consummation of the Closing shall have expired or been terminated and the approvals contemplated by this Agreement under the Antitrust Laws of Germany shall have been received and obtained.

(b) No Injunctions or Restraints. No Judgment or Law issued or enacted by any Governmental Entity of competent jurisdiction shall have been entered and remain in effect which prevents, enjoins, renders illegal or prohibits the consummation of the Closing.

(c) Seller Stockholder Approval. The Seller Stockholder Approval shall have been obtained.

Section 8.2 Conditions to Obligations of Purchaser to Close. The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Seller set forth in Article III (other than the Seller Fundamental Representations) shall be true and correct as of the date of this Agreement and the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any materiality or “Business Material Adverse Effect” qualifications set forth therein) would not have, individually or in the aggregate, a Business Material Adverse Effect. The Seller Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date). The representation and warranty of Seller set forth in Section 3.7(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date.

(b) Performance of Obligations of Seller. The covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c) Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Seller by an executive officer of Seller, stating that the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied.

Section 8.3 Conditions to Obligations of Seller to Close. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser set forth in Article IV (other than Section 4.2) shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date), except where the failure of such representations and warranties to be true and correct would not have, individually or in the aggregate, a Purchaser Material Adverse Effect. The representations and warranties of Purchaser set forth in Section 4.2 shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date).

(b) Performance of Obligations of Purchaser. The covenants and agreements of Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c) Officer’s Certificate. Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.

Section 8.4 Frustration of Closing Conditions. Neither Purchaser nor Seller may rely as a basis for terminating this Agreement on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use the efforts to cause the Closing to occur as required by this Agreement, including Section 5.1.

ARTICLE IX

TERMINATION; EFFECT OF TERMINATION

Section 9.1 Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transaction and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a) by mutual written consent of Seller and Purchaser;

(b) by Seller, if Purchaser shall have materially breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and has not been cured by the earlier of (i) the date that is sixty (60) days after the date that Seller has notified Purchaser in writing of such breach stating Seller’s intention to terminate this Agreement pursuant to this Section 9.1(b) and the basis for such termination and (ii) the Outside Date; provided that Seller shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b) if Seller has materially breached any of its representations, warranties, covenants or agreements contained in this Agreement;

(c) by Purchaser, if Seller shall have materially breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and has not been cured by the earlier of (i) the date that is sixty (60) days after the date that Purchaser has notified Seller in writing of such breach stating Purchaser’s intention to terminate this Agreement pursuant to this Section 9.1(c) and the basis for such termination and (ii) the Outside Date; provided that Purchaser shall not be permitted to terminate this Agreement pursuant to this Section 9.1(c) if Purchaser has materially breached any of its representations, warranties, covenants or agreements contained in this Agreement;

(d) by Seller or by Purchaser, subject to Section 11.7, if the Closing shall not have occurred on or prior to September 20, 2021 (the “Outside Date”); provided that, if on the Outside Date any of the conditions set forth in Section 8.1(a) shall not have been satisfied or waived, then the Outside Date shall automatically be extended to December 20, 2021; provided, further that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to (i) any Party whose failure to perform any covenant or agreement or whose breach or representation or warranty under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date or (ii) any Party during the pendency of any Proceeding brought by the other Party for specific performance of this Agreement;

(e) by Seller or by Purchaser, if a Judgment issued by a Governmental Entity of competent jurisdiction permanently prevents the consummation of the Transaction, and such Judgment becomes final and nonappealable, preventing the consummation of the Transaction; provided that the right to terminate this Agreement pursuant to this Section 9.1(e) shall not be available to any Party whose failure to perform any covenant or agreement or whose breach or representation or warranty under this Agreement has been the cause of, or resulted in, the issuance of such Judgment;

(f) by either Seller or Purchaser, if the Seller Stockholders’ Meeting (as it may be adjourned or postponed) at which a vote on the Seller Stockholder Approval was taken shall have concluded and the Seller Stockholder Approval shall not have been obtained;

(g) by Purchaser, at any time prior to the receipt of the Seller Stockholder Approval, in the event of a Seller Adverse Recommendation Change; or

(h) by Seller, at any time prior to the receipt of the Seller Stockholder Approval, in accordance with Section 5.3(f).

Section 9.2 Effect of Termination. If this Agreement is terminated and the Transaction is abandoned as described in Section 9.1, this Agreement shall become null and void and of no further force and effect, without any Liability or obligation on the part of any Party or its Affiliates, directors, officers or employees; provided that the provisions of Section 5.5, Section 9.1, this Section 9.2, Section 9.3 and Article XI shall remain in full force and effect; and provided, further, that nothing in this Section 9.2 shall release or relieve any Party from any Liability for any willful and material breach by such Party of any covenant or agreement in this Agreement. Notwithstanding the foregoing, nothing in this Section 9.2 shall limit or prevent any Party from exercising any rights or remedies it may have under Section 11.7.

Section 9.3 Notice of Termination. In the event of termination by Seller or Purchaser pursuant to Section 9.1, written notice of such termination shall be given by the terminating Party to the other Party.

Section 9.4 Termination Fee.

(a) If (i) this Agreement is terminated by Seller pursuant to Section 9.1(h), (ii) this Agreement is terminated by Purchaser pursuant to Section 9.1(g) (or, at the time that this Agreement is otherwise terminated by either Party pursuant to Section 9.1, Purchaser had the right to terminate this Agreement pursuant to Section 9.1(g)), or (iii) (A) after the date of this Agreement, an Acquisition Proposal (disregarding the proviso in the definition of Acquisition Proposal) shall have been publicly announced or made known and not withdrawn (or, in the case of a termination pursuant to Section 9.1(c), shall have become known to the Seller Board), (B) thereafter this Agreement is terminated by Purchaser or Seller pursuant to Section 9.1(f) or by Purchaser pursuant to Section 9.1(c) as a result of a breach of Seller’s covenant occurring after the earlier of announcement or knowledge of the Acquisition Proposal and (C) at any time on or prior to the one-year anniversary of such termination, Seller or any of its Subsidiaries completes or enters into a definitive agreement providing for, or consummates, a transaction that constitutes an Acquisition Proposal (with all references to “fifteen percent (15%)” in the definition of Acquisition Proposal being deemed to be references to “fifty percent (50%)” and disregarding the proviso in the definition of Acquisition Proposal), whether or not such Acquisition Proposal is the same as the original Acquisition Proposal made, communicated or publicly announced or made known and not withdrawn, then Seller shall pay to Purchaser $45,000,000 (the “Termination Fee”), in cash by wire transfer of immediately available funds to the account designated in writing by Purchaser, (1) in the case of clause (i), prior to or concurrently with such termination, (2) in the case of clause (ii), if Purchaser is the terminating Party, within three (3) Business Days following such termination, and if Seller is the terminating Party, prior to or concurrently with such termination, and (3) in the case of clause (iii), upon the earlier to occur of the consummation of such transaction or Seller’s entry into a definitive agreement with respect to such transaction.

(b) Notwithstanding anything to the contrary in this Agreement, if the full Termination Fee shall become due and payable in accordance with Section 9.4(a), from and after such termination and payment of the Termination Fee in full pursuant to and in accordance with Section 9.4(a) (together with any Seller Collection Fees and Expenses payable pursuant to Section 9.4(c)), other than with respect to claims for Fraud, neither Seller nor any of its Affiliates or Representatives shall have any further Liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as set forth in this Section 9.4. In no event shall Seller be required to pay the Termination Fee on more than one occasion.

(c) Each Party acknowledges that the agreements contained in this Section 9.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other Party would not enter into this Agreement. If Seller fails to promptly pay the Termination Fee when due, Seller shall reimburse Purchaser (in cash by wire transfer of immediately available funds to the account designated in writing by Purchaser) for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such amounts and the enforcement by Purchaser of its rights under this Section 9.4 (collectively, the “Seller Collection Fees and Expenses”) within two (2) Business Days after Purchaser provides Seller with a notice of such Seller Collection Fees and Expenses. If Seller fails to promptly pay any amounts due pursuant to this Section 9.4, Seller shall pay to Purchaser, from the date such payment was required to be paid until the date of actual payment, interest at the Interest Rate on such amounts.

ARTICLE X

INDEMNIFICATION

Section 10.1 Survival.

(a) The representations and warranties of the Parties contained in this Agreement and in any certificate delivered pursuant to this Agreement shall not survive the Closing (and there shall be no Liability after the Closing in respect thereof).

(b) The covenants and agreements contained in this Agreement that require performance prior to the Closing (and any rights arising out of any breach of such covenants and agreements), in each case, shall survive until the three-month anniversary of the Closing. The covenants and agreements in this Agreement that by their terms apply or are to be performed, in whole or in part, at or after the Closing (and any rights arising out of any breach of such covenants and agreements), in each case, shall survive the Closing for the period provided in such covenants and agreements, if any, or until fully performed (it being understood that Purchaser’s covenants and agreements in Article II shall survive indefinitely). The obligation of Seller to retain, and indemnify and hold harmless the Purchaser Indemnified Parties for, any Retained Liabilities, and the obligation of Purchaser to assume, and indemnify and hold harmless the Seller Indemnified Parties for, any Assumed Liabilities, as well as any covenants and agreements of the Parties that by their terms provide for indemnification or reimbursement or allocate fees, payments, costs or expenses as between the Parties, shall survive the Closing indefinitely. The indemnification obligations of Seller pursuant to Section 10.2(a)(iii) shall survive until the first (1st) anniversary of the Closing Date. No Person shall be entitled to indemnification, and no Proceeding seeking to recover Covered Losses or other relief shall be commenced or maintained, after the end of the relevant survival period set forth herein, unless a claim for indemnification with respect thereto has previously been made in accordance with this Agreement.

(c) Nothing in this Agreement shall limit any Party’s ability to bring a Proceeding against the other Party in the event of Fraud.

Section 10.2 Indemnification by Seller.

(a) Subject to the provisions of this Article X, effective as of and after the Closing, Seller shall indemnify and hold harmless Purchaser and its Affiliates and their respective successors (collectively, the “Purchaser Indemnified Parties”), from and against any and all Covered Losses (or, in the case of clause (iii) below, Special Covered Losses) actually incurred or suffered by any of the Purchaser Indemnified Parties to the extent resulting from or arising out of (i) any breach of any covenant or agreement of Seller contained in this Agreement that survives the Closing, for the period it survives, (ii) any Retained Liability, and (iii) subject to Section 10.8 and only to the extent not a covered loss or a coverable loss (other than as a result of losses constituting the deductible or in excess of coverage limitations) under the RWI Policy, any non-compliance with GCP found from the GCP audit and data integrity audit of the CLARIDHY or AGILE clinical studies to the extent conducted by Purchaser during the period beginning upon the execution of this Agreement and ending at the Closing, as contemplated by Section 10.8.

(b) Notwithstanding anything in this Agreement to the contrary:

(i) Seller shall not be required to indemnify or hold harmless any Purchaser Indemnified Party against, or reimburse any Purchaser Indemnified Party for, any Covered Losses to the extent that such Covered Losses or the related Liabilities are actually reflected, reserved, accrued, recorded or included in the Business Financial Information, the Closing Working Capital or the Adjustment Amount as finally determined pursuant to this Agreement;

(ii) the indemnification obligation of Seller under Section 10.2(a)(i) shall in no event exceed the Final Purchase Price; and

(iii) with respect to indemnification by Seller pursuant to Section 10.2(a)(iii), (A) Seller shall not be liable or required to indemnify or hold harmless any Purchaser Indemnified Party against any Special Covered Losses unless and until the aggregate amount of Special Covered Losses with respect thereto exceeds $13,500,000, and then only to the extent of such excess and (B) the aggregate amount of Special Covered Losses for which Seller shall be liable shall not exceed $200,000,000.

Section 10.3 Indemnification by Purchaser.

(a) Subject to the provisions of this Article X, effective as of and after the Closing, Purchaser shall indemnify and hold harmless Seller and its Affiliates and their respective successors (collectively, the “Seller Indemnified Parties”), from and against any and all Covered Losses actually incurred or suffered by any of the Seller Indemnified Parties to the extent resulting from or arising out of (i) any breach of any covenant or agreement of Purchaser contained in this Agreement that survives the Closing, for the period it survives or (ii) any Assumed Liability.

(b) Notwithstanding anything in this Agreement to the contrary, the indemnification obligation of Purchaser under Section 10.3(a)(i) (other than any indemnification obligation of Purchaser for a breach of Section 2.13) shall in no event exceed the Final Purchase Price.

Section 10.4 Procedures.

(a) Any Person entitled to be indemnified under this Article X (the “Indemnified Party”) shall promptly give written notice to the Party from whom indemnification may be sought (the “Indemnifying Party”) of any pending or threatened Proceeding against the Indemnified Party that has given or would reasonably be expected to give rise to such right of indemnification with respect to such Proceeding (a “Third Party Claim”), indicating, with reasonable specificity, the nature of such Third Party Claim, the basis therefor, a copy of any documentation received from the third party, the amount and calculation of the Covered Losses for which the Indemnified Party is entitled to indemnification under this Article X (and a good faith estimate of any such future Covered Losses relating thereto), and the provision(s) of this Agreement in respect of which such Covered Losses shall have occurred, and the Indemnified Party shall promptly deliver to the Indemnifying Party any information or documentation related to the foregoing reasonably requested by the Indemnifying Party. A failure by the Indemnified Party to give notice and to tender the defense of the Proceeding in a timely manner pursuant to this Section 10.4(a) shall not limit the obligations of the Indemnifying Party under this Article X, except to the extent such Indemnifying Party is prejudiced thereby.

(b) With respect to any Third Party Claim, the Indemnifying Party under this Article X shall have the right, but not the obligation, to assume the control and defense, at its own expense and by counsel of its own choosing, of such Third Party Claim and any Third Party Claims related to the same or a substantially similar set of facts; provided that the Indemnifying Party shall not be entitled to assume the control and defense of such Third Party Claim, and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if such Third Party Claim is a criminal Proceeding. If the Indemnifying Party so undertakes to control and defend any such Third Party Claim, it shall notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the defense against, and settlement of, any such Third Party Claim; provided, however, that the Indemnifying Party shall not settle any such Third Party Claim without the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless such settlement does not involve any injunctive relief against or any finding or admission of any violation of Law or wrongdoing by the Indemnified Party, and any money damages are borne solely by the Indemnifying Party. Subject to the foregoing, the Indemnified Party shall have the right to employ separate legal counsel and to participate in but not control the defense of such Proceeding at its own cost and expense; provided that, subject to the provisions of this Article X, the Indemnifying Party shall bear the reasonable fees of one firm of legal counsel (and one additional firm of legal counsel in each jurisdiction implicated in such Proceeding) representing all Indemnified Parties in such Proceeding and all related Proceedings, if, but only if, the defendants in such Proceeding include both an Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have reasonably concluded, based on the advice of legal counsel, that there is a material conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Proceeding. In any event, the Indemnified Party shall cause its legal counsel to cooperate with the Indemnifying Party and its legal counsel and shall not assert any position in any Proceeding inconsistent with that asserted by the Indemnifying

Party. No Indemnified Party may settle any Third Party Claim without the written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). If the Indemnifying Party does not assume the control and defense of a Third Party Claim, it shall nevertheless be entitled to participate in the defense of such Proceeding at its own cost and expense, and the Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the defense against, and settlement of, any such Third Party Claim.

(c) In the event that any Indemnified Party has or may have an indemnification claim against any Indemnifying Party under this Article X that does not involve a Third Party Claim, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party indicating, with reasonable specificity, the nature of such claim, the basis therefor, the amount and calculation of the Covered Losses for which the Indemnified Party is entitled to indemnification under this Article X (and a good-faith estimate of any such future Covered Losses relating thereto), and the provision(s) of this Agreement in respect of which such Covered Losses shall have occurred, and the Indemnified Party shall promptly deliver to the Indemnifying Party any information or documentation related to the foregoing reasonably requested by the Indemnifying Party. A failure by the Indemnified Party to give notice in a timely manner pursuant to this Section 10.4(c) shall not limit the obligations of the Indemnifying Party under this Article X, except to the extent such Indemnifying Party is prejudiced thereby. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in the appropriate court of competent jurisdiction set forth in Section 11.8.

(d) Notwithstanding the foregoing, if a Third Party Claim includes or would reasonably be expected to include both a claim for Taxes that are Assumed Liabilities pursuant to Section 2.6(e) (“Purchaser Taxes”) and a claim for Taxes that are not Assumed Liabilities pursuant to Section 2.6(e) (“Seller Taxes”), and such claim for Seller Taxes is not separable from such a claim for Purchaser Taxes, Purchaser (if the claim for Purchaser Taxes exceeds or reasonably would be expected to exceed in amount the claim for Seller Taxes) or otherwise Seller (Seller or Purchaser, as the case may be, the “Controlling Party”) shall be entitled to control the defense of such Third Party Claim (such Third Party Claim, a “Tax Claim”). In such case, the other party (Seller or Purchaser, as the case may be, the “Non-Controlling Party”) shall be entitled to participate fully (at the Non-Controlling Party’s sole expense) in the conduct of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the consent of such Non-Controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed). The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the Tax Claim that are Seller Taxes and that are Purchaser Taxes.

Section 10.5 Exclusive Remedy. Purchaser and Seller acknowledge and agree that, except with respect to claims under the Transition Services Agreement (which shall be governed exclusively by the Transition Services Agreement), the Transition Distribution Services Agreement (which shall be governed exclusively by the Transition Distribution Services Agreement), the PV Agreement (which shall be governed exclusively by the PV Agreement, if applicable), the Clinical Study Transfer Agreement (which shall be governed exclusively by the Clinical Study Transfer Agreement, if applicable), claims for Fraud and claims seeking specific performance or other equitable relief with respect to covenants or agreements to be performed after the Closing, following the Closing, the indemnification provisions of Section 10.2 and Section 10.3 shall be the sole and exclusive remedies of Purchaser and Seller, respectively, and any of their respective Affiliates, for any Liabilities (including in respect of any claims for breach of Contract (including for breach of any representation, warranty, covenant or agreement), warranty, tortious conduct (including negligence), under Law or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that each Party may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement, the Transaction or the other transactions contemplated by this Agreement, including any breach of, or failure by any Party to perform or comply with, any covenant or agreement in this Agreement and the other Transaction Documents; provided that the foregoing provision shall not apply to any claim involving any covenant or agreement set forth in Section 2.13 or otherwise relating to the subject matter thereof.

Section 10.6 Additional Indemnification Provisions. With respect to each indemnification obligation contained in this Agreement, all Covered Losses shall be net of, and reduced by any third-party insurance or indemnity, contribution or similar proceeds that have been recovered by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification (it being agreed that if third-party insurance or indemnification, contribution or similar proceeds in respect of such facts are recovered by the Indemnified Party or its Affiliates subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made).

Section 10.7 Mitigation. Each of the Parties agrees to use, and to cause its Affiliates to use, its reasonable best efforts to mitigate its respective Covered Losses to the extent required by applicable Law upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Covered Losses that are indemnifiable hereunder.

Section 10.8 GCP Audits. As promptly as practicable and no later than forty-five (45) days after the date of this Agreement, Seller shall use commercially reasonable efforts to provide Purchaser with access to the documents and personnel necessary for Purchaser to audit and review GCP compliance with respect to the CLARIDHY and AGILE studies, including the items set forth in Section 10.8 of the Seller Disclosure Schedules. Purchaser shall use commercially reasonable efforts to conduct such audit and review as promptly as practicable. Purchaser agrees that, in the event that it determines that there is any non-compliance with GCP, then it shall promptly inform Seller of such non-compliance and offer Seller an opportunity to cure and correct such non-compliance, solely to the extent such non-compliance is curable. In the event that Seller is unable or unwilling to cure such non-compliance, in whole or in part, or such non-compliance is not curable, then any Special Covered Losses resulting from such non-compliance shall be subject to indemnification pursuant to Section 10.2(a)(iii), subject to the other provisions of this Article X.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Entire Agreement. This Agreement and the other Transaction Documents, and the Schedules and Exhibits hereto and thereto, and the Confidentiality Agreement, along with the Seller Disclosure Schedules and Purchaser Disclosure Schedules, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter. In the event of a conflict between the terms of this Agreement and the terms of any Transaction Document, the terms of this Agreement shall control.

Section 11.2 Disclosure Schedules. The Seller Disclosure Schedules and the Purchaser Disclosure Schedules, and all schedules attached thereto, and all Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in any Exhibit or in the Seller Disclosure Schedules or the Purchaser Disclosure Schedules but not otherwise defined therein shall be defined as set forth in this Agreement.

Section 11.3 Assignment. Neither this Agreement nor any of the rights and obligations hereunder may be assigned or transferred by either Party (whether by operation of Law or otherwise) without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed. Any attempted assignment in violation of this Section 11.3 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

Section 11.4 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. By an instrument in writing, Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that the other Party was or is obligated to comply with or perform. Such waiver or failure to insist on strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

Section 11.5 No Third-Party Beneficiaries. Except for Section 10.2 and Section 10.3, which are intended to benefit, and to be enforceable by, the indemnified parties specified therein, this Agreement, together with the other Transaction Documents and the Exhibits and Schedules hereto and thereto are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 11.6 Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five (5) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of email transmission (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or email address as such Party shall designate by like notice):

(a)	if to Purchaser or Purchaser Guarantor:

Servier Pharmaceuticals LLC

200 Pier Four Boulevard

7th Floor

Boston, MA 02110, USA

Attention: David Lee

Email: david.lee@servier.com

Servier S.A.S.

50 rue Carnot

92284 Suresnes Cedex - France

Attention: Eric Falcand, Matthieu Guerineau, Benoit Cheron

Email: eric.falcand@servier.com, matthieu.guerineau@servier.com,

benoit.cheron@servier.com

with a copy (which shall not constitute notice) to:

Baker & McKenzie LLP

300 E. Randolph Street, Suite 5000

Chicago, Illinois, USA 60601

Attention: Michael DeFranco; William Rowe

Email: Michael.DeFranco@bakermckenzie.com;

William.Rowe@bakermckenzie.com

(b)	if to Seller:

Agios Pharmaceuticals, Inc.

88 Sidney St.

Cambridge, MA 02139

Attention: Jonathan Biller, Chief Financial Officer, Head of Corporate and Legal Affairs

Email: jonathan.biller@agios.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Steven A. Cohen, Esq.

                  David K. Lam, Esq.

Email: SACohen@wlrk.com

            DKLam@wlrk.com

Section 11.7 Specific Performance.

The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that each of the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such Party is entitled in Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or that any such award is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such remedy. The foregoing is in addition to any other remedy to which any Party is entitled at law, in equity or otherwise. The Parties further agree that nothing set forth in this Section 11.7 shall require any Party to institute any Proceeding for (or limit any Party’s right to institute any Proceeding for) specific performance under this Section 11.7 prior or as a condition to exercising any termination right under Article IX (and pursuing damages after such termination).

Section 11.8 Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties (a) in the event that any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the Transaction or the other transactions contemplated hereby, submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over the applicable Proceeding, any state or federal court within the State of Delaware; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any Proceeding relating to this Agreement or the Transaction or the other transactions contemplated hereby in any court other than the above-named courts; and (d) agrees that it will not seek to assert by way of motion, as a defense or otherwise, that any such Proceeding (i) is brought in an inconvenient forum, (ii) should be transferred or removed to any court other than the above-named courts, (iii) should be stayed by reason of the pendency of some other Proceeding in any court other than the above-named courts or (iv) that this Agreement or the subject matter hereof may not be enforced in or by the above-named courts. Each Party agrees that service of process upon such Party in any such Proceeding shall be effective if notice is given in accordance with Section 11.6. Purchaser hereby irrevocably designates, appoints and empowers David Lee, with offices located at 200 Pier Four Boulevard, 7th Floor, Boston, MA 02110, USA, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf service of any legal process, summons notices and documents which may be served in any such Proceeding.

Section 11.9 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE

TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 11.9. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 11.9 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 11.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transaction and the other transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.11 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more such counterparts have been signed by each Party and delivered (by facsimile, e-mail, or otherwise) to the other Party. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” from, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement has been executed in the English language. If this Agreement is translated into another language, the English language text shall in any event prevail.

Section 11.12 Expenses. Except as otherwise provided in this Agreement (including the Seller Disclosure Schedules and Purchaser Disclosure Schedules), whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement, the Transaction and the other transactions contemplated hereby shall be paid by the Party incurring such expense.

Section 11.13 Interpretation; Absence of Presumption. It is understood and agreed that the specification of any dollar amount in the representations and warranties or covenants and agreements contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedules or Purchaser Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedules or Purchaser Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included or not included in the Seller Disclosure Schedules or Purchaser Disclosure Schedules is or is not material for purposes of this Agreement. Nothing herein (including the Seller Disclosure Schedules and the Purchaser Disclosure Schedules) shall be deemed an admission by either Party or any of its Affiliates, in any Proceeding, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract or any Law. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto and the words “date hereof” refer to the date of this Agreement; (d) references to “Dollars” or “$” shall mean U.S. dollars; (e) the word “including” and words of similar import shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Transaction Documents; (j) Seller and Purchaser have each participated in the negotiation and drafting of this Agreement and the other Transaction Documents and if an ambiguity or question of interpretation should arise, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the Parties or the parties thereto, as applicable, and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement or the other Transaction Documents; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (n) any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations thereunder and published interpretations thereof, and references to any Contract or instrument are to that Contract or instrument as from time to time amended, modified or supplemented; provided that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, and the related regulations thereunder and published interpretations thereof, in each case, as of such date; (o) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; and (p) to the extent that this Agreement or any other Transaction Document requires an Affiliate of any Party to take or omit to take any action (including the obligation of any Designated Purchaser, other than Purchaser, to purchase Purchased Assets or assume Assumed Liabilities), such covenant or agreement includes the obligation of such Party to cause such Affiliate to take or omit to take such action. When reference is made in this Agreement to information that has been “made available” to Purchaser, that shall mean information that was contained in Seller’s electronic data room hosted by Intralinks (the “Data Room”) no later than the day prior to the date of this Agreement.

Section 11.14 Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege; Communications with Internal Counsel.

(a) Purchaser waives and will not assert, and agrees to cause its Affiliates to waive and not assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller or any of its Affiliates, or any shareholder, officer, employee or director of Seller or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving this Agreement, the other Transaction Documents or any other agreements or transactions contemplated hereby or thereby, by any legal counsel currently representing any Designated Person in connection with this Agreement, the other Transaction Documents or any other agreements or transactions contemplated hereby or thereby, including Wachtell, Lipton, Rosen & Katz (any such representation, the “Current Representation”).

(b) Purchaser waives and will not assert, and agrees to cause its Affiliates to waive and not assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation (the “Privileged Communications”) or in connection with any Post-Closing Representation, including in connection with a dispute with Purchaser or its Affiliates, including in respect of any claim for indemnification by a Purchaser Indemnified Party, it being the intention of the Parties that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by Seller and its Affiliates and that Seller, and not Purchaser or its Affiliates, shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection. Accordingly, from and after Closing, none of Purchaser or its Affiliates shall have any access to any such communications or to the files of the Current Representation, all of which shall be and remain the property of Seller and not of Purchaser or its Affiliates or to internal counsel relating to such engagement, and none of Purchaser or its Affiliates or any Person acting or purporting to act on their behalf shall seek to obtain the same by any process on the grounds that the privilege and protection attaching to such communications and files belongs to Purchaser or its Affiliates or does not belong to Seller. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or its Affiliates, on the one hand, and a third party other than Seller or its Affiliates, on the other hand, Purchaser or its Affiliates may seek to prevent the disclosure of the Privileged Communications to such third party and request that Seller not permit such disclosure, and Seller shall consider such request in good faith.

(c) Notwithstanding any of the provisions of this Section 11.14, in the event a Proceeding between Purchaser or any of its Affiliates, on the one hand, and any Person who is not the Seller or an Affiliate or Representative thereof, on the other hand, Purchaser or their Affiliates may assert the attorney-client privilege to prevent disclosure of confidential communications to such Person to the extent such privilege is owned, possessed or transferred by this Agreement.

(d) The Parties acknowledge that, in the course of the negotiation and implementation of this Agreement and the resolution of any Proceedings relating thereto, each Party may call upon the members of its internal legal department to provide advice to such Party and its directors, employees and agents on legal matters. Notwithstanding any rights to the contrary under applicable procedural or substantive rules of Law, each Party agrees not to request, produce or otherwise use any such communications between members of its legal department and directors, employees or agents in connection with any such Proceedings, to the extent such communications, if they had been exchanged between such Party and external attorneys, would have been covered by attorney-client or other legal privilege and not disclosable.

Section 11.15 Purchaser Guaranty.

(a) In consideration of Seller agreeing to enter into this Agreement and the Transaction Documents to which Seller (or its Subsidiaries) is a party, Purchaser Guarantor hereby absolutely, unconditionally and irrevocably guarantees to Seller, the full and timely payment and performance of all covenants, obligations, liabilities and agreements of Purchaser under this Agreement and/or the Transaction Documents, including the payment of the Final Purchase Price and performance of Purchaser’s indemnity obligations, in each case in accordance with the terms of this Agreement and the Transaction Documents, as applicable (collectively, the “Guaranteed Obligations”). Seller will first look to Purchaser with respect to the performance of the Guaranteed Obligations before seeking recourse against Purchaser Guarantor pursuant to this Section 11.15; provided, however, that Seller will not be obligated to file any claim relating to any Guaranteed Obligation in the event that Purchaser becomes subject to a bankruptcy, reorganization or similar Proceeding. With respect to the performance of any Guaranteed Obligations (other than payment of the Closing Purchase Price), before seeking recourse against Purchaser Guarantor pursuant to this Section 11.15, Seller shall notify Purchaser in writing of the need to perform such Guaranteed Obligations and provide Purchaser with ten (10) days to perform any such Guaranteed Obligations that are payment obligations and thirty (30) days to perform any other Guaranteed Obligations; provided, however, that Seller will not be obligated to file any claim relating to any Guaranteed Obligation in the event that Purchaser becomes subject to a bankruptcy, reorganization or similar Proceeding.

(b) This guaranty is an absolute, unconditional and continuing guaranty of payment and performance and not of collectability, and is to remain in force until all obligations of Purchaser under this Agreement and the Transaction Documents shall have been performed or satisfied in full, notwithstanding the winding-up, liquidation, dissolution or other incapacity of Purchaser or any change in the status, control or ownership of Purchaser. The liability of Purchaser Guarantor under this Agreement shall not be released or diminished by any variation of the terms of this Agreement or the Transaction Documents (whether or not agreed by Purchaser Guarantor), any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance. Purchaser Guarantor waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of any Person primarily or secondarily liable with respect to any of the Guaranteed Obligations, and all suretyship defenses generally, provided that nothing herein shall constitute a waiver of any rights or defenses of Purchaser or Purchaser Guarantor under the express terms of this Agreement or any Transaction Document. Purchaser Guarantor acknowledges that it will receive substantial benefits from the transactions contemplated by this Agreement and the Transaction Documents and that the waivers set forth in this clause (b) are knowingly made in contemplation of such benefits. Purchaser Guarantor agrees that Seller shall not be required to prosecute collection, enforcement or other remedies against Purchaser or to enforce or resort to any rights or remedies pertaining thereto, before calling on Purchaser Guarantor for payment or performance. This guarantee is in addition to, without limiting and not in substitution for, any rights or security which Seller may now or after the date hereof have or hold for the obligations of Purchaser under this Agreement.

(c) Notwithstanding anything to the contrary in this Section 11.15, in the event of an Earn-Out Product Transaction, Purchaser Guarantor’s obligations under this Section 11.15 with respect to the Guaranteed Obligations in Section 2.13 for the applicable Earn-Out Product to be paid or performed on or after the date of such Earn-Out Product Transaction shall automatically terminate.

(d) Purchaser Guarantor represents and warrants to Seller that:

(i) it is a company validly existing under the Laws of the France;

(ii) it has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Purchaser Guarantor of this Agreement and the performance by Purchaser Guarantor of its obligations hereunder, have been, or will have been as of the Closing, duly authorized by all requisite corporate or comparable action. This Agreement has been duly executed and delivered by Purchaser Guarantor and, assuming this Agreement has been duly executed and delivered by each other Party, constitutes a valid and binding obligation of Purchaser Guarantor, enforceable against Purchaser Guarantor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a Proceeding in equity or law); and

(iii) the execution, delivery and performance of this Agreement by Purchaser Guarantor does not require any Approval of, or Filing with, any Governmental Entity, except for any Approvals or Filings, the failure to make or obtain of which would not prevent or materially impair, individually or in the aggregate, the ability of Purchaser Guarantor to comply with the provisions of this Agreement. The execution, delivery and performance of this Agreement by Purchaser Guarantor and the consummation of the transactions contemplated hereby by Purchaser Guarantor do not and will not, directly or indirectly, (A) violate, breach or conflict with any provision of the organizational documents of Purchaser Guarantor, (B) conflict with, constitute a default under, or result in the breach or violation of, or give rise to any right of termination, cancellation, modification or acceleration (with or without the giving of notice or the lapse of time or both) of any right or obligation of Purchaser Guarantor under, or result in a loss of any benefit of Purchaser Guarantor under, any material Contract to which Purchaser Guarantor is a party or is subject, and (C) violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Entity to which Purchaser Guarantor is subject, except, with respect to clauses (B) and (C), as would not would not prevent or materially impair, individually or in the aggregate, the ability of Purchaser Guarantor to comply with the provisions of this Agreement.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

AGIOS PHARMACEUTICALS, INC.

By:	/s/ Jacqualyn A. Fouse
Name:	Jacqualyn A. Fouse
Title:	Chief Executive Officer

SERVIER PHARMACEUTICALS, LLC

By:	/s/ David K. Lee
Name:	David K. Lee
Title:	Chief Executive Officer

SERVIER S.A.S.

By:	/s/ Olivier Laureau
Name:	Olivier Laureau
Title:	President

[Signature Page to Purchase and Sale Agreement]